Exhibit 99.2

This announcement is for information only and does not constitute an offer to sell or issue or the solicitation of an offer to buy or subscribe for securities in the United States or any other jurisdiction. This announcement is not a public offering in the Grand Duchy of Luxembourg or an offer of securities to the public in any European Economic Area member state that has implemented directive 2003/71/EC (together with any applicable implementing measures in any member state, the “Prospectus Directive”). This press release is not a solicitation of consents to the Proposed Amendments (as defined below).

Forward-looking Statements

This report includes forward-looking statements, which are based on our current expectations and projections about future events. All statements other than statements of historical facts included in this report including, without limitation, statements regarding our future financial position, risks and uncertainties related to our business, strategy, capital expenditures, projected costs and our plans and objectives for future operations, including our plans for future costs savings and synergies, may be deemed to be forward-looking statements. Words such as “believe,” “expect,” “anticipate,” “may,” “assume,” “plan,” “intend,” “will,” “should,” “could,” “estimate,” “risk” and similar expressions or the negatives of these expressions are intended to identify forward-looking statements. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance. You should not place undue reliance on these forward-looking statements. In addition any forward-looking statements are made only as of the date of this report, and we do not intend and do not assume any obligation to update any statements set forth in this report. Many factors may cause our results of operations, financial condition, liquidity and the development of the industry in which we compete to differ materially from those expressed or implied by the forward-looking statements contained in this report.

CERTAIN DEFINITIONS

Unless otherwise specified or the context requires otherwise, the following terms have the meaning assigned to them below:

“Additional Guarantees”	the guarantees of the Notes made by the Additional Guarantors pursuant to the Supplemental Indenture;

“Additional Guarantors”	Exopack Holdings S.A. and certain of its subsidiaries that will provide guarantees pursuant to the Supplemental Indenture on the Completion Date.

“Britton Business”	the business of Copper International Holdings S.à r.l. and its subsidiaries, a provider of flexible plastic packaging, operating primarily in the United Kingdom, France and Germany;

“Combination”

the contribution by Sun Capital of the Exopack Business and the Fund V Companies to the Exopack Holdings S.A. in exchange for 100% of the share capital of a parent of Exopack Topco, completed on May 31, 2013;

“Combined Businesses”	the Fund V Companies and the Exopack Business, on an individual basis;

“Completion Date”	the date of completion of the Transactions;

“Consent Solicitation”	the solicitation of consents from certain holders of the Notes to amend the Indenture;

“Continuing Credit Arrangements”

the existing credit facilities, capital/finance lease arrangements and factoring arrangements that will remain outstanding following the completion of the Transactions, as described in “Description of Certain Indebtedness—Continuing Credit Arrangements”;

“EU”	the European Union;

“euro” or “€”	the lawful currency of the European Monetary Union;

“European ABL Facilities”

the new receivables and inventory facilities established under the European ABL Facilities Agreement, consisting of an £89.0 million UK asset-backed revolving facility, a €48.0 million French accounts receivable facility and a $25.0 million German accounts receivable facility;

“European ABL Facilities Agreements”

the pan-European receivables and inventory facility arrangements to be entered into among (i) GE Capital Bank Limited, Kobusch UK Limited, Paragon Labels Limited, Paragon Flexible Packaging Limited, Britton Taco Limited, Britton Decoflex Limited and Britton Merlin Limited (the “GE UK Facility”), (ii) GE Factofrance, Cofacredit, Paccor France SAS, Paccor Packaging France SA, Britton Decorative SAS, Britton Flexibles France SA and Britton Reuther GmbH & Co KG (the “French Facilities”) and (iii) (A) GE Capital Bank AG and Kobusch-Sengewald GmbH; (B) GE Capital Bank AG and Paccor Deutschland GmbH; and (C) GE Capital Bank AG and Paccor Packaging Deutschland GmbH (the “GE Germany Facilities”), in each case as further amended, restated, supplemented, refinanced, reviewed or replaced from time to time;

“Exopack”	Exopack Holding Corp.;

“Exopack Term Loan Facility”

the $350.0 million senior secured term loan B facility agreement, dated as of May 31, 2011, by and among Exopack Key Holdings, LLC, Exopack, LLC and Cello-Foil Products, Inc. as borrowers, and certain subsidiaries of Exopack Key Holdings, LLC, which will be repaid in full upon completion of the Transactions;

“Exopack Topco”

SCPack Holdings Management S.á r.l. & Partners S.C.A., incorporated as a Corporate partnership limited by shares (société en commandite par actions) under the laws of the Grand Duchy of Luxembourg, with registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B-167051;

“Former Fund V Credit Facilities”

collectively, the revolving credit facility indebtedness and factoring facility indebtedness of the Fund V Companies that will be repaid in connection with the completion of the Transactions. The outstanding balances as of June 30, 2013 were $596.9 million (equivalent);

“Fund V Companies”

collectively, the Britton Business, the Kobusch Business, the Paccor Business and the Paragon Business and the Exopack Business as of June 30, 2013 and, in the case of the Exopack Business, for the period May 31, 2013 through June 30, 2013;

“GPPI”	Global Packaging Procurement, Inc., a global purchasing consortium;

“Group”, “us,” “our” and “we”	collectively, Exopack Holdings S.A. and its subsidiaries;

“Guarantees”	the guarantees of the Notes by the Guarantors following the completion of the Transactions;

“Guarantors”

Exopack Holdings S.A. and substantially all of its subsidiaries organized in the United States, the United Kingdom, Austria, Germany, Finland, Luxembourg and Poland, other than the subsidiaries of Exopack organized outside the United States.

“IFRS”	International Financial Reporting Standards, as adopted by the European Union;

“Indenture”	the indenture dated May 31, 2011 governing the Notes, as amended, restated, supplemented, refinanced, reviewed or replaced or otherwise modified from time to time;

“Kobusch Business”

the business of Eifel Holdings S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), with registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 163855, and its subsidiaries, a provider of flexible and rigid packaging solutions, operating in Europe, the Middle East and Asia;

“New Indebtedness”	the new indebtedness incurred in connection with the Refinancing;

“New Debt Guarantors”	the subsidiaries of Exopack Holdings S.A. that will guarantee the New Indebtedness;

“Non-Guarantor Subsidiaries”	the subsidiaries of the Exopack Holdings S.A. that will not guarantee the New Indebtedness;

“North American ABL Facility”

the $75.0 million asset-based revolving credit facility and a $25.0 million committed accordion facility established under the North American ABL Facility Agreement, as such facilities may be increased or decreased from time to time in accordance with the North American ABL Facility Agreement and the North American ABL Facility Intercreditor Agreement. The outstanding balance as of June 30, 2013 was $28.8 million, which will be repaid in connection with the completion of the Transactions. The North American ABL Facility will remain available for future drawings;

“North American ABL Facility Agreement”

the third amended and restated Credit Agreement, dated as of May 31, 2011 which is to be further amended and restated in connection with the Transactions, by and among Exopack, LLC, Cello-Foil Products, Inc., Exopack Performance Films Inc., and Exopack-Newmarket, Ltd. as borrowers, and the other persons party thereto that are designated as credit parties and General Electric Capital Corporation, as U.S. agent, U.S. L/C issuer and U.S. lender, and GE Canada Finance Holding Company, as Canadian agent, Canadian L/C issuer and Canadian lender, and the other financial institutions party thereto, as lenders;

“Notes”	the $235.0 million aggregate principal amount of 10% Senior Notes due 2018, issued by Exopack on May 31, 2011, as amended;

“Paccor Business”

the business of Paccor International Holding S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), with registered office at 1B Heienhaff, L-1736 Senningerberg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B- 161812, and its subsidiaries, a provider of rigid plastic and paper packaging, operating across Europe;

“Paragon Business”	the business of Paragon Management S.à r.l. and its subsidiaries, a provider of labels, films and boards, operating primarily in the United Kingdom;

“Pannunion”	Pannunion Packaging plc, incorporated as a public limited company under the laws of Hungary;

“Pro Forma”

the information qualified by this term gives pro forma effect to the Transactions as if they had occurred as of: (i) January 1, 2012 (as it relates to income statement information for the twelve-month period ended June 30, 2013, the six month periods ended June 30, 2013 and 2012, respectively, and the year ended December 31, 2012), (ii) January 1, 2011 (as it relates to income statement information for the year ended December 31, 2011) and (iii) June 30, 2013 (as it relates to balance sheet information as of June 30, 2013);

“Refinancing”

the incurrence of the New Indebtedness and the use of the proceeds therefrom, together with available cash reserves, to refinance certain existing indebtedness of the Group and to pay fees and expenses incurred in connection with the Transactions;

“Reuther”	Britton Reuther GmbH & Co. KG, a limited partnership established under the laws of Germany;

“Sun Capital” or “Sponsor”	Sun Capital Partners, Inc. and, where applicable, the funds and limited partnerships owned or advised by it or its affiliates;

“Transactions”

collectively, (i) the Combination, (ii) the Refinancing, (iii) the amendment of the Indenture to reflect the Proposed Amendments and (iv) our entry into the European ABL Facilities and certain amendments to the North American ABL Facility.

“U.K. GAAP”	the generally accepted accounting principles in the United Kingdom;

“Unterland”	Britton Unterland GmbH, a limited liability company incorporated under the laws of Austria;

“U.S. dollars,” “USD,” “US$” or “$”	the lawful currency of the United States;

“U.S. GAAP”	the generally accepted accounting principles in the United States; and

“Veriplast”	Acorn (Netherlands) Z B.V.

THE NEWLY-FORMED EXOPACK HOLDINGS S.A. GROUP

Overview

We are among the largest manufacturers of plastic packaging products in the world based on net sales during 2012. We offer a broad range of value-added flexible and rigid plastic and paper packaging products that include primary packaging (such as bags, pouches, cups, lids and trays), films, laminates, sleeves and labels. We produce our products in 64 production facilities primarily located in North America and Europe, and have strategically located facilities in Asia and the Middle East. Our broad product offering and geographic reach allow us to serve as a “one-stop-shop” for our customers who increasingly demand a single source of supply that can be reliably and consistently delivered throughout the world. Our products are used in a diverse range of growing and resilient end markets, including the food, industrial, beverage, pet and household care and medical end markets. We have benefitted from significant plastic packaging growth in our main end markets in North America and Europe, which has on average over the last ten years exceeded gross domestic product growth due in part to resilient demand for consumer goods and a shift from metal, paper and glass packaging to plastic packaging. During the past two years, we have taken significant steps to integrate our various businesses with the aim of creating a global packaging company with a diverse manufacturing, development and sales platform to leverage customer relationships, product lines, manufacturing technologies and purchasing scale.

We currently have a diversified base of over 3,000 customers, ranging from leading international blue-chip customers to smaller regional businesses, who we believe look to us for packaging solutions that have high consumer impact in terms of form, function and branding. Our diverse customer base includes some of the largest consumer products companies in the world such as Procter & Gamble, Coca-Cola, Kellogg, Kraft Foods, Mondelēz, Nestle, Mars, Pepsi and Unilever. We have developed longstanding relationships with our customers spanning, in many cases, over 15 years. In both Pro Forma 2012 and the six months ended June 30, 2013 on a Pro Forma basis, no single customer represented more than 7% of net sales, and our top ten customers represented 21% and 28% of net sales, respectively. Effective packaging is key to the success of our customers’ products, and we work closely with these customers to design value-added packaging that complements and enhances the functionality and shelf-appeal of their product line. We have product innovation teams located throughout our markets that enable us to serve our customers locally, and we solidify our relationships with our customers by working with them to develop, commercialize and efficiently produce innovative new product packaging. We believe that the Combination enables us to expand our business by cross-selling to our large existing customer base and by offering new customers broad distribution of technically advanced products with consistent quality that cover a broad range of our customers’ value chain.

We operate 64 production facilities worldwide which allow us to supply global customers reliably, quickly and efficiently across multiple regions. We operate 16 production facilities in North America, 45 production facilities across Europe, as well as three strategically located facilities in the Middle East and China. We believe this provides us with a competitive advantage over most of our competitors, which in general are smaller and only offer regional distribution. Our manufacturing platform benefits from several years of facility upgrades and footprint rationalization. In 2012, on a Pro Forma basis, we made $50.4 million of strategic capital investments across our manufacturing platform, and our investments have provided us with a modern and efficient portfolio of facilities to produce our products. We have also benefited from sharing and implementation of best practices and procedures across our businesses in order to leverage our technological expertise and improve efficiency throughout our group.

We conduct our business principally through two operating segments: Flexible and Rigid. In our Flexible packaging segment we manufacture a variety of flexible and semi-rigid plastic and paper products, including bags, pouches, roll stocks, films, laminates, sleeves and labels. We sell these products primarily in North America and Europe. In our Rigid packaging segment we manufacture thermoformed and decorated rigid plastic and paper packaging solutions, including bowls, cups, lids and trays. We sell these products primarily in Europe. The following charts present our net sales to our customers by geographic region, operating segment and end market on a Pro Forma basis for the year ended December 31, 2012.

Our net sales net loss and Pro Forma Adjusted EBITDA including synergies for the Pro Forma twelve months ended June 30, 2013 was $2,688.4 million, $69.2 million and $313.2 million, respectively.

Our Strengths

We believe our key competitive strengths are:

Leading Positions in Attractive End Markets. We are among the largest manufacturers of flexible and rigid plastic packaging in the world by net sales during 2012 and are one of the leading producers of flexible and rigid plastic packaging in both the North American and European markets. We hold strong leadership positions in attractive end markets and product types across our portfolio. For example, we believe that we are the second largest provider of pet food and cheese packaging in North America, a leader in the printed beverage shrink market in North America, a leading provider of unit dose laundry detergent packaging in North America and a leading provider of private labels in the United Kingdom, each based on net sales during 2012, as well as a major player in the thin wall rigid packaging market segment by volume in Eastern Europe and the largest thin wall rigid packaging producer by volume in Europe as a whole. We hold these leading positions in some of the most favorable segments and geographies in terms of market size and expected demand growth in the global packaging market. During the last ten years, plastic packaging has been the fastest growing segment of the packaging market, and sales growth in our markets during the last ten years has exceeded gross domestic product growth, due in part to increasing demand for consumer goods and a shift from metal, paper and glass containers to plastics. According to Pira International, the global flexible and rigid plastic packaging industry is expected to grow at a compound annual growth rate of 3.5% and 4.2%, respectively, between 2011 and 2016. Furthermore, our customer network is primarily involved in growing consumer-oriented end markets such as food, beverage and pet food. Global volumes in these end markets have increased at a compound annual growth rate of 3.4%, 1.5% and 3.3%, respectively between 2006 and 2012.

Broad Geographic Reach. Our industry is driven by large, global customers who require that their suppliers are able to deliver products globally in a timely manner based on defined product specifications. We have an extensive manufacturing base in North America and Europe and strategically located production facilities in Asia and the Middle East, which allow us to supply global customers quickly and efficiently across multiple regions. The flexible packaging market is highly fragmented both in North America and Europe, and we believe that large, global customers have historically been underserved by smaller manufacturers that can only provide products on a regional basis. We are able to produce products in various regions of the world that have the same quality and appearance, which helps our customers to provide a consistent product and brand throughout their markets. Moreover, customers desire a packaging provider certified and able to meet applicable government food and safety standards, which we believe gives larger market participants, such as us, an advantage over small market participants. Our strategically located manufacturing bases allow us to manufacture products in close proximity to our customers’ facilities, reducing supply chain complexity, minimizing shipping costs and allowing for just-in-time delivery. Our broad geographic reach also exposes us to a wide variety of products and technologies, which we can introduce quickly throughout all of our markets.

        Resilient and Diversified Business Model. We offer a diverse range of flexible and rigid plastic and paper packaging solutions for use in consumer staples such as foods and beverages, other consumer staples, including detergent and pet food, household care and hygiene products, medical devices and other construction and electronics products. We also produce packaging labels and can provide customized printing services for our customers’ products. We believe that we have one of the broadest product portfolios in the plastic packaging industry, which reduces our exposure to changes in consumer preferences for particular packaging solutions. Further, demand for consumer staples, and by extension demand for our products, is generally more resilient across economic cycles than other discretionary consumer or industrial products. We generated 74% and 72% of our net sales for Pro Forma 2012 and for the six months ended June 30, 2013 on a Pro Forma basis, respectively, from sales of packaging for food, pet and household care and beverages. Each of these end markets has exhibited resilience during recent adverse economic conditions. For example, according to MarketLine, global volumes of packaged food, pet food and beverages increased 3.5%, 3.2% and 1.6%, respectively, from 2008 to 2009. We also sell our products in over 60 countries, which reduces our exposure to individual geographic regions. Our customer base is well diversified with no individual customer representing more than 5% of sales and with the top ten customers only representing a combined 21% of sales during Pro Forma 2012. We believe that our broad product portfolio and diverse end markets, customer base and geographic markets make us less susceptible to regional economic shocks, changing demand dynamics or shifting customer preferences.

Established Relationships with Blue-Chip Customers. We have a large and expanding customer base of over 3,000 customers that includes some of the largest consumer products companies in the world, including Procter & Gamble, Coca-Cola, Kellogg, Kraft Foods, Mondelēz, Nestle, Mars, Pepsi and Unilever. In addition, many of the world’s largest retailers, including Tesco, Walmart (Asda), Marks & Spencer and J Sainsbury’s, use our packaging and labels for their store-brand products. We have long-standing relationships with many of these customers. For example, approximately 80% of our top 50 customers by net sales have been our customers for over 10 years. Our technology and design teams work closely with our customers to design packaging that complements and enhances the functionality and shelf-appeal of their product line, and our production teams also work closely with our customers, including in many cases at the customers’ production facility, to produce and deliver products according to their specifications and to ensure that our products are integrated into their assembly line. We believe that our record for reliably providing high quality products has created customer trust and loyalty. In addition, we believe that we benefit from high switching costs due to our knowledge of our customers’ products and processes, the costs involved with certifying facilities and developing packaging that complies with specific product requirements, in particular with food and healthcare packaging and the significant set-up time required to install production capacity for customized products. As a result, we are a preferred supplier to many of our customers. We believe that the Combination provides us the opportunity to increase sales by continuing to cross-sell across our product lines and geographic production capabilities to our existing customer base.

Proven Capabilities in Developing and Commercializing New Technologies. We seek to develop innovative, sustainable and value-added products that improve the shelf-appeal of our customers’ products and enhance product functionality by delivering unique performance characteristics. We focus our research efforts on projects with the potential to command a sustainable price premium, develop customer loyalty and support our overall profitability. We believe we have a track record of commercializing new products that generate incremental organic profitability. Recent product innovations include our RAVETM brand of plastic-laminated and converted plastic bags with easy to open and reclose features for the pet food and lawn and garden end markets, eXpress pvTM two-ply cement bags for cement and packaged concrete and DuoSmart products, which combine the appearance of paper packaging with the barrier properties of plastic. We have also been awarded the Flexible Packaging Association’s 2013 Highest Achievement Award for our development of the Kraft YES® Pack, a four corner sealed pouch with a pourable fitment and two handles, which we developed jointly with Kraft to provide customers with an attractive flexible packaging solution that decreases food waste and is functional and environmentally friendly. We own 163 patents and have 69 patent applications pending. We believe that the Combination provides us with a broad set of production technologies and dedicated personnel that will help drive our growth and enable us to increase the speed at which we can invest in new, successful technologies and innovative personnel and introduce those technologies across each of our markets.

        Large Scale Provides Opportunities for Cost Savings. We benefit from economies of scale in raw material procurement, manufacturing and distribution. We are one of the largest purchasers of plastic resins globally at approximately 476,000 tons per year, which provides us with considerable purchasing power. We are also part of the Global Packaging Procurement, Inc., a raw materials cost saving initiative with several other businesses owned by Sun Capital, through which we are able to leverage the combined purchasing power of these packaging companies (who, for example, purchased an aggregate of 476,000 tons of plastic resin in 2012) to leverage our scale to achieve more favorable raw materials pricing. We estimate that in 2012 and the six months ended June 30, 2013 we realized approximately $31.0 million and $8.7 million, respectively of cost savings as a result of purchasing raw materials through contracts sourced through GPPI. In addition, in 2012 and the six months ended June 30, 2013 we saved approximately $14.8 million and $11.2 million respectively, through other integration measures, which primarily relate to the initial stages of certain back office integration programs and manufacturing rationalization. We believe that our combined scale provides significant opportunities to realize further savings in procurement, manufacturing and overhead costs. Our large manufacturing base also allows us to enhance capacity utilization, optimize transportation costs and realize distribution efficiencies. We constantly review and optimize our manufacturing footprint. Currently, we have identified an additional $29.6 million of annual costs savings through further consolidating our manufacturing base, which we expect to complete by the end of 2014. Our large scale provides us with significant free cash flow that has allowed us to make improvements in our production capabilities, and we have significantly reduced our per unit production costs as a result of recent manufacturing rationalization programs and capital investment in high volume equipment, longer production runs and flexible, cross-facility manufacturing capabilities. The Combination will also allow us to continue to eliminate operational redundancies by reducing headcount, consolidating our management and back office functions, restructuring certain facilities and consolidating information technology programs.

Stable Earnings and Strong Free Cash Flow Generation. Our diversified product portfolio, resilient end markets and focus on cost savings initiatives has allowed us to generate stable adjusted EBITDA margins and strong free cash flows despite challenging macroeconomic conditions and significant resin price changes in recent years. We have benefitted from strong plastic packaging industry growth in North America and Europe, our main geographic markets and continued growth in the end markets for our products such as packaging for foods and beverages, which have been resilient during periods of adverse economic conditions. We seek to stabilize our earnings by managing our exposure to fluctuations in raw material prices through long-term arrangements with preferred suppliers, with various raw material pass-through mechanisms and by managing our mix of contracted and spot sales. A significant portion of our net sales are made pursuant to agreements indexed to raw material prices with escalator and de-escalator mechanisms, which typically adjust plastic packaging raw material prices within 30 to 90 days and paper raw material prices within 90 to 120 days. During the Pro Forma six months ended June 30, 2013, contracts that contained raw material price increase pass-through mechanisms generated approximately 55% of net sales in our Flexible business segment and approximately 75% of net sales in our Rigid business segment. Our rationalization efforts have contributed to our ability to make significant capital investment in our production facilities and machinery, which we believe will help reduce our future maintenance capital expenditure requirements, allowing us to produce products more efficiently and enhance future free cash flows.

Experienced Management Team with Successful Track Record of Integrating New Businesses. Our senior management team has extensive experience in the packaging industry and a track record of successfully integrating acquisitions. Our senior management team is led by our Chief Executive Officer, Jack Knott, who has over 30 years of experience in the packaging industry, including serving in numerous senior management positions. Prior to the Combination, Mr. Knott was Chairman of the Board of Directors and Chief Executive Officer of the Exopack Business, where he managed the integration into the Exopack Business of several Sun Capital portfolio companies and other acquisitions. Prior to that, Mr. Knott was Chief Executive Officer of Huntsman Packaging / Pliant Corporation, where he successfully consolidated 15 acquisitions over six years. Mike Alger, our Chief Financial Officer, who has over 30 years of experience in senior finance and operations roles, previously served as Director of Exopack Holding Corp. and Group Chief Financial Officer of a diverse group of Sun Capital portfolio companies. Mr. Alger has significant acquisition and integration experience from prior business ventures. Mr. Knott, Mr. Alger and several other members of our current management team led the integration of the Sun Capital portfolio companies that comprised the Exopack Business and increased the EBITDA margin of Exopack Holding Corp. from 8.4% for the year ended 2006 to 11.9% in 2012, primarily through integration and cost-savings initiatives. Dieter Bergner, Chief Executive Officer of our Rigid Segment, who has over 15 years of experience in the packaging industry, was previously Chief Executive Officer of the Paccor Business. Michael Cronin, Chief Executive Officer of our Flexible Segment, who has over 30 years of experience in the packaging industry joined us in 2013 and was previously President of SCA Packaging since 2010 and, prior to that was President of Alcan Packaging Europe, where he managed the integration and restructuring of several large European packaging companies. We also continue to benefit from the extensive experience of Sun Capital, our shareholder, who has acquired 25 packaging companies since 2005.

Our Strategy

We intend to continue developing our business through continued investment in world-class technologies and people with the vision to become the global leader for innovative and sustainable packing solutions and are striving for excellence in safety, product quality, customer service and operations. Building upon our core strengths, we pursue the following strategies:

        Leverage Our Customer Relationships to Organically Grow Our Business. We enjoy long-standing relationships with many of our customers. We work closely with these customers to design packaging that complements and enhances the functionality, product quality and shelf-appeal of their product lines. We seek to continue to offer enhanced service and support to customers, anticipating their needs and providing value-added solutions to their problems. We intend to continue to focus on delivering high quality customer service and value-added products and seek to leverage the long-standing customer relationships of our businesses to increase sales to our largest customers. Approximately 54% of our Pro Forma 2012 sales were to customers of only one of the Combined Businesses, and we believe that the Combination provides us the opportunity to cross-sell our complete product line to customers in all of our markets, and thus expand our share of the value chain with our existing customers. For example, we intend to leverage our leading market positions and technological expertise in rigid packaging and labels in Europe to build market share for these products in North America. For example, the Combination provides the Britton Business and the Exopack Business with an opportunity to establish global specifications for printed shrink film products. This ensures consistency of product and the ability to have a targeted color management specification for branded graphics. Where currently both the Exopack Business and the Britton Business are seeking to supply printed shrink film to certain global customers, we believe the customers recognize the advantages of our global scale and the opportunity to use technology exchange and best practices to deliver the highest quality and most consistent packaging. In addition, leveraging relationships across the Group have allowed us to capture new technology and market opportunities. For example, Perfotec, a supplier of patented produce respiration technology, has an existing relationship with the Kobusch Business, which the Exopack Business has now been able to leverage to generate further such opportunities.

Achieve Further Integration and Cost Savings from the Combination. We intend to continue to integrate all organizational and operational functions across our businesses. We intend to leverage our management’s collective experience in business integration and knowledge of each of our businesses to effectively bring our businesses constituting the Group into a single operating group. We believe the Combination and our increased scale allows us to secure improved volume pricing from our suppliers and continue to streamline procurement. We plan to continue to develop our company-wide purchasing programs to enhance our pricing capabilities, including approved GPPI supplier lists and programs to allow global purchasing from preferred suppliers. We plan to expand the role of GPPI in our raw materials procurement in order to continue to expand upon the $31.0 million and $8.5 million in procurement savings that we realized in 2012 and the six months ended June 30, 2013 as a result of GPPI’s activities. We also intend to continue to rationalize our manufacturing footprint where opportunities exist to streamline production and utilize more efficient sites, and to institute company-wide operational and manufacturing best practices. Finally, we intend to consolidate our management and back office functions by establishing a single management and back office team. We have targeted the achievement of annualized synergies and cost savings of $53.1 million by 2014 in connection with these integration programs (net of estimated costs associated with the implementation of these programs), based on the assumptions and actions more specifically discussed in.

Continue to Enhance our Products Through Advanced Technology. We intend to continue developing innovative products to further enhance the value we provide our customers, and we are focused on working together with our customers to increase the functionality, product quality and shelf-appeal of our products by developing and applying innovative new technologies. To enhance the convenience of our products, we intend to continue to develop complementary product features such as high definition graphics, fitments, easy open and advanced package re-closure systems. We believe that the integration of the Group improves our positioning in this regard, and we intend to utilize our 197-person graphics and technical team in various locations throughout North America and Europe to further accelerate the development of new products and the related commercialization. Our combined scale exposes us to a wide variety of products and technologies, and we intend to leverage this experience to introduce new products quickly throughout all of our markets maintaining our focus on safety, product quality, customer service and operations.

Increase Share of the Value Chain. We intend to leverage our global manufacturing capabilities, broad product portfolio and advanced packaging technologies to continue to expand our share of the value chain with our existing customers and to increase our market share in select product categories for which we believe we can offer the greatest range of value-added services. We currently provide products and services that cover a wide range of the value chain, ranging from converting raw materials into packaging products to printing and labeling those products. For instance, our plastic quad sealed bags used for the packaging of pet food cover the full packaging value chain: we form the basis of the product by extruding cast nylon and film, followed by lamination, printing and the addition of a slider zipper, as well as comprehensive field technical support to the pet food manufacturer. We believe that we are well-positioned following the Combination to increase our overall market share in attractive product categories by leveraging the leadership positions of our businesses at different points in the value chain. We intend to continue to focus our research and development and coordinated sales efforts on select products in which we believe we can offer the greatest range of value-added services.

        Selectively Pursue Strategic Acquisition Opportunities. In addition to the growth in net sales, operating income and cash flow that we are targeting through organic sales volume growth and cost savings, we believe that we are well positioned as a platform for additional acquisition opportunities. We believe that our increased size resulting from the Combination creates an opportunity for us to consider a wider range of potential targets as a result of our greater resources and increased geographic reach. In addition, our broad geographic reach allows us to selectively expand into adjacent markets that we believe can be managed from and integrated with our existing operations, including high growth markets such as Russia. We believe that we have demonstrated the ability to successfully integrate acquisitions and achieve operating efficiencies. We intend to pursue a selective and disciplined acquisition strategy to expand into new markets to serve demand from our existing customer base.

History

Following the completion of the Combination, the Group has been combined into a single operating business. We intend to continue to leverage our experience acquiring and integrating packaging businesses to integrate all functions of the Group, including product line, procurement, manufacturing, technology and management. We believe that the businesses constituting the Group are complementary and that there are significant additional opportunities for us to achieve further growth and cost savings by fully integrating all aspects of these businesses.

During the past two years, we have taken significant steps to integrate the Group’s businesses in order to leverage their complementary product lines, customer bases, procurement requirements, technologies and geographic reach. For example, we have focused on coordinating product development and sales efforts across the businesses to leverage our combined product line and integrate new product technologies throughout our group. We have also instituted cost savings initiatives across the Group, including group-wide procurement initiatives and manufacturing rationalizations. We estimate that our integration programs during 2012 resulted in annualized cost savings of approximately $45.8 million, which primarily relate to initial stages of procurement integration and certain back office integration programs and manufacturing rationalization. In particular, Sun Capital has established GPPI, a global purchasing consortium among Sun Capital packaging companies. Through GPPI, Sun Capital packaging companies, including Albéa, PaperWorks Industries, Inc., Polestar and the Combined Businesses, are able to leverage their combined scale to negotiate more favorable raw materials pricing and other commercial terms from suppliers than each member company could individually secure. In addition, Sun Capital has taken steps to apply best practices in manufacturing, technology and sales across its portfolio companies.

Our constituent businesses were added to Sun Capital’s portfolio since 2005, as displayed (in simplified form) in the following table and described below:

•

Exopack Holding Corp., which is primarily engaged in the production of flexible packaging, film products and specialty substrates, primarily in North America but also in Europe. Exopack Holding Corp. and its consolidated subsidiaries are referred to as the “Exopack Business.” The Exopack Business was acquired by Sun Capital in 2005 in connection with the combination of the predecessor Exopack business, Cello-Foil Products, Inc. and The Packaging Group. In addition to integrating the businesses combined in 2005, the Exopack Business has acquired and successfully integrated Intellicoat Technologies EF Holdco, Ltd., a producer of precision coated films and specialty substrates for imaging, electronics, medical and optical technologies, DuPont Liquid Packaging System’s performance films business segment, and certain flexible packaging rollstock and flexible packaging shrink bag businesses previously operated by Bemis Company, Inc.;

•

Copper International Holdings S.à r.l., which primarily produces flexible packaging products serving a variety of end markets in Europe. Copper International Holdings S.à r.l. and its consolidated subsidiaries are referred to as the “Britton Business.” The Britton Business was formed on December 30, 2011 and holds the Reuther, Britton and Unterland businesses, as well as the flexible packaging business of Veriplast, each acquired by Sun Capital between January 2007 and October 2011.;

•

Paccor International Holdings S.à r.l., which produces rigid plastic products, primarily plastic cups, containers, lids and trays for the dairy, fresh food and edible fats industries primarily in Europe. Paccor International Holdings S.à r.l. and its consolidated subsidiaries are referred to as the “Paccor Business.” The Paccor Business was formed on June 20, 2011 and holds the Paccor and Pannunion businesses, as well as the rigid packaging business of Veriplast, each acquired by Sun Capital between January 2007 and October 2011;

•

Eifel Holdings S.à r.l., which primarily produces high-value, custom designed plastic-based flexible and semi-rigid and rigid packaging solutions. Eifel Holdings S.à r.l. and its consolidated subsidiaries are referred to as the “Kobusch Business.” The Kobusch Business was acquired by Sun Capital on December 31, 2011; and

•

Paragon Print and Packaging (Holdings) Limited, which primarily provides print and packaging services to the U.K. private label fresh and chilled food market. Paragon Print and Packaging (Holdings) Limited and its consolidated subsidiaries are referred to as the “Paragon Business.” The Paragon Business was acquired by Sun Capital on December 31, 2012.

As a result of the Combination, the Exopack Holdings S.A. now indirectly owns all of the outstanding share capital of the members of the Group, and Exopack Holdings S.A. remains indirectly held by a combination of funds affiliated with Sun Capital.

Product Overview

For operational, management and financial reporting purposes, our business is divided into two operating segments, Flexible and Rigid, based on the type of products manufactured. Our Flexible segment generated sales of $2,115.2 million in the twelve months ended June 30, 2013 on a Pro Forma basis, and our Rigid segment generated sales of $573.2 million in the twelve months ended June 30, 2013 on a Pro Forma basis.

Our Flexible segment operates 42 production facilities: 14 in the United States, 24 in Europe, two in Canada, one in the Middle East and one in Asia, through which we manufacture and sell value-added flexible, plastic-based packaging and film products used in a wide variety of end markets, including food and beverage, healthcare and hygiene, pet food, agriculture and horticulture, electronics, building materials and chemicals, and banking and security. We offer a wide range of packaging styles, graphics, special features and coatings to suit particular customer needs. In addition to a complete existing product line, we have sophisticated in-house product development departments located throughout our markets, which allow us to integrate ourselves into, and, we believe, add significant value to, our customers’ packaging design processes. We continually develop our product portfolio in response to our customers’ changing needs and we believe that our product development capabilities help solidify our relationships with our customers.

Our Rigid segment operates 22 production facilities located in 14 countries in Europe, in close proximity to customers and in geographies with favorable underlying growth rates. Our Rigid segment produces thermoformed and decorated rigid plastic and plastic/paper packaging solutions for a variety of end-markets including food and foodservice, healthcare, home and personal care and hygiene. Our Rigid facilities have advanced technological capabilities, enabling us to concentrate on value-added packaging solutions including sophisticated decorating capabilities.

Customers

Our diversified customer base includes more than 3,000 customers. Our customers range in size from Fortune 100 companies to smaller regional businesses, and come from a variety of end markets, including food and beverages, chemical, agriculture, medical, pet food, building materials, electronics, lawn and garden and personal care and hygiene products. We have a blue-chip customer base and have strong longstanding relationships with our top clients, including Procter & Gamble, Coca-Cola, Kellogg, Kraft Foods, Mondelēz, Nestle, Mars, Pepsi, Unilever, Tesco, Walmart (Asda), Marks & Spencer and Sainsbury’s. Approximately 80% of our net sales in Pro Forma 2012 were to customers that have been customers of one or more members of the Group for over 15 years. In Pro Forma 2012, our top ten customers represented 28% of our net sales. We supply many customers across various geographic regions and have relationships with those customers across numerous product lines and types which helps strengthen the stability of our relationships with these customers.

In most of our product lines, we utilize our extensive manufacturing network to produce products in the same geographic region as our customers, which allows us to produce and deliver our products quickly in order to ensure a minimized lead time. We manufacture certain of our other products both at central locations and throughout our network of production facilities depending on the particular customer needs. We seek to manufacture our products as close as possible to our customers’ premises in order to streamline transportation costs and provide just-in-time delivery.

Manufacturing Operations, Production Facilities and Equipment

Our production facilities are located in 18 countries, including the United Kingdom, the United States, France, Germany, Hungary, Canada, Finland, Netherlands, Poland, Austria, Bulgaria, Egypt, Romania, Serbia, Spain, Turkey, China and Ukraine. Our Joint Venture with INDEVCO manufactures its products in Lebanon. Excluding the Joint Venture, we have 64 principal production facilities totaling approximately 680,000 square meters. We believe that our facilities are suitable and adequate for our business purposes for the foreseeable future.

We maintain an expansive array of packaging machinery and specialized equipment at our various facilities, which enables us to offer a wide variety of products and maintain a high degree of flexibility in meeting customer demands. Our diverse production capabilities allow us to serve a large portion of the packaging value chain and are a key element of our ability to serve as a “one-stop-shop” for our customers. Product conformance to customer standards is continually monitored and maintained by our supervisors and our key equipment and critical operations are administered by trained, experienced operators. Investments in equipment are driven by industry trends, developing technologies, customer needs and cost containment.

We use state of the art equipment at our production facilities to manufacture plastic products. Our key manufacturing technologies are known as “extrusion,” “lamination” and “coating.” In extrusion, plastic resins with various properties are blended with additives to create a specified performance compound, the nature of which is dependent on end-market use and customer preference. Blended resin compounds are then shaped under heat and pressure to create plastic sheet material or film. The manufacturing inputs and process, including the combination of resin and extrusion methods, may be varied to produce differences in color, clarity, tensile strength, toughness, thickness, shrinkability, surface friction, transparency, sealability and permeability. If a product needs the protection of more than a single plastic film, additional layers consisting of materials, such as oriented polyester or OPP, are bonded to it, in a lamination process. These materials are stiffer, harder to tear and heat sealable. The film layers are brought together by applying an adhesive or by extruding a layer of molten polymer to bind two film layers into one. Extruded plastic film, foil, and paper can be coated using slot die, direct gravure, reverse gravure and proprietary coating methods, using liquid crystal, exotic filled ceramics and polyamides, and some can be used over printed products for gloss, print protection or surface dynamic control. In most of our production facilities, we also have various types of printing capabilities that allows us to print directly on the products we produce, allowing us to provide an additional process in the value chain.

We use thermoforming, injection molding and blow molding techniques in the production of rigid plastic packaging. Thermoforming transforms thermoplastic sheet material into a new geometry using heat to soften the material and forcing it into or onto a mold where it is cooled and “frozen” into the new geometry. Injection molding is the technique of injecting molten plastic into a cold mold and forming a part. Blow molding is the technique of injecting plastic material into a tube and then using pressurized air to conform it to a required hollow shape.

We employ a wide variety of other production processes that allow us to meet a wide range of customer needs.

The table below lists certain information about our principal production facilities.

Production Facilities	Location	Flexible/Rigid	Employees (as of June 30, 2013)	Total sq. feet (in thousands)	Leased/ Owned
17	United Kingdom	14/03	2,473	1,562	8/9
14	United States	14/–	1,965	2,756	4/10
7	France	4/3	733	1,056	4/3
6	Germany	5/1	790	300	1/5
3	Hungary	–/3	494	401	0/3
2	Canada	2/–	169	328	1/1
2	Finland	-/2	226	66	2/0
2	Netherlands	-/2	110	12	0/2
2	Poland	-/2	665	67	0/2
1	Austria	1/-	312	517	1/0
1	Bulgaria	-/1	100	46	0/1
1	Egypt	1/-	339	293	0/1
1	Romania	-/1	47	4	0/1
1	Serbia	-/1	80	2	0/1
1	Spain	-/1	51	11	0/1
1	Turkey	-/1	138	66	0/1
1	Ukraine	-/1	61	4	0/1
1	China	1/–	8	10	1/0

In recent years as we have acquired the entities that comprise the Group, we have continuously expanded our manufacturing footprint and improved our operational efficiency and streamlined our broader business. We will continue to improve our manufacturing footprint now that we have integrated our businesses in the Combination. Our improvement plan includes evaluating the rationalization of our production facilities, capital investments to reduce production costs, manufacturing technology development, targeted sales growth projects and pricing-point improvements, with a focus on projects we believe would return our investment within three years or less. Also, we have upgraded the operating processes at each of our facilities, reducing our fixed costs and improving our profit margins. We plan to undertake similar upgrades at other facilities now that we have integrated our businesses following the Combination. In 2012, we made expenditures relating to production facility upgrades in an aggregate amount of $54.6 million.

We develop and maintain our facilities with modern equipment and extensive technical capabilities. Our production lines are developed with industry leading machine suppliers and assemblers, and in many cases, our own specialist engineers carry out extensive customization of the base equipment to create a proprietary manufacturing process. We perform on-going and regularly scheduled maintenance on each of our facilities and since being acquired by Sun Capital, we have not experienced any unplanned plant shut-down or material interruption in our operations due to equipment failures that affected our customers.

Our customers are increasingly expanding their global presence and rely on us to provide regional or local supply solutions, and as a result we believe the Combination allows us to solidify our position as a key supplier to those global customers. Our ability to manufacture products in various regions allows us to serve markets where delivery times and transportation and other costs such as import duties may be prohibitive. We believe that we have a flexible manufacturing base that allows us to effectively respond to changing customer needs, for example by modifying production lines in response to customer specifications.

The Transactions

The Combination

We effected the Combination in order to create a global packaging company with operations in over 18 countries that focuses on rigid and flexible plastic packaging. We believe we have created a company with a diverse plastic packaging manufacturing, development and sales platform by combining five rigid and flexible packaging assets that represent businesses that have been acquired by Sun Capital since 2005, certain of which have been partially integrated since 2011. We believe that the Combined Businesses have complementary product lines, customer bases, technologies and geographic reach. To effect the Combination, funds managed by Sun Capital transferred all ownership interests in the Combined Businesses to the Exopack Holdings S.A. in return for equity interests in a parent of Exopack Topco.

During the past two years, our businesses have been increasingly managed as a single unit and significant steps have been taken to consolidate our group-wide manufacturing footprint, rationalize our product lines, introduce group-wide purchasing initiatives and coordinate sales and marketing programs. For example, in 2012, we spent $50.4 million on manufacturing and restructuring initiatives designed to move or consolidate product lines at more efficient plants and close inefficient plants, reduce manufacturing headcount, eliminate product lines with lower margins and upgrade manufacturing facilities to make them more efficient. In 2012, on a Pro Forma basis, we realized $14.8 million of cost savings as a result of our manufacturing and restructuring measures implemented in 2011 and 2012. We have also focused on leveraging our scale in order to reduce procurement costs. In April 2012, Sun Capital established a global procurement team, Global Packaging Procurement, Inc., that focuses on achieving best in class sourcing across all of Sun Capital’s packaging investments. The Group spent $1.4 billion on direct and indirect materials in 2012, and there is significant overlap in both raw material and supplier types across the Group. Our procurement initiatives, including through GPPI, have sought to negotiate favorable prices for larger orders and eliminate duplicate suppliers, using central resources to provide additional support to local procurement teams and optimizing supplier performance through improved management and use of KPIs. We realized $31.0 million in procurement savings in 2012, of which $20.9 million was realized through improved resin pricing.

The Combination enables us to formally consolidate all operational and corporate functions of the Combined Businesses. We believe that operating as a single business positions us to achieve further growth in sales and profitability.

Our Group is managed by the board of directors of Exopack Holdings S.A. Procurement, finance, human resources and legal functions are being consolidated in functional clusters across our various geographies.

The Refinancing

In connection with the Combination, we expect to refinance a substantial portion of the existing indebtedness of the Group. We have taken the following steps and will enter into the following financing arrangements as part of the Transactions:

•	Proposed Amendment of the Notes Indenture. Solicitation of approval of the Proposed Amendments pursuant to a consent solicitation statement.

•

Incurrence of New Indebtedness. Exopack Holdings S.A. will incur $1,000 million of New Indebtedness which will be guaranteed by substantially all of its subsidiaries and parts of which will be secured.

•

European ABL Facilities. The European ABL Facilities are receivables and inventory facilities, consisting of an £89.0 million UK asset-backed revolving credit facility, a €48.0 million French accounts receivable facilities and a €25.0 million German accounts receivable facility (the amounts drawn under which may not exceed $175.0 million (equivalent) in the aggregate at any one time), that we will use to fund our working capital needs in Europe, under which $175.0 million (equivalent) would have been available at June 30, 2013, after giving effect to the Transactions.

•

North American ABL Facility. The North American ABL Facility provides for a $75.0 million asset-based revolving credit facility, under which $75.0 million would have been available at June 30, 2013 after giving effect to the Refinancing. The North American ABL Facility Agreement will be amended effective as of the Completion Date, pursuant to which the lenders under the North American ABL Facility Agreement, among other things, consented to various transactions in connection with the incurrence of the New Indebtedness. Exopack, LLC and Cello-Foil Products, Inc. may also borrow up to an additional $25.0 million under the North American ABL Facility subject to certain conditions.

•

Continuing Credit Arrangements. We have sought consent as required to maintain the Continuing Credit Arrangements, which primarily consist of capital and finance lease arrangements and overdraft arrangements of the Fund V Companies that will remain outstanding following the Refinancing (as defined below).

We will use part of the proceeds from the New Indebtedness, together with available cash reserves, to refinance the following existing indebtedness of our subsidiaries (the “Refinancing”):

•	Existing Exopack Term Loan Facility. We will repay the $350.0 million Exopack Term Loan Facility, of which $343.0 million remained outstanding as of June 30, 2013;

•

North American ABL Facility. We will repay drawings under the $75.0 million asset-based revolving North American ABL Facility, of which $28.8 million remained outstanding as of June 30, 2013. The North American ABL Facility will remain available for future drawings.

•

Former Fund V Credit Facilities. We will repay Former Fund V Credit Facilities, many of which were put in place in connection with the acquisition of those companies by Sun Capital. The outstanding balances as of June 30, 2013, were $596.9 million.

The following table illustrates the estimated sources and uses of the funds necessary to complete the Refinancing, assuming it was completed as of June 30, 2013. Actual amounts may vary from estimated amounts depending on several factors, including differences from our estimates of available cash on hand, changes in the actual amount of the borrowings outstanding under the Former Fund V Credit Facilities and fees and expenses related to the Transactions.

Sources of Funds		Uses of Funds
(U.S. dollars in millions)
New Indebtedness	1,000	Repay Former Fund V Credit Facilities(3)	598.7
North American ABL Facility(1)	—	Repay Exopack Term Loan Facility	343.0
European ABL Facilities(2)	—	Repay North American ABL Facility(4)	39.6
Cash on balance sheet	62.5	Estimated fees and expenses(5)	60.0
		Cash on balance sheet	21.2

Total sources	1,062.5	Total uses	1,062.5

(1)

The North American ABL Facility is a $75.0 million asset-backed revolving credit facility, under which $75.0 million would have been available at June 30, 2013, after giving effect to the Transactions. Exopack, LLC and Cello-Foil Products, Inc. may also borrow up to an additional $25.0 million under the North American ABL Facility subject to certain conditions.

(2)

The European ABL Facilities are five-year receivable financing facilities that provide for aggregate borrowing of up to $175.0 million equivalent. As of June 30, 2013 on a Pro Forma basis, we would have had $175.0 million equivalent of available borrowings under the European ABL Facilities.

(3)

Includes outstanding revolving credit facility indebtedness and factoring arrangements of the Fund V Companies. The revolving credit facility and factoring arrangements will be repaid with a portion of the net proceeds of the New Indebtedness. These outstanding balances as of June 30, 2013 were $596.9 million. In addition, $1.8 million of overdraft facilities will be repaid with a portion of the net proceeds from the Transactions.

(4)	Reflects the repayment of $28.8 million that was outstanding under the North American ABL Facility as of June 30, 2013 and $10.8 million of borrowings made subsequent to June 30, 2013.
(5)

Includes estimated expenses in connection with the Transactions, including transaction fees paid to Sun Capital and the discounts and commissions paid in connection with the incurrence of the New Indebtedness. Actual transaction costs, fees and expenses may be higher than estimated. To the extent the fees and expenses exceed our estimates, we will use cash on hand to fund these expenses.

Recent Developments

As of the date of this Consent Solicitation Statement we have completed trading for the three-month period ended September 30, 2013. Based on preliminary results from unaudited management accounts and information currently available, we estimate that during this period net sales increased by approximately 2% compared to the three-month period ended September 30, 2012 and this increase was primarily driven by increased pricing from the Rigid and Flexibles Industrial divisions, partially offset by reduced volumes from the Pet Food division. EBITDA increased by approximately 6% from the third quarter of 2012, which was primarily attributable to increased sales in our food, industrial and coatings businesses, and as a result of procurement and manufacturing synergies as well as other cost efficiency programs, primarily in our Rigid segment. This was partially offset by increased plastic resin pricing in September, and the usual lag in resulting price increases, and slight increases in labor costs.

This financial information is based on preliminary management accounts and has not been audited, reviewed or verified by our independent auditors and you should not place undue reliance on them. We cannot assure you that, upon completion of our financial statements for the three months ended September 30, 2013 and the review by our independent auditors of our results for the year ended December 31, 2013, we will not report materially different results than those indicated above.

Intelicoat Acquisition

On August 28, 2013, Exopack Advanced Coatings, LLC, an affiliate of EHC, purchased certain assets and assumed certain liabilities from Sun Capital portfolio companies Intelicoat Technologies Image Products S. Hadley LLC and Image Products Group LLC for a total purchase consideration of $8.0 million.

Corporate Information

Our principal executive offices are located at 3070 Southport Road, Spartanburg, South Carolina 29302, and our telephone number is (864) 596-7140. Our corporate website address is www.exopack.com. Except as otherwise explicitly stated herein, the information contained on or that can be accessed through our corporate website is not incorporated by reference herein.

The principal executive offices of Exopack Holdings S.A., which is our parent company, and which will be a guarantor of the Notes if the Proposed Amendments become operative, are located at 5, rue Guillaume Kroll, L-1882, Luxembourg.

Summary Corporate and Financing Structure

The following diagram summarizes our corporate structure and principal outstanding financing arrangements after giving effect to the Transactions, which includes, among other things, the Combination and the Refinancing.

(1)

In connection with the Combination, funds managed by Sun Capital transferred all of their ownership interests in the Group (other than certain interests currently held by management and other minority interests yet to be transferred into the Group) to Exopack Holdings S.A. in exchange for equity interests in a parent of Exopack Topco.

(2)

We currently have management equity programs in place at the Exopack Business, the Paccor Business and the Paragon Business. Other than for the Paragon Business, these programs generally intend to provide for each management team to receive between 5-7% of the equity of the applicable business. Certain members of management of the Paragon Business rolled over certain equity stakes in connection with Sun Capital’s acquisition of the Paragon Business and currently own 11.49% of the share capital of the Paragon Business (including 7% to be vested over five years). Following completion of the Transactions we will seek to consolidate these equity arrangements so that management holders receive equity issued by Exopack Topco in exchange for their current equity stakes in the Group. We will also make our management equity pool available to certain managers of the Britton Business and the Kobusch Business. We currently anticipate that this equity pool will provide management with 5-7% of our equity.

(3)

The New Indebtedness is expected to amount to $1,000 million and is expected to be guaranteed on a senior basis by substantially all of the subsidiaries of Exopack S.A. and we expect that parts of the New Indebtedness will be secured by certain assets of Exopack Holdings S.A.’s and a pledge over the shares of Exopack Holdings S.A.

(4)

Certain of our subsidiaries will enter into the European ABL Facilities upon the completion of the Transactions, which consists of a five-year senior secured revolving credit facility that provides for aggregate borrowing of up to $175.0 million equivalent, subject to certain borrowing base limitations. As of June 30, 2013 on a Pro Forma basis, we would have had $175.0 million (equivalent) of available borrowings under the European ABL Facilities.

(5)

We will have various Continuing Credit Arrangements outstanding at the Fund V Companies following the completion of the Transactions, consisting primarily of capital and finance leases and overdraft facilities. As of June 30, 2013, on a Pro Forma basis, we had $48.2 million (equivalent) of indebtedness outstanding under the Continuing Credit Arrangements.

(6)

On the Completion Date, we expect that substantially all of Exopack Holdings S.A.’s subsidiaries organized in the United States, United Kingdom, Luxembourg, Austria, Canada, Finland, Germany and Poland will guarantee the New Indebtedness. On a Pro Forma basis, the New Debt Guarantors (other than the subsidiaries of Exopack organized outside of the United States) accounted for 78% of our combined net sales and approximately 78% of our combined EBITDA for the year ended December 31, 2012. The Non-Guarantor Subsidiaries include all of our subsidiaries organized in, among other jurisdictions, France, Hungary, The Netherlands, Spain, Bulgaria, Turkey and China. As of June 30, 2013, on a Pro Forma basis, our Non-Guarantor Subsidiaries would have had $5.2 million of total consolidated debt outstanding.

(7)	Exopack has issued the Notes which are guaranteed by all of Exopack’s subsidiaries incorporated in the United States.
(8)

The North American ABL Facility is a $75.0 million asset-based revolving credit facility, under which $75.0 million would have been available at June 30, 2013, after giving effect to the Transactions. Exopack, LLC and Cello-Foil Products, Inc. may also borrow up to an additional $25.0 million under the North American ABL Facility subject to certain conditions.

(9)

An affiliate of Exopack Holdings S.A. holds 10% of each of the holding companies of the Kobusch Business, Paccor Business and Britton Business (the “10% Stake”). Within thirty days from the Completion Date, such affiliate will transfer the 10% Stake to Exopack Holdings S.A. via share contributions down the structure. An affiliate of Exopack Holdings S.A. currently holds 6% of Paccor Packaging Deutschland GmbH (the “6% Stake”). Within thirty days from the Completion Date, such affiliate will transfer the 6% Stake to a group entity held directly or indirectly by Exopack Holdings S.A. at fair market value in exchange for a note (the “Paccor Note”). The Paccor Note will then be contributed down the structure to the future holder of the 6 % stake, where it will be extinguished.

Summary Pro Forma Combined Financial Data

We have presented in the following table unaudited balance sheet and income statement data prepared on a Pro Forma basis for Exopack Holdings S.A. and its subsidiaries. This pro forma data reflects certain pro forma adjustments to give effect to the Transactions. We believe that presenting the results of operations in this manner provides useful data for comparison given the complexity involved with comparing periods that do not include all members of the Group for the full period and, in certain cases, are derived from financial statements of the Group that are prepared on different bases of accounting. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable and does not purport to represent what our results of operations would have been had the Transactions occurred on the dates assumed, and do not purport to project our results of operations or financial condition for any future period. The pro forma adjustments give effect to the Transactions as though they had occurred on January 1, 2012, inclusive of the year ended December 31, 2012 and the six months ended June 30, 2012 and 2013, and January 1, 2011 in the case of the year ended December 31, 2011. These pro forma results are not directly comparable to the consolidated Fund V Company or Exopack audited financial information. In addition, the results presented for Pro Forma 2011 are not directly comparable to Pro Forma 2012 because Pro Forma 2011 does not include full year results from all of the Combined Businesses, and instead only includes a partial year (since the date of acquisition) for certain of the Combined Businesses.

The financial statements for the Fund V Companies used to describe the pro forma data for 2011 are not directly comparable to their financial statements for the Fund V Companies used to describe the pro forma data for 2012, because the entities included in the financial statements (and the duration that those entities are included in the financial statements) differs from period to period. Our unaudited pro forma combined statement of operations for the year ended December 31, 2011 does not give effect to the acquisition of the Britton Business, Veriplast, Unterland or Pannunion as if they had occurred on January 1, 2011, and only includes the results of operations directly attributable to these businesses as from the date of the applicable acquisition by Sun Capital Partners V, L.P. Our unaudited pro forma combined statement of operations for the year ended December 31, 2012, includes the results of operations of all members of the Group for the entire fiscal year, and as a result is not directly comparable to our unaudited pro forma combined income statement for the year ended December 31, 2011, which omits the results of operations of these businesses.

The unaudited financial information on a Pro Forma Basis for the twelve months ended June 30, 2013 presented herein has been derived by adding the pro forma financial information for the year ended December 31, 2012 to the pro forma financial information for the six months ended June 30, 2013 and subtracting the pro forma financial information for the six months ended June 30, 2012.

Exopack Holdings S.A. indirectly holds all of the outstanding shares of the Combined Businesses. Exopack Holdings S.A. has no material assets or liabilities, other than the capital stock of its subsidiaries, and it has not engaged in any activities other than those related to their formation in preparation for the Transactions and the Combination. Following the Completion Date, we will report the financial results of Exopack Holdings S.A. and its consolidated subsidiaries.

	Group Unaudited Pro Forma Financial Information
	Year ended December 31,		Six months ended June 30,		Twelve months ended June 30, 2013
	2011	2012	2012	2013
	(unaudited)
	(U.S. dollars in millions)
Combined Statement of Operations Data:
Net Sales	2,326.4	2,658.7	1,334.7	1,364.4	2,688.4
Cost of sales	(2,032.0)	(2,327.5)	(1,156.5)	(1,182.3)	(2,353.3)
Gross margin	294.4	331.2	178.2	182.1	335.1
Selling general administrative expenses	(265.9)	(286.2)	(153.2)	(151.8)	(284.8)
Research and development	(9.9)	(10.6)	(3.5)	(4.5)	(11.6)
Operating income (loss)	18.6	34.4	21.5	25.8	38.7
Other income (expense):
Bargain purchase on business combinations	17.7	—	—	—	—
Interest income	0.3	0.5	—	—	0.5
Interest expense	(106.3)	(108.5)	(54.9)	(61.7)	(115.3)
Other, net	(0.2)	6.8	5.4	9.6	11.0
Other income (expense), net	(88.5)	(101.2)	(49.5)	(52.1)	(103.8)
Loss before income tax and equity income in investee	(69.9)	(66.8)	(28.0)	(26.3)	(65.1)
(Provision)/benefit for income taxes	(7.0)	0.2	3.9	(0.4)	(4.1)
Net loss	(76.9)	(66.6)	(24.1)	(26.7)	(69.2)

Group Pro Forma as of June 30, 2013
(unaudited)
(U.S. dollars in millions)
Combined Balance Sheet Data:
Cash and cash equivalents	33.8
Trade accounts receivables, net	417.8
Inventories, net	294.0
Property and equipment, net	731.1
Intangible assets, net	407.6
Goodwill	479.0
Total assets	2,539.0
Accounts payable	355.2
Total current liabilities	713.4
Total non-current liabilities	1,522.7
Total liabilities	2,236.1

	Group Pro Forma
	Year ended December 31,		Six months ended June 30,		Twelve months ended June 30,
	2011(1)	2012(1)	2012	2013	2013
	(unaudited)
	(U.S. dollars in millions)
Other Financial Data:
Flexible Segment(2):
Net sales	1,910.4	2,094.7	1,047.9	1,068.4	2,115.2
Gross margin	239.9	259.6	135.8	136.1	259.9
Operating income (loss)	32.3	36.5	18.4	24.3	42.4
Capital expenditures(3)	78.2	64.6	31.9	60.1	92.8
Net assets(4)					644.3
Rigid Segment(2):
Net sales	416.0	564.0	286.8	296.0	573.2
Gross margin	54.5	71.6	42.4	46.0	75.2
Operating income (loss)	(13.6)	(2.1)	3.2	1.4	(3.9)
Capital expenditures(3)	14.6	39.2	15.8	19.4	42.8
Net assets(4)					174.9
Combined:
Net sales	2,326.4	2,658.7	1,334.7	1,364.4	2,688.4
Gross margin	294.4	331.2	178.2	182.1	335.1
Depreciation and amortization	126.0	145.5	72.4	74.0	147.1
Capital expenditures(3)	92.8	103.8	47.7	79.5	135.6
Pro Forma EBITDA(5)	162.4	187.2	99.3	109.4	197.3
Pro Forma Adjusted EBITDA(5)					313.2
Pro Forma Adjusted EBITDA margin(6)					11.6%
Pro Forma total net senior secured debt(7)					764.4
Total Exopack Holding S.A. net debt(8)					1,249.4
Ratio of net senior secured debt to Pro Forma Adjusted EBITDA					2.4x
Ratio of total Exopack Holding S.A. net debt to Pro Forma Adjusted EBITDA					4.0x

(1)

The unaudited pro forma combined statement of operations data for Pro Forma 2011 reflect the results of certain of the Fund V Companies only from the date of their acquisition in 2011. As a result, the pro forma financial information presented in the table above for Pro Forma 2011 is not comparable to Pro Forma 2012 or any other period.

(2)

We have two reportable segments: Flexible and Rigid. The financial data by operating segment included above has been derived from management accounting records based on data from continuing operations. The effect of transactions between segments are eliminated to arrive at total consolidated data.

(3)

Capital expenditure is not a defined term under U.S. GAAP, and therefore may not be comparable with other similarly related measures reported by other companies. Capital expenditure has been derived from cash flow information contained in the historical cash flow statements or accounting records of the Fund V Companies, the Exopack Business (U.S. GAAP) and the Paragon Business (U.K. GAAP) for the year ended December 31, 2012 and the six month periods ended June 30, 2012 and 2013 and the Fund V Companies (U.S. GAAP), the Exopack Business (U.S. GAAP), the Kobusch Reporting Entities (U.S. GAAP) and the Paragon Business (U.K. GAAP) for the year ended December 31, 2011. We have presented this measure because we believe it is a useful indicator of the trends in our combined requirements of investment in fixed assets.

(4)

Net assets represents fixed assets (as adjusted for depreciation) plus net current assets. Net assets has not been adjusted for the $60.0 million pro forma reduction to Exopack Holdings S.A.’s consolidated cash balance sheet.

(5)

EBITDA, Pro Forma Adjusted EBITDA (before synergies and other items) and Pro Forma Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, U.S. GAAP or IFRS. We define “EBITDA” as the net income (loss) for the period before interest expense, provision for income taxes and depreciation and amortization. We define “Pro Forma Adjusted EBITDA (before synergies and other items)” as EBITDA before certain exceptional and other items reflected in the table below. We define “Pro Forma Adjusted EBITDA” as Pro Forma Adjusted EBITDA (before synergies and other items) adjusted to give effect to the pro forma cost savings and expense synergies required in the table below. In evaluating EBITDA, Pro Forma Adjusted EBITDA (before synergies and other items) and Pro Forma Adjusted EBITDA, you should be aware that, as an analytical tool, EBITDA, Pro Forma Adjusted EBITDA (before synergies and other items) and Pro Forma Adjusted EBITDA, and the ratios derived therefrom, are subject to certain limitations. EBITDA, Pro Forma Adjusted EBITDA (before synergies and other items) and Pro Forma Adjusted EBITDA are not measurements of performance or liquidity under U.S. GAAP or IFRS and you should not consider EBITDA, Pro Forma Adjusted EBITDA (before synergies and other items) and Pro Forma Adjusted EBITDA as alternatives to (a) gross margin or operating income (as determined in accordance with

U.S. GAAP) or net income (as determined in accordance with IFRS) as a measure of our operating performance, (b) cash flow for the period as a measure of our ability to meet our cash needs, or (c) any other measure of performance or liquidity under U.S. GAAP or IFRS. We present EBITDA, Pro Forma Adjusted EBITDA (before synergies and other items) and Pro Forma Adjusted EBITDA, and the ratios derived therefrom, because we believe that they are measures commonly used by investors and they are measures that we use in managing our business. EBITDA, Pro Forma Adjusted EBITDA (before synergies and other items) and Pro Forma Adjusted EBITDA, as presented herein, however, may not be comparable to similarly titled measures reported by other companies due to differences in the way these measures are calculated. Our Pro Forma Adjusted EBITDA measure includes certain synergies and cost savings based on management’s assumptions regarding the future impact of actions that have not yet been implemented.

The following table provides a reconciliation of EBITDA, Pro Forma Adjusted EBITDA (before synergies and other items) and Pro Forma Adjusted EBITDA to net income (loss) for the periods indicated:

	Group Pro Forma
	Year ended December 31,		Six months ended June 30,		Twelve months ended June 30,
	2011	2012	2012	2013	2013
	(unaudited)
	(U.S. dollars in millions)
Combined:
Net income (loss)	(76.9)	(66.6)	(24.1)	(26.7)	(69.2)
Interest expense	106.3	108.5	54.9	61.7	115.3
Provision for income taxes	7.0	(0.2)	(3.9)	0.4	4.1
Depreciation and amortization	126.0	145.5	72.4	74.0	147.1
Pro Forma EBITDA	162.4	187.2	99.3	109.4	197.3
Restructuring and related relocation costs(a)	21.7	33.6	15.2	13.3	31.7
Management fees(b)	14.7	17.9	9.4	9.5	18.0
Transaction related expenses(c)	21.8	2.6	2.9	0.2	(0.1)
Business improvement consulting costs(d)	6.5	6.3	3.1	1.6	4.8
Loss/(gain) on disposal of assets(e)	0.4	(0.8)	(0.6)	(5.1)	(5.3)
Pension revaluation(f)	—	(1.5)	0.5	—	(2.0)
Foreign exchange gain on loan balances(g)	(0.5)	(1.5)	(1.8)	1.3	1.6
Other non-operating expenses(h)	6.7	10.7	3.8	6.8	13.7
Negative goodwill related to business combination(i)	(18.0)	—	—	—	—
Pro Forma Adjusted EBITDA (before synergies and other items)	215.7	254.5	131.8	137.0	259.7
Temporary production costs in the Paragon business(j)	0.8	0.9	0.5	—	0.4
Annual run rate of realized synergies(k)					33.0
Additional identified synergies(l)					20.1
Pro Forma Adjusted EBITDA					313.2

(a)

Represents restructuring costs related to a management initiative to increase operational efficiency and optimize production processes at certain underperforming sites, including costs related to relocation of employees, the moving of plant and equipment and other restructuring costs.

Significant costs during the six month period ended June 30, 2013 include $4.4 million related to the Paccor business consolidating two leased facilities into one facility in Finland and costs associated with closure of the Exopack Business’s Seymour, Indiana, United States facility and relocating production equipment associated with site restructuring.

Significant costs during the year ended December 31, 2012 include: (i) $10.4 million in respect of the closure of the Exopack Business’s Seymour, Indiana, United States facility (including related severance costs); and (ii) $10.3 million in respect of projects in the Paccor Business including consolidation of two leased facilities into one facility in Finland, partial closing of a Netherlands site, closure of a site in the UK and closure of an administration site in France.

Significant costs during the year ended December 31, 2011 include $3.9 million in respect of the Exopack Business’ integration of EMCS, closure of Veriplast’s head quarters, the Paccor Business food service consolidation initiative and other restructuring measures at the Reuther Business and Veriplast Business.

(b)

Represents management fees, costs and expenses associated with financial and management consultancy services provided to us by an affiliate of Sun Capital pursuant to consulting agreements. Pursuant to recent amendments to such agreements, Sun Capital have agreed to reduce their consulting fees to a maximum amount of $9.5 million per annum in the aggregate.

(c)

Represents transaction-related expenses associated with the acquisition of the Paccor Business, Kobusch Business and Paragon Business during the year ended December 31, 2012 and transaction-related expenses associated with the acquisition of the Britton Business, Pannunion Business and Unterland Business and also $4.9 million of Exopack recapitalization expenses during the year ended December 31, 2011.

(d)

Represents consulting costs related to cost reduction initiatives, improvement of financial reporting processes, legal restructuring costs, structuring advice and acquisition-related advisory and legal fees.

(e)

Represents the gain for the period on the disposal of assets not in the ordinary course of business, including the $4.6 million gain on the disposal of Paccor’s injection molding business in the Netherlands during the six month period ended June 30, 2013.

(f)	Represents the non-cash revaluation of pension-related liabilities due to a change in actuarial assumptions.
(g)	Represents the non-cash foreign exchange translation gain on revaluation of loan balances.
(h)

Represents other non-operating and one-time expenses, including legal fees for an entity restructuring, compliance costs for compliance by the Exopack Business with certain U.S. federal securities laws, litigation costs, non-cash stock compensation charges, optionholder bonus expense, Paragon Business’ temporary outsource costs due to production issues and loss on derivative instruments.

(i)	Represents net negative goodwill relating to business combinations of Unterland, Reuther and Veriplast during the year ended December 31, 2011.
(j)	Represents the cost of temporarily replacing a film used in the Paragon Business’s skillet line due to production issues that have since been addressed.
(k)	Represents $33.0 million in synergies that we have estimated based on the annualization of savings already realized from initiatives implemented in 2012 or in the six months ended June 30, 2013.

We have identified $14.7 million of cost benefits from the annualization of savings from GPPI and other procurement measures already implemented that we began to realize in 2012 or in the first half of 2013. Most of these savings have been generated by using our scale to obtain better pricing in key raw materials purchases, including in improved pricing of resin, paper, film, ink and masterbatch. Our estimated resin savings for 2013 have been derived by comparing pricing in contracts that have been entered into with pricing achieved in 2012, and our savings for 2014 have been derived from the terms of contracts already agreed with new suppliers or are based on pricing achieved in request for proposal (“RFP”) processes that have been completed, and by comparing those prices to the prices achieved in 2012. Our film savings have been generated through price alignment activities, whereby certain of our businesses will buy from low-priced suppliers that currently serve certain of our other businesses, and from RFP processes that have been completed and that have secured lower prices than those achieved in 2012. Our ink and masterbatch savings have primarily been derived from completed RFPs that provide lower prices than what was achieved in 2012, and new contracts secured with individual suppliers.

We expect to realize an aggregate of $18.3 million in annual cost savings in the period from July 1, 2013 to December 31, 2014, which constitutes the annualization of savings resulting from manufacturing and restructuring initiatives that were achieved in 2012 and the first half of 2013. In our Paccor Business, we will continue to achieve savings from initiatives that started in 2012, which include the consolidation of two manufacturing sites in Finland and the consolidation of the Paccor Business’s food service business. In our Britton Business, the annualized portion of expected savings in the period from July 1, 2013 to December 31, 2014, from manufacturing and restructuring initiatives undertaken in 2012 and in the first half of 2013, include the reduction of manufacturing and overhead costs through ongoing initiatives to replace old machinery with newer and faster machines, and through the closing of Reuther’s Polish facility at the end of 2012. We also expect to continue to realize expected savings from restructuring in the Exopack Business in 2012. In our Kobusch Business, we expect to continue realizing savings from insourcing of sheet production and reduction of waste through the introduction of a new flexographic press. The annualized savings also include restructuring initiatives in the Paragon Business, mainly through labor cost savings (primarily through headcount reductions across multiple departments and manufacturing sites).

(l)

Represents $20.1 million in indentified annual cost savings, consisting of $7.5 million in procurement initiatives, $11.3 million in manufacturing and restructuring initiatives and $4.5 million in sales, general and administrative (“SG&A”) cost savings, which we believe are reasonably achievable in the period from July 1, 2013 to December 31, 2014, and additional annual costs resulting from the establishment of our new corporate structure in the amount of $3.2 million, as described below:

Our additional identified procurement savings of $7.5 million are cost savings that we believe are reasonably achievable based on completed RFP processes, one-on-one contract negotiations, currently available rebates, price quotes from new suppliers and prices from suppliers to whom we will shift business, intercompany sales of materials previously purchased through third parties or RFP processes that are currently underway and for which responses have been received back. These new prices represent measureable savings compared to the prices at which we previously purchased raw materials.

We have also identified savings from new manufacturing and restructuring initiatives in the amount of $11.3 million for the period from July 1, 2013 to December 31, 2014. These include new initiatives at the Paccor Business connected to increased labor cost savings on existing volumes from increased levels of automation, from in-sourcing production and from waste reduction. Expected savings from new initiatives in the Britton Business include reduced set-up costs and labor and waste savings from the purchase of a new offset press and reduced labor costs and increased volumes from a new extrusion line. We have also identified savings from new initiatives in the Exopack Business related to in-sourcing of production volumes, reduced maintenance cost and energy consumption and waste reduction, and labor cost savings. These identified savings also include restructuring initiatives in the Paragon Business, mainly through labor cost savings (primarily through headcount reductions as a result of plant closures and vacancies not refilled).

We are implementing an optimized SG&A structure across the Group. The $4.5 million in annualized cost savings that we will seek to achieve by the end of 2014 represents the shared use of operational and management infrastructure by the end of 2014, and primarily consists of savings from SG&A headcount reduction.

We have estimated an ongoing additional cost of $3.2 million resulting from to our new corporate structure.

Our ability to achieve the planned synergies described above is dependent upon a significant number of factors, some of which may be beyond our control. Our inability to realize the anticipated cost savings, synergies and revenue enhancements from the Combination could have a material adverse effect on our business, results of operations, financial condition and cash flows.

(6)	Pro Forma Adjusted EBITDA margin represents Pro Forma Adjusted EBITDA as a percentage of combined pro forma net sales in the period presented.
(7)

Represents total senior secured indebtedness (including current and non-current portions of borrowings and capital leases) on a Pro Forma basis as of June 30, 2013 of Exopack Holdings S.A. on a consolidated basis, less cash and cash equivalents.

(8)

Represents total indebtedness (including current and non-current portions of borrowings and capital leases less subordinated shareholder funding instruments) on a Pro Forma basis as of June 30, 2013 of Exopack Holdings S.A. on a consolidated basis, less cash and cash equivalents.

BUSINESS RISK FACTORS

We are exposed to changes in market conditions for our products and such conditions are dependent upon factors beyond our control.

Macroeconomic factors in the geographies in which we operate affect our results of operations. The market for plastic-based film and packaging products is generally mature in most of the geographies in which we operate, and consequently there is a close correlation between consumer consumption levels and demand for our products. The revenues we generate each period are affected by factors such as unemployment levels, consumer spending, credit availability and business and consumer confidence. Certain of our products are considered discretionary, and as a result consumers generally purchase less of these products during economic downturns. In addition, for both discretionary and non-discretionary products, as economic conditions slow, retailers often seek to manage inventory levels and slow their rate of product purchases as they try to sell product already in stock. Packaging sales in our markets were negatively impacted by destocking efforts in 2008 and 2009, despite growth in end product sales. Our customers also seek to reduce working capital during a slowdown, and consequently they seek to manage inventory levels, revise trade credit terms and aggressively negotiate prices. As a result, an economic slowdown may adversely affect our financial position, results of operations and our ability to fund our operations.

Deterioration in economic conditions or disruptions in credit markets also pose a risk to our commercial relationships with our customers, suppliers and creditors. If economic conditions deteriorate significantly, or if our customers or raw material suppliers are not able to refinance their existing credit lines or otherwise are forced to cease doing business, our business would be materially adversely affected. The financial condition of some of our customers may expose us to credit risk. If our customers suffer financial difficulty, they may not be able to pay us, which could have a material adverse effect on our results of operations. In addition, if we are not able to secure sufficient funding required for our working capital and capital investment requirements in excess of borrowings available under our current financing arrangements due to a lack of availability of credit, we may not be able to pay our suppliers who may cease doing business with us, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Furthermore, the economic outlook in Europe is adversely affected by continued weakness in various European economies in which we sell our products, the possibility of continued or increased weakness and the risk that one or more euro zone countries could come under increasing pressure to leave the European Monetary Union. Any of these developments, or the perception that any of these developments are likely to occur, could have a material adverse effect on the economic development of the affected countries and could lead to severe economic recession or depression, and a general anticipation that such risks will materialize in the future could jeopardize the stability of financial markets or the overall financial and monetary system. This, in turn, would have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our business may be negatively affected by increases in raw materials or energy prices that we are unable to pass on to our customers, our inability to retain or replace our key suppliers and supply chain disruptions.

Our margins are largely driven by the prices we charge for our products and the costs of the raw materials we require to make our products. Raw materials costs represent the single largest component of our operating costs, and accounted for 63% of our cost of sales in Pro Forma 2012. The raw materials we depend on in our production are primarily polymers, paper, films, inks, adhesives, additives and transit packaging materials. Many of the raw materials we use in our manufacturing processes are commodities, which are subject to significant price volatility. The price of polymers and the other raw materials that we use is a function of supply and demand, suppliers’ capacity utilization, industry and consumer sentiment and prices for crude oil, natural gas and other raw materials. The price for polymers fluctuates substantially as a result of changes in petroleum and natural gas prices, industry demand and the capacities of the companies that produce polymers to meet market needs. Prices for paper depend on the industry’s capacity utilization and the costs of raw materials. Polymer prices rose rapidly from 2009 to 2011, particularly in 2011. Prices in 2011 were impacted by a weak cotton harvest, which increased demand for polyester fibers. Polymer prices continued to be volatile during 2012, partly driven by supply disruptions due to weather conditions in the Gulf region of the United States. Price fluctuations, in particular with respect to polymers, may have a material adverse effect on our business, results of operations, financial condition and cash flows. We estimate that in Pro Forma 2012 a 10% increase in the average cost of our plastic resins, which are our primary raw material, would increase our costs of sales by approximately $71.0 million.

Our ability to pass on increases in the cost of raw materials to our customers is dependent on the pricing methodology agreed to with our customers. We seek to include price escalation clauses in our framework sales agreements that allow us to increase prices for our products if our raw material prices increase. A significant portion of our total net sales in Pro Forma 2012 and the six months ended June 30, 2013 on a Pro Forma basis were made pursuant to framework contractual agreements and a significant portion of these framework sales agreements contained a price escalation clause. These price escalation clauses typically pass through our raw material price changes in our plastic and paper production in 30 to 90 days and 90 to 120 days, respectively. However, these clauses may not in all cases be effective to offset our increased costs. We also sell a substantial portion of our products under purchase orders, in which pricing is based on pricing sheets that we have previously sent to our customers. We may not be able to increase prices for these purchases if customers do not agree to a price escalation, in particular in our markets where competition is intense. If we chose to increase prices in such circumstances, we would risk volume loss. As a result, if our cost of raw materials increases, our margins may be negatively impacted. Increases in energy prices, particularly in the price of electricity, also increase our cost of sales, and energy costs have historically made up approximately 1-6% of our cost of sales.

The raw materials and energy that we use have historically been available in adequate supply from multiple sources. However, volatility in global economic conditions, fluctuations in oil prices and plastic resin demand, production constraints and other factors could result in temporary shortages of raw materials. If any of our suppliers is subject to a major production disruption or is unable to meet its obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials and may not be able to increase the prices of our finished products. Therefore, interruptions in supply could increase pressure on our margins and reduce our cash flows or could harm our ability to deliver our products to our customers on a timely basis, which could adversely affect our business, financial condition and results of operations. In addition, consolidation could occur among our suppliers, and such consolidation could hinder our ability to obtain adequate supplies of raw materials, which could lead to higher prices for the type of plastic resins we use. Failure to obtain adequate supplies of raw materials or future price increases could have a material adverse effect on our business, results of operations, financial condition and cash flows.

For more information on the effect of changes in raw material prices on our business, please refer to “—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Business and Operations—Changes in Prices of Raw Materials and Fuels.”

Significant competition in our markets may adversely affect our competitive position, sales and overall operations.

The packaging industry is highly competitive. The markets for our products are mature in Europe and the Americas, and there are many competing manufacturers that produce similar and other types of packaging. Additionally, we compete, to a certain extent, with our customers if they have in-house packaging-making capabilities.

Some of our competitors have extensive production facilities, well developed sales and marketing staffs and greater geographic reach or financial resources than we have. For example, some of our key competitors include Amcor, Mondi Group, Bemis Company, Inc., Sealed Air, Inc. and Sonoco Products Co., each of which has substantial financial, marketing and other resources and established brand names. Our competitors could use their significant resources to increase their marketing, develop new products or reduce their prices in a manner that adversely impacts our ability to sell our products at prices that generate the same margins we have earned in the past, or at all. Certain products are also available from a number of local manufacturers specializing in the production of a limited group of products. These local manufacturers may have existing relationships with local customers and may be more familiar with local preferences than we are. It may be possible for our current or future competitors to develop new product manufacturing technology or processes that may allow them to offer packaging products at a cost or quality that has a significant advantage over our products, and we may not have sufficient resources or capital to match such innovation. If competition in our high margin businesses increases, our overall margins could be substantially reduced. We cannot assure you that we will continue to be able to compete successfully against existing or future competitors.

While the principal drivers for competition for our products include quality, product performance and characteristics and service, price is also an important aspect of our ability to compete. We currently manufacture our products in the United States, Canada, the United Kingdom, Germany and certain other European countries. We may face competition from producers who manufacture a higher percentage of their products in countries with significantly lower labor costs than we do. If one or more of our competitors with manufacturing facilities in such lower cost countries offers products of sufficient quality in our markets at lower prices, we may be forced to lower our prices to maintain our competitiveness, or we may be unable to continue to sell our products. In either case, our sales and our gross profit could decline and such decline could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The profitability of plastic packaging companies is heavily influenced by the supply of, and demand for, plastic packaging. The plastic packaging market has historically been characterized by steady growth of manufacturing capacity and demand. If plastic packaging capacity increases and there is no corresponding increase in demand, the prices we receive for our products could materially decline, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may be unable to integrate the various Group businesses effectively and realize the expected synergies from the Combination.

Although each of businesses in the Group has been managed by affiliates of our shareholder for, in some cases, several years, the Group has no prior history of operating as a single business and has not been previously managed on a combined basis. We cannot assure you that we will be able to integrate the various Group businesses effectively or that our senior management will be able to effectively implement our integration and growth strategies. If we cannot successfully integrate the Group within a reasonable time following the Combination, we may not be able to realize the potential and anticipated benefits from the Combination. We will seek to realize significant synergies in procurement, manufacturing and sales and marketing, as well as synergies in central office functions and information technology through the cost saving programs discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Business and Operations—The Transactions—The Combination–Synergies Resulting from the Combination.” In order to realize these cost synergies, we expect to make significant amounts of cash outlays, which may be higher than our estimated amount. We currently estimate that through December 2014, we will spend approximately $51.0 million of one-off operating expenses and capital expenditures to realize these synergies. We may be unable to achieve these anticipated synergies in a timely manner, if at all.

Our anticipated cost synergies are based upon assumptions about our ability to implement our cost saving measures in a timely fashion and within certain cost parameters. Our ability to achieve the planned cost synergies is dependent upon a significant number of factors, some of which may be beyond our control.

If one or more of our underlying assumptions regarding these projects proves to have been incorrect, these efforts could lead to substantially higher costs than planned and we may not be able to realize fully, or realize in the anticipated timeframe, the expected benefits from our cost saving measures. Furthermore, pricing pressure from our customers or competitors or other variables may deprive us of some of the benefits from the cost measures that, in the calculation of Pro Forma Adjusted EBITDA, we have assumed that we will be able to retain. Also, cost efficiencies from improved production processes may not be able to be sustained due to changes in customer needs, environmental law, availability of raw materials, energy costs or other cost variables. Our new business initiatives could result in unintended consequences, such as the loss of key customers and suppliers.

Our inability to realize the anticipated cost savings, synergies and revenue enhancements from the Combination could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The financial information included herein may not be representative of our operations as a combined company or otherwise comparable to our current operating results.

Prior to May 31, 2013, the Group did not operate as a single business and had not been previously managed on a combined basis. As a result, the historical financial statements for each of businesses in the Group may not reflect what our results of operations, financial position and cash flows would have been had all companies operated on a combined basis during such periods and may not be indicative of what our results of operations, financial position and cash flows will be in the future. In addition, we have included herein unaudited pro forma financial data. This pro forma financial data gives effect to the Combination and may not be indicative of actual results that would have been achieved had the transactions described herein been consummated on the date or for the periods indicated and most likely will not reflect our combined results or results of operations as of any future date or any future period.

In addition, the unaudited pro forma financial data for the year ended December 31, 2012, which includes the results of operations of all components of the Group for the entire fiscal year, is not directly comparable to the unaudited pro forma combined income statement of the Group for the year ended December 31, 2011, which omits the results of operations of the Britton Business, Veriplast, Unterland and Pannunion for the periods from January 1, 2011 to the date of their respective acquisition by Sun Capital Partners V, L.P..

The pro forma financial information included herein has not been prepared in accordance with the requirements of Regulation S-X of the SEC or the Prospectus Directive. Neither the adjustments nor the resulting pro forma financial information have been audited in accordance with International Standards on Auditing or U.S. GAAP. This pro forma data should therefore not be relied on to reflect what our results of operations and financial condition would have looked like had the Combination already occurred.

We are exposed to the risk of product substitution.

We derive the majority of our total net sales from sales of flexible and rigid plastic packaging products. Plastic packaging products compete with other forms of packaging, principally paper and metal packaging. Customer preference for a particular type of packaging can be driven by cost, appearance, functional considerations or other factors. In addition, consumer preference can be affected by environmental considerations, including whether packaging can be recycled or re-used. Although consumer demand has led to increasing substitution of plastic packaging for other forms of packaging over the last several years, there can be no assurance that demand for plastic packaging will continue to increase.

Our sales may also be impacted by variations in customer preference driven by the cost of associated packaging products. Difficult economic conditions may result in consumers’ preference for less expensive and less elaborate forms of packaging. We cannot assure you that our products will continue to be preferred by our customers or our customers’ end-consumers and that consumer preference will not shift from plastic-based packaging to non-plastic packaging. A material shift in consumer preference from our packaging types could result in a decline in sales volume or pricing pressure that would have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may be adversely affected by the loss of key customers for our products, and our customer concentration could increase due to industry consolidation.

For the year ended December 31, 2012 on a Pro Forma basis, our ten largest customers accounted for approximately 28% of our net sales for Pro Forma 2012, and our single largest customer accounted for approximately 7% of our net sales for Pro Forma 2012. Our commercial relations with most of our customers are conducted through short term framework agreements or purchase orders. These arrangements generally provide for guaranteed minimum orders and there can be no assurance that we would continue to be able to sell our products to our customers or sell on terms as favorable as in the past, or at all. We cannot assure you that we will be able to maintain these our existing relationships with our customers.

There is also the risk that our customers may shift their production operations to locations in which we do not currently have a presence. The loss of one or more of these customers, a significant reduction in sales to these customers or a significant change in the commercial terms of our relationship with these customers could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Additionally our customers may decide to in-source the production of their packaging which we currently supply, or otherwise elect not to do business with us. Loss of key contracts could have a material impact on our business, results of operations, financial condition and cash flows.

Customer consolidation has increased the concentration of our revenues with our largest customers. In many cases, such consolidation may be accompanied by increased customer bargaining power and pressure from customers for price reduction. In addition, this consolidation may lead manufacturers to rely on a reduced number of suppliers. If, following the consolidation of one of our customers with another company, a competitor was to be the main supplier to the consolidated companies, this could have a material adverse effect on our business, financial condition or results of operations. Increased pricing pressures from our customers that may result from such a consolidation may also have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may fail to keep up with product innovation.

Our business is subject to frequent and sometimes significant changes in technology and if we do not keep up with these changes, our sales and profits may decline. Product development and engineering requires significant investment. Some of our competitors may have greater access to financial resources than we do and may increase their competitiveness by investing more in research and development activities and making strategic capital expenditures with respect to key products. Additionally, some of our competitors may be more capable of accessing synergies in product and technology development and market activities.

We cannot assure you that our product development and engineering efforts and capital expenditures will continue to deliver competitive products that will translate into sales to customers or that we will consistently be able to renew our production lines as our customers stop using those products. We may not be able to replace outdated technologies, replace them as quickly as our competitors or develop and market new and better products in the future. We may enter new markets, which may not have the economics or customer acceptance of new technology that we had anticipated. If we fail to keep pace with the evolving technological innovations in our markets or we fail to maintain our key competencies, we may experience a material adverse effect on our business, results of operations, financial condition and cash flows.

We may not be able to meet the demands of our customers.

Some of our customers’ products can experience higher demand as part of their launch or as a result of promotions and advertising campaigns. Although our production capacity is usually not constrained, in some cases it can be constrained by line capacity, particularly for bespoke products or products that incorporate new technologies. We may be unable to deliver production at the level required by our customers during periods of strong sales to end-customers, which may lead us to lose potential revenues or face claims from customers. To service supply shortfall, our customers may turn to our competitors, which could lead to our relationship with such customers being jeopardized and a reduction in or termination of our business with such customers.

Any interruption in the operations of our manufacturing facilities may adversely affect our business.

Due to the operating conditions inherent in some of our manufacturing processes, we cannot assure you that we will not incur unplanned business interruptions or that such interruptions will not have an adverse impact on our business, financial condition and results of operations. There can be no assurance that alternative production capacity will be available in the future in the event of a major disruption or, if it is available, that it could be obtained on favorable terms. To the extent that we experience any breakdown of key manufacturing equipment or similar manufacturing problems, we will be required to make capital expenditures that may make it difficult for us to meet customer demand, which would result in a loss of revenues, and could impair our liquidity. In addition, the rationalization of our manufacturing base in an effort to realize cost synergies exacerbates this risk because our manufacturing activities become more concentrated and plant disruptions impact larger production operations.

Our manufacturing operations are subject to risks relating to plastics conversion and printing operations and the related use, storage, transportation and disposal of polymers, inks and lacquers, products and wastes, including but not limited to:

•	pipeline leaks and ruptures;

•	fires and explosions;

•	accidents;

•	severe weather and natural disasters (such as hurricanes);

•	mechanical failures;

•	unscheduled downtimes;

•	labor disputes;

•	transportation interruptions;

•	other environmental risks; and

•	sabotage or terrorist attacks.

These risks can cause personal injury and loss of life, catastrophic damage to, or destruction of, property and equipment and environmental damage, and may result in a suspension of operations, litigation exposures, loss of market share and the imposition of civil or criminal penalties. Unplanned outages can impact our operating results, even if such outages are covered by insurance.

We mainly use electrical power and natural gas to manufacture our products. These energy sources are essential to our operations and we rely on their continuous supply to conduct our business. Frequent or prolonged power interruptions may have a material adverse effect on our operations.

Because we rely on external transportation and warehousing providers to deliver our products, any disruption in their services could adversely affect our business.

The success of our business depends, in large part, upon the maintenance of a strong distribution network. We rely on independent transportation and warehousing companies to store and deliver our products to our customers. Strikes, slowdowns, transportation disruptions and other conditions in the transportation industry, such as increases in fuel prices, could increase our costs and disrupt our operations. If any subcontractor fails to properly store or timely deliver our products to our customers, the results of our operations could be adversely affected. There can be no guarantee that we will maintain relationships with our current independent transportation and warehousing providers. A delay in distribution could, among other things, have an adverse impact on our reputation, result in return of an amount of our products that could not be shipped in a timely manner or require us to contract with alternative, and possibly more expensive, distributors. In addition, our current distributors have storage facilities located near our manufacturing plants, which provide us with convenient facilities in which to store our products and which reduce our costs of transportation. If we were required to change distributors, it would be disruptive to our business, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our business requires high levels of capital investments.

Our business requires high levels of capital investments, including maintenance and growth expenditures. We made $103.8 million of capital expenditures in Pro Forma 2012. We will undertake certain projects as a result of the Combination that will require capital expenditures to improve efficiencies in our manufacturing base, including relocating one of our production facilities to a more efficient location and other programs to consolidate our procurement, sales and marketing and back office functions. We may not be able to make such capital expenditures if we do not generate sufficient cash flow from operations, have funds available for future borrowings under our existing credit facilities, are restricted from incurring additional debt or as a result of a combination of these factors. In particular, due to global economic conditions, the availability of funds from debt capital markets may diminish significantly. If we are unable to meet our capital expenditure plans, we may not be able to maintain our manufacturing capacity, which may negatively impact our competitive position and ultimately, our revenues and profitability. In addition, we are required to make injection molds or new toolings when we make new products for our customers. We use these molds and toolings throughout the life span of these products and generally make new molds as these products cease to be produced and new products take their place. This involves a significant amount of capital expenditures on our part. Any failure to meet our capital expenditure plans may have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are subject to risks from legal and arbitration proceedings, which could adversely affect our financial results and condition.

From time to time we are involved in labor, tax, commercial and other legal and arbitration proceedings, the outcomes of which are difficult to predict. We could become involved in legal and arbitration disputes in the future which may involve substantial claims for damages or other payments. Although individually these proceedings do not typically involve substantial amounts, in the aggregate such proceedings or any increase in the number of such proceedings may have a material adverse effect on our business, results of operations and financial condition.

In the event of a negative outcome of any material legal or arbitration proceeding, whether based on a judgment or a settlement agreement, we could be obligated to make substantial payments, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the costs related to litigation and arbitration proceedings may be significant. Even if there is a positive outcome in such proceedings, we may still have to bear part or all of our advisory and other costs to the extent they are not reimbursable by other litigants, insurance or otherwise, which could have a material adverse effect on our business, results of operations and financial condition.

Failure to maintain good employee relations may affect our operations and the success of our business.

We have over 9,000 employees located in 18 countries. As we are continuously restructuring our workforce to achieve productivity gains, maintaining good relationships with our employees, unions and other employee representatives is crucial to our ability to successfully implement such restructurings. As a result, any deterioration of the relationships with our employees, unions and other employee representatives could have an adverse effect on our business, results of operations and financial condition.

The majority of our employees are covered by national collective bargaining agreements and company-level agreements specific to our Group. These agreements typically complement applicable statutory provisions in respect of, among other things, the general working conditions of our employees such as working time, holidays, termination, retirement, welfare and incentives. National collective bargaining agreements and Group-specific agreements also contain provisions that could affect our ability to restructure our operations and facilities, terminate employees or outsource certain services.

We may not be able to extend existing Group-specific agreements, renew them on their current terms, or, upon the expiration of such agreements, negotiate such agreements in a favorable and timely manner or without work stoppages, strikes or similar industrial actions. We may also become subject to additional Group-specific agreements or amendments to the existing national collective bargaining agreements. Such additional Group-specific agreements or amendments may increase our operating costs and have an adverse effect on our business, results of operations and financial condition.

In addition, we are required to consult and seek the advice of our employee works councils with respect to a broad range of matters, which could prevent or delay the completion of certain corporate transactions.

Consultations with works councils, strikes, similar industrial actions or other disturbances by our workforce, particularly where there are union delegates, could disrupt our operations, result in a loss of reputation, increased wages and benefits or otherwise have a material adverse effect on our business, results of operations and financial condition.

We are exposed to risks related to conducting operations in several different countries.

We currently have manufacturing facilities located in the United States, Canada, the European Union (Austria, Bulgaria, France, Finland, Germany, Hungary, the Netherlands, Poland, Romania, Spain and the United Kingdom), Serbia, Turkey, Ukraine and Egypt, a distribution warehouse in China and a joint venture in Lebanon. As a result, our business is subject to risks related to the differing legal, political, social and regulatory requirements and economic conditions of many jurisdictions. Risks inherent in international operations include the following:

•	general economic, social or political conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

•	compliance with a variety of laws and regulations in various jurisdictions may be burdensome;

•

unexpected or adverse changes in laws or regulatory requirements in various jurisdictions may occur, including in particular the introduction of more stringent regulations relating to packaging that comes into contact with food;

•	the imposition of withholding taxes or other taxes or royalties on our income, or the adoption of other restrictions on foreign trade or investment, including currency exchange controls;

•	adverse changes in export duties, quotas and tariffs and difficulties in obtaining export licenses;

•	intellectual property rights may be more difficult to enforce;

•	transportation and other shipping costs may increase;

•	staffing difficulties, national or regional labor strikes or other labor disputes;

•	the imposition of any price controls or nationalization programs; and

•	difficulty enforcing agreements and collecting receivables.

Any of these factors could require us to change our current operational structure and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are exposed to currency fluctuation risks in several different countries that could adversely affect our profitability.

We currently operate our facilities in 18 different countries. As a result, our business is subject to currency fluctuation risks. Our results of operations may be affected by both the transaction effects and the translation effects of foreign currency exchange rate fluctuations. In 2012, we earned 37% of our Pro Forma 2012 net sales in euro, 29% in U.S. dollars and 26% in British pounds. In each case, the rest was earned in other currencies exposed to currency fluctuation when we convert currencies that we may receive for our products into currencies required to pay our debt, purchase raw materials, meet our fixed costs or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. A large number of our production facilities are currently located in the euro zone and the United Kingdom. As a result, a large proportion of our manufacturing costs and our selling, general and administrative expenses are incurred in currencies other than the U.S. dollar, reflecting the location of our production sites. Where we are unable to match sales received in foreign currencies with costs paid in the same currency, our results of operations are consequently impacted by currency exchange rate fluctuations. In addition, our business may be negatively affected if foreign currency movements provide non-local suppliers with competitive pricing advantages.

We are also exposed to foreign exchange risk through the translation of the financial statements from our functional currencies to the U.S. dollar. Our income and expenses are reported in the relevant local currency and translated into U.S. dollars at the applicable currency exchange rate for inclusion in our combined financial statements. Therefore, our financial results in any given period are materially affected by fluctuations in the value of the U.S. dollar relative to the other currencies in which we have costs and expenses. These translations could significantly affect the comparability of our results between financial periods and/or result in significant changes to the carrying value of our assets, liabilities and stockholders’ equity. We record the effects of these translations in our consolidated statement of recognized income and expense as exchange differences on retranslation of foreign operations.

We seek to manage the currency risk of our main operating companies on the most critical sources of transactional exposure. Our policy of not hedging currency risk exposes us to the risk of unfavorable cash-flow variations due to changes in foreign currency and is only aimed at providing time to attempt to pass through to customers the impact on revenues and costs of long-lasting, unfavorable exchange rate variations. We do not hedge our foreign exchange exposure since we consider that, over time, the cost of hedging would be greater than the benefits derived from smoothing the impact of the fluctuations in the exchange rate. Significant changes in the value of the U.S. dollar or the other currencies in which we have costs and expenses relative to each other could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Current and future environmental and other workplace, health and safety requirements could adversely affect our financial condition and our ability to conduct our business.

Our operations, properties and products are subject to international, EU, U.S. federal and state national and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air, soil and water, establish standards for the treatment, storage and disposal of solid and hazardous wastes, and require investigation and clean-up of contaminated sites, and establish environmental standards for our products and raw materials inputs to our product processes, as well as determine the guidelines for workplace health and safety. Certain environmental laws in the jurisdictions in which we operate, including the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, in the United States, impose joint and several liability for cleanup costs, without regard to fault, on current and former owners and operators of property that has been impacted by a release of hazardous substance or on persons who have disposed of, arranged for the disposal of or released hazardous substances into the environment.

We cannot predict with any certainty our future capital expenditure requirements necessary to comply with applicable environmental laws and regulations due to changing environmental technologies and continually changing compliance standards which have tended to become increasingly strict. From time to time, we could be subject to requests for information, notices of violation or investigations initiated by environmental regulatory agencies relating to our operations and properties. Furthermore, violations or contaminated sites we do not know about (including contamination caused by prior owners and operators of such sites or newly discovered information) could result in additional compliance or remediation costs or other liabilities, which could be material. We may also assume significant environmental liabilities in future acquisitions. In addition, EU, U.S. federal and state, national and local governments could enact laws or regulations concerning environmental matters that increase the cost of production, or otherwise adversely affect the demand, for plastic products.

Legislation that would prohibit, tax or restrict the sale or use of certain types of plastic and other containers, and would require diversion of solid wastes such as packaging materials from disposal in landfills, has been or may be introduced in the U.S. Congress, U.S. state legislatures, the European Union or certain member states thereof, and other legislative bodies. Container legislation has been adopted in a few jurisdictions and similar legislation has been defeated in public referenda in several states, local elections and many state and local legislative sessions. There can be no assurance that future legislation or regulation would not have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are also subject to regulation that establishes specific requirements for the manufacture and marketing of plastic materials that are intended to or may come into contact with food. These regulations typically set out a list of authorized substances (some of which, due to specific restrictions, must be of specific purity and quality) that may be used in the manufacture of plastic materials. Regulations also typically establish a limit on the transfer constituent elements from the plastic to food. We may be required to incur additional costs or change raw materials or production process to comply with future food packaging legislation or regulation.

Additionally, our products and the raw materials we use in our production processes are subject to numerous environmental laws and regulations, including the European Union’s Regulation on Registration, Evaluation, Authorization and Restriction of Chemical substances (“REACH”) (EC 1907/2006), which requires a costly and time-consuming registration, safety analysis, and in some cases, authorization process for chemicals made or imported into the European Union. REACH may also require the phase-out or substitution of certain chemicals deemed to be dangerous with suitable alternatives. The European Union is continuously adopting additional requirements related to product safety. Although REACH compliance is primarily the responsibility of our suppliers or the producers of chemical raw materials, we are also affected by REACH as a “downstream” user of REACH-regulated substances. It is possible that the authorization process or the marketing and use restrictions imposed by REACH could increase the cost of or affect the supplies of some chemicals that we use as raw materials or that are manufactured and/or imported into the European Union by us or our suppliers, or require us to substitute current raw materials with alternative substances, and the failure to comply with these requirements could result in fines and penalties. Although we have systems in place to track and monitor the REACH status of our raw materials and believe that our suppliers have made the required registrations and are in material compliance with REACH, there can be no assurance that current or future REACH or similar regulations would not have a material adverse effect on our business, results of operations, financial condition and cash flows.

The presence of hazardous materials at our facilities or in our products may expose us to potential liabilities associated with the cleanup of contaminated soil and groundwater or other types of damages, which could adversely affect our financial condition and our ability to conduct our business.

The presence of hazardous materials at our facilities may expose us to potential liabilities associated with the cleanup of contaminated soil and groundwater, and we could be liable for the costs of responding to and remediating releases of hazardous materials and the restoration of natural resources damaged by such releases, among other things. In order to address such hazardous material releases, we may need to spend substantial amounts of money and other resources from time to time to undertake investigative or remedial actions, construct and maintain remedial equipment, and clean up and/or decommission waste management facilities. If we do not comply with such environmental requirements, regulatory agencies could seek to impose civil, administrative and/or criminal liabilities. Under some circumstances, private parties could also seek to impose civil fines or penalties for violations of environmental law or recover monetary damages, including those relating to property damage or personal injury or illnesses or injuries allegedly related to exposure to hazardous substances at our facilities or in our products.

Changes in product requirements and their enforcement may have a material impact on our operations.

Changes in laws and regulations relating to the materials allowed for use in packaging and to the recycling of plastic packaging could adversely affect our business if implemented on a large scale in the major markets in which we operate. Changes in laws and regulations laying down restrictions on, and conditions for use of, food, beverage, pharmaceutical, agricultural or other products and the materials in contact with them, or on the use of materials and agents in the production of our products could also adversely affect our business. For example, a number of governmental authorities, both in the United States and abroad, have considered, or are expected to consider, legislation aimed at reducing the amount of plastic wastes. Programs have included, for example, mandating certain rates of recycling and/or the use of recycled materials, imposing deposits or taxes on plastic packaging material and requiring retailers or manufacturers to take back packaging used for their products. Legislation, as well as voluntary initiatives similarly aimed at reducing the level of plastic wastes, could reduce the demand for certain plastic packaging, result in greater costs for plastic packaging manufacturers or otherwise impact our business. Some consumer products companies, including some of our customers, have responded to these governmental initiatives and to perceived environmental concerns of consumers by using containers made in whole or in part of recycled plastic. Future legislation and initiatives could adversely affect us in a manner that could be material.

The failure of our patents, trademarks, models and confidentiality agreements to protect our intellectual property could adversely affect our business.

Proprietary protection of our processes, apparatuses and other technology is important to our business. Our actions to protect our proprietary rights may be insufficient to prevent others from developing similar products to ours. In addition, the laws and their enforcement in many countries do not protect our intellectual property rights to the same extent as the laws of the European Union and the United States. Furthermore, any pending patent application filed by us may not result in an issued patent, or if patents are issued to us, such patents may not provide meaningful protection against competitors and customers or against competitive technologies. In addition, our competitors and any other third parties may obtain patents that restrict or preclude our ability to lawfully manufacture and market our products in a competitive manner, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. There can be no assurance that our confidentiality agreements will not be breached or will provide meaningful protection for our trade secrets or proprietary know-how and adequate remedies in the event of an unauthorized use or disclosure of these trade secrets and know-how. In addition, there can be no assurance that others will not obtain knowledge of these trade secrets through independent development or other access by legal means.

If we are unable to maintain the proprietary nature of our technologies, our profit margin could be reduced as competitors imitating our products could compete aggressively against us in the pricing of certain products and our business, results of operations, financial condition and cash flows may be materially adversely affected.

Any material pending litigation against us regarding any intellectual property claims, with or without merit, could subject us to costly litigation and divert our technical and management personnel from their regular responsibilities. Furthermore, if such claims are adversely determined against us, we could be forced to suspend the manufacture of products using the contested invention or negotiate royalty payments for the usage of such invention and our business, financial condition, results of operations and cash flows could be adversely affected if any such products are material to our business.

Fluctuations in the financial markets will likely adversely affect our pension plan assets and our future cash flows.

We operate certain defined benefit pension plans at our U.S., Canadian and European operations. Continued disruption in global credit and financial markets could adversely affect the market value of our pension plan assets, which would likely increase our pension costs and cause a corresponding decrease in our cash flow. Our pension costs are dependent upon numerous factors resulting from actual plan experience and assumptions of future experience. Pension plan assets are primarily made up of equity and fixed income investments. Accordingly, fluctuations in actual equity market returns as well as changes in general interest rates may result in increased or decreased pension costs in future periods. In addition, changes in assumptions regarding current discount rates and expected rates of return on plan assets could also increase or decrease pension costs. A decline in our pension plan assets as a result of volatile equity market returns would significantly increase future minimum required pension contributions in 2014 and future years which would have an adverse impact on our cash flows.

Failure of control measures and systems resulting in faulty or contaminated products could have a material adverse effect on our business.

Although we have not been subject to any material litigation regarding damages for defective products in the past, and since being acquired by Sun Capital have not conducted any substantial product recalls or other material corrective action, these events may occur in the future. Failure to meet control measures and quality and safety standards, due to, among other things, accidental or malicious raw material contamination or due to supply chain contamination carried by human error or equipment failure may result in adverse effects on consumer health, litigation exposure, loss of market share, reputational damage, financial costs and loss of revenue.

In addition, if our products fail to meet our standards, we may be required to incur substantial costs in taking appropriate corrective action (including recalling products from consumers) and to reimburse customers and/or end consumers for losses that they suffer as a result of this failure. Customers and end consumers may seek to recover these losses through litigation and, under applicable legal rules, may succeed in any such claim even if there is no negligence or other fault on our part. Placing an unsafe product on the market, failing to notify the regulatory authorities of a safety issue, failing to take appropriate corrective action and failing to meet other regulatory requirements relating to product safety could lead to regulatory investigation, enforcement action and/or prosecution. Any product quality or safety issue may also result in adverse publicity, which may damage our reputation. Any liability resulting from a product defect, if it were to be established in relation to a sufficient volume of claims or to claims for sufficiently large amounts, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Interruption in the operation of our information and communication technology may affect us adversely.

The operation of our manufacturing facilities as well as our sales and service activities depend on the efficient and uninterrupted operation of complex and sophisticated computer, telecommunication and data processing systems. Information and communication technology-related risks are particularly relevant since our information technology landscape is fragmented and mainly locally driven, due in part to our history of acquisitions of businesses which operated proprietary information technology systems. Some of the software used by us is end user-developed by local personnel. As a consequence, the different platforms in use for key processes may lead to inefficiencies, such as problems with interoperability, malfunctions and higher cost. Our computer and data processing systems and related infrastructure (data center, hardware and wide and local area networks) are generally exposed to the risk of disturbances, damage, electricity failures, computer viruses, fire, other disasters, hacker attacks and similar events. Disruptions to operations or interruptions in operations involving the systems have occurred in individual cases in the past and may occur in the future. Although administration and production networks are separated, an interruption in the operations of computer or data processing could adversely affect our ability to efficiently maintain our production processes and to ensure adequate controls. Disruptions to or interruptions in operations could lead to production downtime which, in turn, could result in lost net sales. Any one or more of these risks, if they were to materialize, could materially adversely affect our business, financial condition and results of operations.

Our insurance coverage may not be sufficient to cover the risks inherent in our business and future coverage may be difficult to obtain replacement insurance on acceptable terms or at all.

Our insurance policies may not provide adequate coverage for the risks inherent in our business, as these insurance policies typically exclude certain risks and are subject to certain thresholds and limits. We cannot assure you that our property, plant and equipment and inventories will not suffer damages due to unforeseen events or that our products may not be defective. Further, the proceeds available from our insurance policies may not be sufficient to protect us from all possible loss or damage resulting from such events. As a result, our insurance coverage may prove to be inadequate for events that may cause significant disruption to our operations, which may have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may suffer indirect losses, such as the disruption of our business or third-party claims of damages, as a result of an insured risk event. Our business interruption insurance and general liability insurance policies, including our product liability insurance, are subject to limitations, thresholds and limits, and may not fully cover all of our indirect losses.

Among other factors, adverse political developments, security concerns and natural disasters in any country in which we operate may materially adversely affect available insurance coverage and result in increased premiums for available coverage and additional exclusions from coverage.

Higher employment costs may have a material adverse effect on our business, financial condition and results of operations.

Labor costs represent approximately 18% of our cost of goods sold in Pro Forma 2012, and have been increasing steadily in all of our locations over the past several years, with higher growth in “low-cost countries” where we manufacture products for export to U.S. and European customers. Our labor costs may rise faster than expected in the future as a result of increased workforce activism, government decrees and changes in social and pension contribution rules. We face resistance from customers to price increases motivated by increased labor costs. The continued and sustained increase in labor costs may make some of our plants less competitive against manufacturers operating from countries with lower salary levels, particularly if we do not manage to offset the increase in labor costs through productivity gains. If employment costs increase further, and we cannot recover these costs from our customers through increased selling prices or offset them through productivity gains, our operating costs will increase, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may pursue and execute acquisitions, which could adversely affect our business.

We continually evaluate potential acquisition opportunities in the ordinary course of business, including those that could be material in size and to our operations. Acquisitions involve a number of special risks, including:

•	the diversion of management’s attention and resources to the assimilation of the acquired companies and their employees and to the management of expanding operations;

•	the incorporation of acquired products into our product line;

•	problems associated with maintaining relationships with employees, suppliers and customers of acquired businesses;

•	the increasing demands on our operational systems;

•	possible adverse effects on our reported operating results, particularly during the first several reporting periods after such acquisitions are completed; and

•	the loss of key employees and the difficulty of presenting a unified corporate image.

We may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence in connection with historical acquisitions and any future acquisitions. We have typically required selling stockholders to indemnify us against certain undisclosed liabilities. However, we cannot assure you that indemnification rights we have obtained, or will in the future obtain, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

In addition, we may not be able to successfully integrate future acquisitions without substantial costs, delays or other problems. The costs of such integration could have a material adverse effect on our operating results and financial condition. Although we conduct what we believe to be a prudent level of investigation regarding the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. Until we actually assume operating control of such businesses and their assets and operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations. Furthermore, we may not realize all of the cost savings and synergies we expect to achieve from our current strategic initiatives due to a variety of risks, including, but not limited to, difficulties in integrating shared services with our business, higher than expected employee severance or retention costs, higher than expected overhead expenses, delays in the anticipated timing of activities related to our cost-saving plans and other unexpected costs associated with operating our business. If we are unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, it could adversely affect our business, financial condition and results of operations.

An affiliate of Sun Capital controls us and may have conflicts of interest with us.

An affiliate of Sun Capital indirectly controls our sole stockholder. Such affiliate of Sun Capital, therefore, has the power to take actions that affect us, including appointing management and approving mergers, a sale of substantially all of our assets and other extraordinary transactions. For example, such affiliate of Sun Capital could cause us to make acquisitions that increase the amount of our indebtedness or to sell revenue-generating assets, impairing our ability to make payments under our debt agreements. Such affiliate of Sun Capital could also receive certain fees in connection with such acquisitions and other corporate events under a management services agreement with us. Additionally, such affiliate of Sun Capital is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Such affiliate of Sun Capital may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

Taxing authorities could challenge our historical and future tax positions or our allocation of taxable income among our subsidiaries, and the tax laws to which we are subject could change in a manner adverse to us.

The amount of income taxes we pay is subject to our interpretation of applicable tax laws in the jurisdictions in which we file. We have taken and will continue to take tax positions based on our interpretation of such tax laws. There can be no assurance that a taxing authority will not have a different interpretation of applicable law and assess us with additional taxes. Similarly, the tax laws to which we are subject could change in a manner unfavorable to us. Additionally, in certain circumstances, we use estimates when calculating our tax liabilities. For example, because we conduct operations, including intercompany transactions, through subsidiaries in numerous tax jurisdictions around the world, we must establish a transfer pricing methodology to account for intercompany transactions. While the transfer pricing methodology we utilize is based on economic studies, it could be challenged by various tax authorities resulting in additional tax liability, interest and penalties. We are regularly under audit by tax authorities, and although we believe our interpretation of applicable tax laws is correct and our tax estimates are reasonable, the final determinations of such audits could be materially different than those which are reflected in our historical financial statements provided herein. Any imposition of additional tax liability for historical periods or any change in interpretations, law or our use of estimates in current and future tax periods could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are subject to anti-trust and similar legislation in the jurisdictions in which we operate.

We are subject to a variety of anti-trust and similar legislation in the jurisdictions in which we operate. Future acquisitions may be subject to merger control approval. In addition, we are subject to legislation in many of the jurisdictions in which we operate relating to unfair competitive practices and similar behavior. There can be no assurance that we will not be subject to allegations of, or regulatory investigations or proceedings into, such practices. In the event that such allegations are made or investigations or proceedings initiated (irrespective of merit), we may be required to devote significant management resources to defending such allegations. In the event that such allegations are proved, we may be subject to significant fines, damages awards and other expenses.

For example, two of our subsidiaries in the Paccor Business, Paccor France SAS (formerly known as Huhtamaki France SAS) and Island Lux SCA, received a Statement of Objections from the European Commission on September 28, 2012, alleging that Paccor France SAS participated in a cartel involving foam trays used for retail food packaging between September 3, 2004 and June 19, 2006. In the Statement of Objection, which constitutes an intermediate step in the proceedings, the European Commission indicated that it intends to levy a fine against the addressees of the Statement of Objection, including Paccor France SAS. The addressees of the Statement of Objection subsequently had the opportunity to set out their respective defenses against the European Commission’s allegation both in writing and orally. The proceedings are currently pending. We acquired Paccor France SAS from Huhtamaki Oyj pursuant to a Sale and Purchase Agreement between Huhtamaki Oyj and certain other sellers (collectively, “Huhtamaki”) and Island Lux SCA, dated September 22, 2010 (the “Paccor SPA”). Pursuant to the Paccor SPA, Huhtamaki agreed to indemnify Island Lux SCA and its affiliates (including

Paccor France SAS) against any decision, fine or penalty levied by any Governmental Entity (as defined therein, including the European Commission), pursuant to the investigation by the European Commission of Huhtamaki’s allegedly anticompetitive behavior in the retail food packaging market in Europe. It is therefore our belief that any fine levied upon Paccor France SAS will fall within the scope of this indemnity, and that we will have no liability for any potential fine levied but there can be no assurance of this outcome. Any imposition of fines or damage awards and expenses that are not covered by the indemnity of Huhtamaki, could have a material adverse effect on our business, results of operations, financial condition or cash flow.

We may not be able to retain key members of our senior management team.

Our success depends upon the continued service of our directors and senior management. In addition, our future growth and success also depends on our ability to attract, train, retain and motivate skilled managerial, sales, administration, operating and technical personnel. The number of people with the necessary skills to serve in these positions is limited.

The Transactions may result in attrition among our management team if the changes resulting from the Combination, including changes in organization, management, operating style and strategy, are not suitable to their preferences. Any loss in the continued service of certain key personnel as a result of the Combination or otherwise may have a material adverse effect on our business. In connection with the Combination, we have also hired new management personnel in order to effectively manage the Group. Failure to successfully retain our key management team, integrate new management personnel and attract the talent necessary to manage the Group could have a material adverse effect on our business.

Our high leverage and debt service obligations could adversely affect our business and prevent us from fulfilling our obligations with respect to the Notes.

Our high leverage and debt service obligations could adversely affect our business and prevent us from fulfilling our obligations with respect to the Notes. We are, and after completion of the Transactions we will continue to be, highly leveraged and have significant debt service obligations. As of June 30, 2013, on a Pro Forma basis, Exopack Holdings S.A. would have had total consolidated debt of $1,283.2 million (equivalent) outstanding, excluding subordinated shareholder funding instruments, all of which is senior indebtedness. In addition, as of June 30, 2013 giving effect to the Transactions, we had $75.0 million available for borrowing under our North American ABL Facility and $175.0 million (equivalent) available for borrowing under our European ABL Facilities. All Indebtedness under the North American ABL Facility and European ABL Facilities and certain of the New Indebtedness will be secured by certain of our assets that will not secure the Notes. The Notes will, as a result, be effectively subordinated to such indebtedness, to the extent of the value of the property and assets securing such debt.

We anticipate that our high leverage will continue for the foreseeable future. Our high leverage could have important consequences to you, including, but not limited to:

•	making it more difficult for us to satisfy our debt obligations;

•	limiting our ability to meet our obligations under the Notes;

•	increasing our vulnerability to a continuing downturn in our business or economic and industry conditions;

•

limiting our ability to obtain additional financing and increasing the cost of any such financing to fund future working capital requirements, capital expenditures, business opportunities and other corporate requirements;

•

requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, which means that this cash flow would not be available to fund our operations and for other corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business, the competitive environment and our industry; and

•	placing us at a competitive disadvantage relative to a competitor with less leverage.

Any of these or other consequences or events could have a material adverse effect on our ability to satisfy our debt obligations, including obligations under the Notes.

Moreover, we may incur substantial additional indebtedness in the future. The terms of the Indenture as well as the terms pursuant to which the New Indebtedness would be incurred, the European ABL Facilities Agreement and the North American ABL Facility Agreement, restrict, but do not prohibit, us from incurring additional debt. If we incur additional indebtedness, the related risks that we now face, as described above and elsewhere in these “Business Risk Factors and Risk Factors Relating to our Capital Structure,” could intensify.

The Guarantees may be limited by applicable laws or subject to certain limitations or defenses.

The Guarantors will guarantee the payment of the Notes on a senior unsecured basis, and the terms of the Notes permit, and may require, subsidiary guarantors to be added in certain circumstances. The Guarantees provide you with a direct claim against the assets of the Guarantors. Your claims under the Guarantees will be effectively limited to the maximum amount that can be guaranteed by the Guarantors without rendering the Guarantees voidable or otherwise ineffective or to constitute unlawful distribution of funds under applicable laws, and enforcement of the Guarantees against the Guarantors will be subject to certain defenses available to guarantors generally and to limitations designed to ensure full compliance with statutory requirements applicable to the Guarantors. These laws and defenses include those that relate to fraudulent conveyance or transfer, voidable preference, unfair consideration, financial assistance, unlawful distribution of funds, corporate benefit, capital maintenance, set-off or similar laws and regulations or defenses affecting the rights of creditors generally. As a result, the Guarantors’ liability under the Guarantees could be materially reduced or eliminated, depending upon the amounts of their other obligations and upon applicable laws. In particular, in certain jurisdictions in which Guarantors are organized, a guarantee issued by a company that is not in the company’s corporate interests, or the burden of which exceeds the benefit to the guarantor, may not be valid and enforceable. It is possible that the Guarantors, a creditor of a Guarantor or (in the case of a bankruptcy of a Guarantor) a Guarantor’s liquidator in bankruptcy contests the validity or enforceability of the Guarantees, and a court determines that the Guarantees should be limited or voided. In the event that a Guarantee is invalid or unenforceable, in whole or in part, or to the extent that agreed limitations on the Guarantees obligations apply, holders of the Notes may have no direct claim against a Guarantor or its assets.

Enforcement of the Guarantees across multiple jurisdictions may be difficult.

If the Transactions are completed successfully the Notes will be guaranteed by the several Guarantors, which are organized or incorporated under the laws of Delaware, California, Michigan, Austria, Finland, England and Wales, Germany, Luxembourg and Poland. In the event of insolvency or a similar event, proceedings could be initiated in any of these jurisdictions and in the jurisdiction of organization of a future Guarantor. The rights under the Guarantees will thus be subject to the laws of a number of jurisdictions, and it may be difficult to effectively enforce such rights in multiple bankruptcy, insolvency and other similar proceedings. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. In addition, the bankruptcy, insolvency, administration and other laws of the jurisdiction of organization of Guarantors may be materially different from, or in conflict with, one another, including creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The application of these various laws in multiple jurisdictions could trigger disputes over which jurisdictions’ law should apply and could adversely affect the ability to realize any recovery under the Notes and the Guarantees.

Relevant insolvency laws in Luxembourg and other jurisdictions may provide you with less protection than U.S. bankruptcy law.

Following the successful completion of the Transactions, certain of the Guarantors would be incorporated under the laws of Luxembourg. Therefore, any insolvency proceedings by or against such Guarantors would likely be based on Luxembourg insolvency laws. The other Guarantors are incorporated or organized in jurisdictions in the United States, Austria, Finland, England and Wales, Germany, Luxembourg and Poland.

        In the event that any one or more of the Guarantors, any future Guarantors, if any, or any other of our subsidiaries experienced financial difficulty, it is not possible to predict with certainty in which jurisdiction or jurisdictions insolvency or similar proceedings would be commenced, or the outcome of such proceedings. Guarantees and security provided by entities organized in jurisdictions not discussed herein are also subject to material limitations pursuant to their terms, by statute or otherwise. Any enforcement of the Guarantees or security after bankruptcy or an insolvency event in such other jurisdictions will be subject to the insolvency laws of the relevant entity’s jurisdiction of organization or other jurisdictions. The insolvency and other laws of each of these jurisdictions may be materially different from, or in conflict with, each other, including in the areas of rights of secured and other creditors, the ability to void preferential transfer, priority of governmental and other creditors, ability to obtain post-petition interest and duration of the proceeding. The application of these laws, or any conflict among them, could call into question whether any particular jurisdiction’s laws should apply, adversely affect your ability to enforce your rights under the Guarantees or the security in these jurisdictions and limit any amounts that you may receive.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and combined capitalization of Exopack Holdings S.A. as of June 30, 2013 both on an accrual basis and on a pro forma as adjusted basis after giving effect to the Transactions. You should read this table in conjunction with “Selected Consolidated and Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical audited financial statements and accompanying notes.

	Exopack Holdings S.A.
	As of June 30, 2013
	Actual	Pro forma as adjusted for the Transaction
	(U.S. dollars in millions)
Cash and cash equivalents	62.5	33.8	(1)

Total debt(2):
North American ABL Facility(3)	28.8	—
European ABL Facilities(4)	—	—
New Indebtedness	—	1,000.0
Notes(5)	235.0	235.0
Exopack Term Loan Facility(6)	343.0	—
Former Fund V Credit Facilities(7)	596.9	—
Shareholder Loans(8)	215.7	215.7
Other indebtedness(9)	48.2	48.2

Total Exopack Holdings S.A. debt	1,467.6	1,498.9

Total equity(1)	302.9	302.9

Total capitalization	1,770.5	1,801.8

(1)	Excludes the reduction of cash relating to the repayment of the $10.8 million of borrowings made under the North American ABL Facility subsequent to June 30, 2013
(2)	Includes current portion and does not deduct capitalized debt issuance costs.
(3)

The North American ABL Facility consists of the $75.0 million asset based lending facility at the Exopack Business that will be amended in connection with the Transactions and made available to all of our subsidiaries in North America by GE Capital Markets, Inc., or affiliates thereof, under which $75.0 million would have been available at June 30, 2013, after giving effect to the Refinancing. Exopack, LLC and Cello-Foil Products, Inc. may also borrow up to an additional $25.0 million under the North American ABL Facility subject to certain conditions. As of June 30, 2013, $28.8 million remained outstanding under the North American ABL Facility. The outstanding balance as of June 30, 2013 excludes $10.8 million of borrowings made subsequent to June 30, 2013 that will be repaid with a portion of the net proceeds of the Transactions.

(4)

The European ABL Facilities are five-year senior secured revolving credit facilities that provide for aggregate borrowings of up to $175.0 million, subject to certain borrowing base limitations. As of June 30, 2013, on a Pro Forma basis, we would have had $175.0 million (equivalent) of available borrowings under the European ABL Facilities.

(5)	Exopack has issued $235.0 million of its 10% senior notes due 2018.
(6)
(7)	Comprises the $350.0 million Exopack Term Loan Facility, of which $343.0 million remained outstanding as of June 30, 2013.
(8)	Includes outstanding term loans, revolving credit facility indebtedness and asset-based loans as of June 30, 2013 of the Fund V Companies that will be repaid in connection with the Refinancing.
(9)

Represents €159.0 million preferred equity certificates and asset linked preferred equity certificates issued by Exopack Holdings S.A. to its direct parent, Exopack Intermediate Holdings S.à r.l. as well as a £1.6 million shareholder loan from the Group’s minority shareholder to Paragon in the form of an unsecured loan with maturity on December 31, 2019.

(10)

Other indebtedness outstanding as of June 30, 2013 on a Pro Forma basis includes indebtedness outstanding under the Continuing Credit Arrangements. The Continuing Credit Arrangements primarily are comprised of the capital and finance lease arrangements that will remain outstanding following Completion of the Transactions, as described in “Description of Certain Indebtedness—Continuing Credit Arrangements”.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements of Exopack Holdings S.A. are presented in accordance with U.S. GAAP and have been derived by applying pro forma adjustments to the historical combined financial statements of the Fund V Companies. The following unaudited pro forma condensed combined financial statements give effect to the following transactions, as if they occurred on January 1, 2012 for the pro forma statements of operations for the twelve-month period ended June 30, 2013, the six-month period ended June 30, 2013, the six-month period ended June 30, 2012 and the year ended December 31, 2012 and as is if they occurred on June 30, 2013 for the pro forma balance sheet as of June 30, 2013:

Acquisition of the Paragon Business (the “Paragon Acquisition”)

•	the acquisition of the Paragon Business by Sun Capital for aggregate cash consideration of $29.6 million;

•	the repayment of existing debt of the Paragon Business of $218.7 million;

•	the payment of transaction-related costs amounting to $1.4 million, excluding deferred financing costs; and

•	financing consisting of $149.4 million in bank debt, $116.9 million of equity financing and the payment of $0.2 million of deferred financing costs.

Acquisition of the Exopack Business (the “Exopack Acquisition”)

•	the acquisition of the Exopack Business by the Fund V Companies in exchange for aggregate equity consideration of $156.5 million.

Refinancing

•	the incurrence of $1,000 million of New Indebtedness for aggregate cash proceeds of $940.0 million, net of transaction-related costs of $60.0 million, at a weighted-average interest rate of 6.1%;

•	the repayment of the Exopack Term Loan Facility of approximately $343.0 million (as of June 30, 2013);

•	the repayment of the outstanding balance under the North American ABL Facility of approximately $28.8 million (as of June 30, 2013); and

•

the repayment of approximately $596.9 million (outstanding as of June 30, 2013) of Former Fund V Credit Facilities, which primarily consist of term loans, unsecured loans, and revolving credit arrangements at the Fund V Companies, many of which were put in place in connection with the acquisition of those companies by Sun Capital.

The Paragon Acquisition and the Exopack Acquisition have been accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”). The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). ASC 805 requires, among other things, that the identifiable assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date, with any excess of the purchase price over the net identifiable net assets acquired be recognized as goodwill.

The unaudited pro forma condensed combined financial statements reflect the application of pro forma adjustments that are preliminary and are based upon available information and certain assumptions, described in the accompanying notes thereto, that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements have been prepared by management and are not necessarily indicative of the financial position or results of operations that would have been realized had the transactions contemplated above as of the dates indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations that we will experience going forward. In addition, the accompanying unaudited pro forma condensed combined statement of operations does not reflect any expected cost savings, synergies, restructuring actions, non-recurring items or one-time transaction related costs that we expect to incur or generate.

The unaudited pro forma condensed combined statement of operations for the twelve-month period ended June 30, 2013 has been derived from the unaudited pro forma condensed combined statements of operations of Exopack Holdings S.A. for each of the six-month periods ended June 30, 2013 and 2012 and the unaudited pro forma condensed combined statement of operations of Exopack Holdings S.A. for the year ended December 31, 2012, calculated by taking the results of operations for the six months ended June 30, 2013 and adding them to the difference between the results of operations for the full year ended December 31, 2012 and the six months ended June 30, 2012, as well as on certain assumptions that we believe to be reasonable, which are described in the footnotes included herein. Such period has been prepared for illustrative purposes only and is not necessarily representative of our results of operations for any future period, or our financial condition at any date.

The following unaudited pro forma condensed combined statements of operations for each of the six-month periods ended June 30, 2013 and 2012, the year ended December 31, 2012 and the unaudited pro forma condensed combined balance sheet as of June 30, 2013 are based upon and derived from and should be read in conjunction with the audited historical annual financial statements and unaudited interim financial statements of the Fund V Companies (prepared in accordance with U.S. GAAP), the Exopack Business (prepared in accordance with U.S. GAAP) and the Paragon Business (prepared in accordance with U.K. GAAP).

Exopack Holdings S.A.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of June 30, 2013

(U.S. dollars in million)	Fund V Companies Historical US GAAP (Note 1)	Pro Forma Adjustments Financing (Note 6)			Pro Forma Condensed Combined
ASSETS
Current assets:
Cash and cash equivalents	62.5	(28.7)	(6a	)	33.8
Trade accounts receivable, net	417.8				417.8
Inventories, net	294.0				294.0
Deferred income taxes	4.0				4.0
Prepaid expenses and other current assets	51.9				51.9

Total current assets	830.2	(28.7)			801.5
Property and equipment, net	731.1				731.1
Deferred financing costs, less current portion	17.1	60.0	(6b	)	77.1
Finance lease receivables, less current portion	4.0				4.0
Intangible assets, net	407.6				407.6
Goodwill	479.0				479.0
Deferred income taxes	16.1				16.1
Pension assets	14.0				14.0
Other assets	8.6				8.6

Total assets	2,507.7	31.3			2,539.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	355.2				355.2
Accrued expenses and other current liabilities	167.0				167.0
Income taxes payable	4.1				4.1
Current portion of long-term debt and capital leases	215.9	(28.8)	(6d	)	187.1

Total current liabilities	742.2	(28.8)			713.4
Shareholder loans, less current portion	215.7				215.7
Long-term debt, less current portion	993.7	1,000.0	(6c	)
		(939.9)	(6d	)	1,053.8
Capital lease obligations, less current portion	42.4				42.4
Deferred income taxes	149.0				149.0
Pension and other post retirement liabilities	52.9				52.9
Other liabilities	8.9				8.9

Total liabilities	2,204.8	31.3			2,236.1
Shareholders’ equity:
Common stock	0.1				0.1
Paid-in capital (distributions in excess of)	420.0				420.0
Non-controlling interest	(19.6)				(19.6)
Accumulated other comprehensive income (loss)	(29.2)				(29.2)
Retained earnings (accumulated deficit)	(68.4)				(68.4)

Total shareholders’ equity	302.9	0			302.9

Total liabilities and shareholders’ equity	2,507.7	31.3			2,539.0

See accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.”

Exopack Holdings S.A.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the twelve-month period ended June 30, 2013

(U.S. dollars in million)	Pro Forma for the Six- Month Period Ended June 30, 2013	Pro Forma for the Year Ended December 31, 2012	Pro Forma for the Six- Month Period Ended June 30, 2012	Pro Forma for the Twelve- Month Period Ended June 30, 2013(1)
Net sales	1,364.4	2,658.7	1,334.7	2,688.4
Cost of sales	1,182.3	2,327.5	1,156.5	2,353.3

Gross margin	182.1	331.2	178.2	335.1
Operating expenses:
Selling, general and administrative expenses	151.8	286.2	153.2	284.8
Research and development	4.5	10.6	3.5	11.6

Operating income (loss)	25.8	34.4	21.5	38.7
Other income (expense):
Interest income	—	0.5	—	0.5
Interest expense	(61.7)	(108.5)	(54.9)	(115.3)
Other, net	9.6	6.8	5.4	11.0

Other income (expense), net	(52.1)	(101.2)	(49.5)	(103.8)
Income (loss) before income taxes	(26.3)	(66.8)	(28.0)	(65.1)
(Provision) / benefit for income taxes	(0.4)	0.2	3.9	(4.1)

Net income (loss)	(26.7)	(66.6)	(24.1)	(69.2)

Net income (loss) attributable to parent	(26.8)	(67.1)	(24.1)	(69.7)
Net income (loss) attributable to non-controlling interest	0.1	0.5	—	0.6

(1)

Pro Forma for the twelve-month period ended June 30, 2013 is derived by adding the pro forma for the six-month period ended June 30, 2013, to the pro forma for the year ended December 31, 2012, and deducting pro forma for the six-month period ended June 30, 2012.

See accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.”

Exopack Holdings S.A.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the six-month period ended June 30, 2013

(U.S. dollars in million)	Fund V Companies Historical US GAAP (Note 1)	Pro Forma Adjustments Paragon Acquisition (Note 3)			Subtotal	Exopack Business Historical January 1, 2013 - May 28, 2013 US GAAP (Note 4)	Pro Forma Adjustments Exopack Acquisition (Note 5)			Pro Forma Adjustments Financing (Note 6)			Pro Forma Condensed Combined
Net sales	1,013.6				1,013.6	350.8							1,364.4
Cost of sales	882.9	(4.1)	(3a	)	878.8	303.8	0.6	(5a	)
							(0.9)	(5b	)				1,182.3

Gross margin	130.7	4.1			134.8	47.0	0.3			—			182.1
Operating expenses:
Selling, general and administrative expenses	120.6				120.6	28.1	4.8	(5c	)
							(0.2)	(5b	)
							(1.5)	(5d	)				151.8
Research and development	3.0				3.0	—	1.5	(5d	)				4.5

Operating income (loss)	7.1	4.1			11.2	18.9	(4.3)			—			25.8
Other income (expense):
Interest income	—				—	—							—
Interest expense	(32.1)				(32.1)	(21.8)				(5.9)	(6b	)	(61.7)
										(30.5)	(6c	)
										28.6	(6e	)
Other, net	8.5				8.5	1.1							9.6

Other income (expense), net	(23.6)	—			(23.6)	(20.7)	—			(7.8)			(52.1)
Income (loss) before income taxes	(16.5)	4.1			(12.4)	(1.8)	(4.3)			(7.8)			(26.3)
(Provision) / benefit for income taxes	(4.3)				(4.3)	(1.6)	1.7	(5e	)	3.8	(6f	)	(0.4)

Net income (loss)	(20.8)	4.1			(16.7)	(3.4)	(2.6)			(4.0)			(26.7)

Net income (loss) attributable to parent	(20.4)	3.6			(16.8)	(3.4)	(2.6)			(4.0)			(26.8)
Net income (loss) attributable to non-controlling interest	(0.4)	0.5			0.1	—	—			—			0.1

See accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.”

Exopack Holdings S.A.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the six-month period ended June 30, 2012

(U.S. dollars in million)	Fund V Companies Historical US GAAP (Note 1)	Paragon Business Historical UK GAAP (Note 2)	Pro Forma Adjustments Paragon Acquisition (Note 3)			Subtotal	Exopack Business Historical US GAAP (Note 4)	Pro Forma Adjustments Exopack Acquisition (Note 5)			Pro Forma Adjustments Financing (Note 6)			Pro Forma Condensed Combined
Net sales	777.0	130.7	(3.9)	(3d	)	903.8	430.9							1,334.7
Cost of sales	689.0	100.4	(8.8)	(3d	)	781.7	374.9	0.8	(5a	)
			1.1	(3a	)			(0.9)	(5b	)				1,156.5

Gross margin	88.0	30.3	(3.8)			122.1	56.0	0.1			—			178.2
Operating expenses:
Selling, general and administrative expenses	83.7	17.2	5.0	(3d	)	110.3	39.1	5.7	(5c	)
			4.4	(3b	)			(1.7)	(5d	)
								(0.2)	(5b	)				153.2
Research and development	1.8		—			1.8	—	1.7	(5d	)				3.5

Operating income (loss)	2.5	13.1	(5.6)			10.0	16.9	(5.4)			—			21.5
Other income (expense):
Interest income	—	—	—			—	—							—
Interest expense	(19.8)	(11.4)	11.4	(3e	)	(25.9)	(26.1)				(5.9)	(6b	)	(54.9)
			(6.1)	(3f	)						(30.5)	(6c	)
											33.5	(6e	)
Other, net	6.2	—	(1.0)	(3g	)	5.2	0.2							5.4

Other income (expense), net	(13.6)	(11.4)	4.3			(20.7)	(25.9)	—			(2.9)			(49.5)
Income (loss) before income taxes and equity income in investee	(11.1)	1.7	(1.3)			(10.7)	(9.0)	(5.4)			(2.9)			(28.0)
(Provision) / benefit for income taxes	1.9	—	0.1	(3h	)	2.0	(1.1)	2.1	(5e	)	0.9	(6f	)	3.9

Net income (loss)	(9.2)	1.7	(1.2)			(8.7)	(10.1)	(3.3)			(2.0)			(24.1)

Net income (loss) attributable to parent	(9.1)	1.5	(1.1)			(8.7)	(10.1)	(3.3)			(2.0)			(24.1)
Net income (loss) attributable to non-controlling interest	(0.1)	0.2	(0.1)			—	—	—			—			—

See accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.”

Exopack Holdings S.A.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the year ended December 31, 2012

(U.S. dollars in million)	Fund V Companies Historical US GAAP (Note 1)	Paragon Business Historical UK GAAP (Note 2)	Pro Forma Adjustments Paragon Acquisition (Note 3)			Subtotal	Exopack Business Historical US GAAP (Note 4)	Pro Forma Adjustments Exopack Acquisition (Note 5)			Pro Forma Adjustments Financing (Note 6)			Pro Forma Condensed Combined
Net sales	1,542.4	271.1				1,813.5	845.2							2,658.7
Cost of sales	1,379.1	206.2	2.2	(3a	)	1,587.5	740.4	1.5	(5a	)
								(1.9)	(5b	)				2,327.5

Gross margin	163.3	64.9	(2.2)			226.0	104.8	0.4			—			331.2
Operating expenses:
Selling, general and administrative expenses	165.5	43.3	8.9	(3b	)
			(1.4)	(3c	)
			(6.7)	(3d	)	209.6	74.3	9.8	(5c	)
								(7.2)	(5d	)
								(0.3)	(5b	)				286.2
Research and development	3.4	—	—			3.4	—	7.2	(5d	)				10.6

Operating income (loss)	(5.6)	21.6	(3.0)			13.0	30.5	(9.1)			—			34.4
Other income (expense):
Interest income	0.5	—	—			0.5	—							0.5
Interest expense	(41.0)	(22.8)	22.8	(3e	)
			(12.4)	(3f	)	(53.4)	(52.3)				(11.8)	(6b	)
											(60.9)	(6c	)
											69.9	(6e	)	(108.5)
Other, net	8.8	—	(1.9)	(3g	)	6.9	(0.1)							6.8

Other income (expense), net	(31.7)	(22.8)	8.5			(46.0)	(52.4)	—			(2.8)			(101.2)
Income (loss) before income taxes	(37.3)	(1.2)	5.5			(33.0)	(21.9)	(9.1)			(2.8)			(66.8)
(Provision) / benefit for income taxes	3.2	(2.9)	(1.3)	(3h	)	(1.0)	(3.2)	3.6	(5e	)	0.8	(6f	)	0.2

Net income (loss)	(34.1)	(4.1)	4.2			(34.0)	(25.1)	(5.5)			2.0			(66.6)

Net income (loss) attributable to parent	(34.6)	(3.6)	3.7			(34.5)	(25.1)	(5.5)			2.0			(67.1)
Net income (loss) attributable to non-controlling interest	0.5	(0.5)	0.5			0.5	—	—			—			0.5

See accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.”

1.	Historical Financial Statements of the Fund V Companies

The unaudited combined condensed historical financial statements of the Fund V Companies as of June 30, 2013, for the twelve-month period ended June 30, 2012 and for each of the six-month periods ended June 30, 2013 and 2012, prepared in accordance with U.S. GAAP.

2.	Historical Financial Statements of the Paragon Business

The audited consolidated historical financial information of the Paragon Business as of December 31, 2012 and for the year ended December 31, 2012, are prepared in accordance with U.K. GAAP.

The following table translates the statement of operations from British pounds (“GBP”) to U.S. dollars (“USD”). The amounts were translated using the average GBP to USD foreign exchange rate for the year ended December 31, 2012 of $1.5847/£ and for the six-month period ended June 30, 2012 of $1.5780/£.

	Paragon Business Historical UK GAAP Year Ended December 31, 2012	Paragon Business Historical UK GAAP Year Ended December 31, 2012	Paragon Business Historical UK GAAP Six-Month Period Ended June 30, 2012	Paragon Business Historical UK GAAP Six-Month Period Ended June 30, 2012
	(British pound sterling in millions)	(U.S. dollars in millions)	(British pound sterling in millions)	(U.S. dollars in millions)
Net sales	171.1	271.1	82.8	130.7
Cost of sales	130.1	206.2	63.6	100.4

Gross margin	41.0	64.9	19.2	30.3
Operating expenses:
Selling, general and administrative expenses	27.3	43.3	10.9	17.2

Operating income	13.7	21.6	8.3	13.1
Interest expense	(14.4)	(22.8)	(7.2)	(11.4)

(Loss)/income before income taxes	(0.7)	(1.2)	1.1	1.7
Provision for income taxes	(1.8)	(2.9)	—	—

Net (loss)/income	(2.5)	(4.1)	1.1	1.7

Turnover, Gross profit, Administrative expenses, Operating profit, Interest payable and similar charges, Loss on ordinary activities before taxation, Tax on loss on ordinary activities and loss for the financial year for the group of the Paragon Business prepared in accordance with U.K. GAAP are presented as Net sales, Gross margin, Operating expenses: selling, general and administrative expenses, Operating income, Interest expense, (Loss)/income before incomes taxes, Provision for income taxes and Net (loss)/income, respectively in the table presented above.

3.	Paragon Acquisition

On December 31, 2012, the Fund V Companies entered into a purchase agreement to acquire 88% of the outstanding share capital of the Paragon Business for aggregate cash consideration of $29.6 million. In addition, the Fund V Companies repaid $218.6 million of existing debt of the Paragon Business and incurred transaction-related costs amounting to $1.4 million, excluding deferred financing costs of $0.2 million. The aforementioned transactions were financed with $149.4 million in bank debt and $116.9 million of equity financing.

The Paragon Acquisition has been accounted for under U.S. GAAP as a business combination using the acquisition method of accounting under the provisions of ASC 805. Under this method, the purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired (including both tangible and identifiable intangible assets) is allocated to goodwill.

We have made a preliminary allocation of the aggregate purchase price, which is based upon estimates that it believes are reasonable and is subject to revision as additional information becomes available. The preliminary purchase price allocation is detailed as follows:

	Amount	Amount
	(British pound sterling in million)	(U.S. dollars in million)
Estimated purchase price	153.7	248.2
Book value of net assets acquired	120.9	195.2
Less: Book value of acquired goodwill	(61.9)	(100.0)

Book value of net assets acquired, excluding acquired goodwill	59.0	95.2
Estimated fair value adjustments*:
Inventory	2.5	4.1	(3a	)
Property, plant, and equipment	12.6	20.4	(3a	)
Customer relationships	55.1	89.0	(3b	)
Onerous lease contingent liability	(0.6)	(1.0)
Deferred income taxes	(16.1)	(26.0)

Estimated fair value of identifiable net assets acquired	112.5	181.6

Estimated goodwill	41.2	66.5

*	Increases to assets are reflected as positive amounts while increases to liabilities are reflected as negative amounts

The Paragon Business is reflected in the unaudited combined historical financial statements of the Fund V Companies as of June 30, 2013 and for the six-month period ended June 30, 2013. The following pro forma adjustments give effect to the Paragon Acquisition in the unaudited pro forma condensed combined statements of operations for the six-month period ended June 30, 2012 and the year ended December 31, 2012, as if the Paragon Acquisition occurred on January 1, 2012.

(3a)

The $4.1 million increase in inventory and $20.4 million increase in property, plant, and equipment reflect the estimated fair value of assets acquired from the Paragon Business. For purposes of determining the impact on the unaudited pro forma condensed combined statement of operations, the fair value adjustment to property, plant and equipment is being depreciated over an estimated weighted-average useful life of nine years resulting in additional depreciation expense of $1.1 million for the six-month period ended June 30, 2012 and $2.2 million for the year ended

December 31, 2012, which is reflected as a component of cost of sales. Accordingly, the fair value adjustment to inventory is expected to be recognized through cost of sales within one year following the acquisition and has not been reflected as an adjustment in the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2012.

The $4.1 million increase to the value of inventory has been recognized as additional cost of sales in the Fund V Companies historical unaudited combined condensed historical statement of operations for the six-month period ended June 30, 2013 has been eliminated in the unaudited pro forma condensed combined statement of operations for the six-month period ended June 30, 2013 because it is considered to be non-recurring in nature, directly related to the Paragon Acquisition and was recognized as expense within twelve months following the date of acquisition.

(3b)

Reflects the pro forma impact of the recognized intangible assets of the Paragon Business. The preliminary estimate of the fair value of intangible assets and related amortization expenses is as follows:

	Preliminary Fair Value	Estimated Weighted- Average Life	Pro Forma Amortization Expense for the Year Ended December 31, 2012	Pro Forma Amortization Expense for the Six-Month Period Ended June 30, 2012
	(U.S. dollars in millions)	(years)	(U.S. dollars in millions)	(U.S. dollars in millions)
Customer relationships:
Labels	54.5	12.0	4.5	2.3
Boards	12.7	8.0	1.6	0.8
Films	21.7	8.0	2.7	1.4

Total	89.0		8.8	4.4

(3c)	Reflects elimination of transaction-related costs incurred by the Fund V Companies in connection with the Paragon Acquisition and charged to expense for the year ended December 31, 2012.

(3d)	Represents certain reclassification adjustments from U.K. GAAP to U.S. GAAP.

(3e)	Reflects the elimination of interest expense related to debt repaid in connection with the Paragon Acquisition.

(3f)

Reflects the pro forma adjustment for interest expense related to the $149.4 million bridge loan as if the Paragon Acquisition occurred on January 1, 2012. The bridge loan is expected to be repaid with proceeds from the Refinancing (see Note 6).

(3g)	Reflects the pro forma adjustment to present management fees as if the Paragon Acquisition occurred on January 1, 2012.

(3h)

Reflects the estimated income tax impacts of the pre-tax adjustments reflected in the unaudited pro forma condensed combined statement of operations. Income tax expense was calculated using an assumed blended statutory tax rate of 23%.

4.	Historical Financial Statements of the Exopack Business

The unaudited consolidated condensed historical financial statements of the Exopack Business as of June 30, 2013 and for each of the six-month periods ended June 30, 2013 and 2012, are prepared in accordance with U.S. GAAP.

The audited consolidated historical financial statements of the Exopack Business as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, have been prepared in accordance with U.S. GAAP.

5.	Exopack Acquisition

On May 31, 2013, the Fund V Companies entered into a purchase agreement to acquire 100% of the outstanding share capital of the Exopack Business for aggregate equity consideration with an estimated fair value of $156.5 million.

The Exopack Acquisition has been accounted for under U.S. GAAP as a business combination using the acquisition method of accounting under the provisions of ASC 805. Under this method, the purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired (including both tangible and identifiable intangible assets) is allocated to goodwill.

We have made a preliminary allocation of the aggregate purchase price, which is based upon estimates that it believes are reasonable and is subject to revision as additional information becomes available. The preliminary purchase price allocation is detailed as follows:

	Amount (U.S. dollars in millions)
Estimated fair value of equity exchanged	156.5
Book value of net liabilities assumed	(153.4)
Less: Book value of acquired goodwill	(69.6)

Book value of net liabilities assumed, excluding acquired goodwill	(223.0)
Estimated fair value adjustments*:
Deferred financing costs	(15.0)
Property, plant, and equipment	10.5	(5a	)
Customer relationships	156.0	(5c	)
Technology	27.0	(5c	)
Tradename	56.0	(5c	)
Eliminate net book value of historical intangible assets	(87.2)	(5c	)
Deferred income taxes (non-current liability)	(74.9)

Estimated fair value of identifiable net assets acquired	(150.6)

Estimated goodwill	307.1

*	Increases to assets are reflected as positive amounts while increases to liabilities are reflected as negative amounts

Statutory US and State tax rate:	39.60%

The following pro forma adjustments give effect to the unaudited pro forma condensed combined statements of operations for the six-month periods ended June 30, 2013 and 2012 and the year ended December 31, 2012, and the unaudited pro forma condensed combined balance sheet as of June 30, 2013 as if the Exopack Acquisition occurred on January 1, 2012.

(5a)

The $10.5 million increase in property, plant and equipment reflects the estimated fair value of the fixed assets acquired in connection with the Exopack Acquisition. The plant, property and equipment is being depreciated over an estimated weighted-average useful life of 11.5 years resulting in additional depreciation expense of $0.6 million for the period January 1, 2013 through May 31, 2013, $0.8 million for the six-month period ended June 30, 2012 and $1.5 million for the year ended December 31, 2012. The depreciation expense is reflected as a component of cost of sales.

Any increase to the value of inventory will be recognized as additional cost of sales in the period following the acquisition. The impact on cost of sales has not been reflected as an adjustment in the unaudited pro forma combined condensed statement of operations for the six-month period ended June 30, 2012 or the year ended December 31, 2012 because it is considered to be non-recurring in nature. The Fund V Companies have not yet finalized the adjustment, if any, to the fair value of inventory.

(5b)	Reflects adjustment to remove historical amortization expense associated with unrealized actuarial gains and losses related to the defined benefit pension plans sponsored by the Exopack Business.

(5c)

Reflects the pro forma impact of the recognized intangible assets of the Exopack Business. The preliminary estimate of the fair value of intangible assets and related amortization expense, reflected as a component of selling, general, and administrative expenses, is as follows:

	Preliminary Fair Value	Estimated Weighted Average Life	Amortization Expense for the January 1, 2013 - May 28, 2013	Amortization Expense for the Six-Month Period Ended June 30, 2012	Amortization Expense for the Year Ended December 31, 2012
	(U.S. dollars in millions)	(years)	(U.S. dollars in millions)	(U.S. dollars in millions)	(U.S. dollars in millions)
Customer relationships	156.0	16.8	3.9	4.6	9.3
Technology	27.0	6.3	1.8	2.1	4.3
Tradename	56.0	—	—	—	—

	239.0		5.7	6.8	13.6
Less: Historical intangible assets and amortization	(87.2)		(0.9)	(1.0)	(3.8)

Pro forma adjustments	151.8		4.8	5.7	9.8

(5d)	Represents certain reclassifications to the historical presentation of the Exopack Business to conform to the presentation used by the Fund V Companies.

(5e)

Reflects the estimated income tax impacts of the pre-tax adjustments reflected in the unaudited pro forma condensed combined statement of operations. Income tax expense was calculated using an assumed blended statutory tax rate of 39.6%.

6.	Refinancing

In connection with the incurrence of $1,000 of New Indebtedness Exopack Holdings S.A. is expected to receive aggregate cash proceeds of $940.0 million, net of transaction-related costs of $60.0 million, at a weighted-average interest rate of 6.1%. For each 1/8% (12.5 basis points) change in the assumed blended interest rate of 6.1%, interest expense would increase or decrease by $1.25 million.

(6a)	Reflects the net impact on cash and cash equivalents of the Refinancing.

(6b)

Reflects the capitalization of aggregate deferred financing costs associated with the Refinancing amounting to $60.0 million which has been allocated to the New Indebtedness and North American ABL Facility. The debt issuance costs will be amortized using the effective interest method over the expected respective maturity of the Refinancing. The resulting amortization expense, which is reflected as a component of interest expense, is comprised of the following:

	Debt Incurred in Connection with the Refinancing	Deferred Financing Costs	Amortization Expense for the Six-Month Period ended June 30, 2013 and 2012	Amortization Expense for the Year ended December 31, 2012
	(U.S. dollars in millions)	(U.S. dollars in millions)	(U.S. dollars in millions)	(U.S. dollars in millions)
Total	1,000.0	60.0	5.9	11.8

(6c)	Reflects the increase in long-term debt and increase in interest expense resulting from the Refinancing.

	Interest Rate	Debt Issued	Interest Expense for the Six-Month Period ended June 30, 2013 and 2012	Interest Expense for the Year ended December 31, 2012
	(stated)	(U.S. dollars in millions)	(U.S. dollars in millions)	(U.S. dollars in millions)
Total	6.1%	1,000.0	30.5	60.9

(6d)	Reflects the decrease in long-term debt resulting from the repayment of historical debt with the proceeds from the New Indebtedness and North American ABL Facility as follows:

Sources (U.S. dollars in millions):		Uses (U.S. dollars in millions):
New Indebtedness	1,000.0	Repay Exopack Term Loan	343.0
		Repay North American ABL Facility	28.8
ABL	—	Repay Fund V Companies debt	596.9

Cash on balance sheet	62.5	Subtotal	968.7
		Estimated fees and expenses	60.0
		Cash on balance sheet	33.8

Total	1,062.5	Total	1,062.5

(6e)

Reflects the reversal of interest expense related to debt that was paid off with the proceeds from the Refinancing. The table on the following page details the effect of the pro forma adjustments related to the Transactions and Refinancing on interest expense in the unaudited pro forma condensed combined statements of operations.

(6f)

Reflects the income tax effects of the above pro forma adjustment assuming a blended statutory income tax rate of 30% for the six-month periods ended June 30, 2013 and 2012 and for the year ended December 31, 2012.

The following unaudited pro forma condensed combined statement of operations of Exopack Holdings S.A., which has been prepared solely for purposes of facilitating the comparison of 2012 and 2011 results, is presented in accordance with U.S. GAAP and has been derived by applying pro forma adjustments to the historical combined statement of operations or statement of revenues and direct expenses, as applicable, of the Fund V Companies. The following unaudited pro forma condensed combined statement of operations gives effect to the following transactions, as if they occurred on January 1, 2011 for the pro forma statement of operations for the year ended December 31, 2011:

Acquisition of the Kobusch Reporting Entities (the “Kobusch Acquisition”)

•	the acquisition of the Kobusch Reporting Entities by Sun Capital for aggregate cash consideration of $215.6 million (based on December 31, 2011 exchange rates);

•	financing consisting of $155.3 million in bank debt.

Acquisition of the Paragon Business (the “Paragon Acquisition”)

•	the acquisition of the Paragon Business by Sun Capital for aggregate cash consideration of $29.6 million;

•	the repayment of existing debt of the Paragon Business of $218.7 million;

•	the payment of transaction-related costs amounting to $1.4 million, excluding deferred financing costs; and

•	financing consisting of $149.4 million in bank debt, $116.9 million of equity financing and the payment of $0.2 million deferred financing costs.

Acquisition of the Exopack Business (the “Exopack Acquisition”)

•	the acquisition of the Exopack Business by the Fund V Companies in exchange for aggregate equity consideration of $156.5 million.

Refinancing

•	the incurrence of $1,000 million of New Indebtedness, for aggregate cash proceeds of $940.0 million, net of transaction-related costs of $60.0 million, at a weighted-average interest rate of 6.7%;

•	the repayment of the Exopack Term Loan Facility of approximately $343.0 million (as of June 30, 2013);

•	the repayment of the outstanding balance under the North American ABL Facility of approximately $28.8 million (as of June 30, 2013);

•

the repayment of approximately $596.9 million (outstanding as of June 30, 2013) of Former Fund V Credit Facilities, which primarily consist of term loans, unsecured loans, and revolving credit arrangements at the Fund V Companies, many of which were put in place in connection with the acquisition of those companies by Sun Capital; and

•

a series of transactions undertaken (the “2011 Exopack Recapitalization”) by the Exopack Business to recapitalize its indebtedness (see Note 4 of the consolidated financial statements of the Exopack Business as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012).

The Kobusch Acquisition, Paragon Acquisition, and Exopack Acquisition have been accounted for as business combinations using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”). The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). ASC 805 requires, among other things, that the identifiable assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date, with any excess of the purchase price over the net identifiable net assets acquired be recognized as goodwill.

The unaudited pro forma condensed combined statement of operations reflects the application of pro forma adjustments that are preliminary and are based upon available information and certain assumptions, described in the accompanying notes thereto, that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined statement of operations has been prepared by management and is not necessarily indicative of the results of operations that would have been realized had the transactions contemplated above occurred as of the date indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations that Exopack Holdings S.A. will experience going forward. In addition, the accompanying unaudited pro forma condensed combined statement of operations does not reflect any expected cost savings, synergies, restructuring actions, non-recurring items or one-time transaction related costs that Exopack Holdings S.A. has or is expected to incur or generate.

As described above, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 gives effect to the Kobusch Acquisition, the Paragon Acquisition and the Exopack Acquisition as if they each occurred on January 1, 2011. In addition to these acquisitions, which all occurred on or subsequent to December 31, 2011, the Fund V Companies also acquired a number of other businesses at various times during the year ended December 31, 2011. The businesses acquired, along with the corresponding acquisition dates, are included in the following table (collectively, the “Omitted Acquisitions”):

Business	Acquisition Date
Britton Business	April 12, 2011
Veriplast (rigid segment)	May 4, 2011
Veriplast (flexible segment)	May 19, 2011
Unterland Business	October 3, 2011
Pannunion Business	October 19, 2011

Further discussion of the Omitted Acquisitions can be found in the audited historical combined financial statements of the Fund V Companies. The results of operations for the Omitted Acquisitions are reflected in the audited historical combined financial statements of the Fund V Companies from their respective dates of acquisition in accordance with U.S. GAAP. However, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 does not give effect to the Omitted Acquisitions as if they occurred on January 1, 2011. Accordingly, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 is not comparable to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 is based upon and derived from and should be read in conjunction with the audited historical financial statements of the Fund V Companies (prepared in accordance in U.S. GAAP), the Kobusch Reporting Entities (prepared in accordance with U.S. GAAP), the Exopack

Business (prepared in accordance with U.S. GAAP) and the Paragon Business (prepared in accordance with U.K. GAAP)

Exopack Holdings S.A.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the year ended December 31, 2011

(U.S. dollars in million)	Fund V Companies Historical US GAAP (Note 1)	Kobusch Reporting Entities Historical US GAAP (Note 2)	Pro Forma Adjustments Kobusch Acquisition (Note 3)		Paragon Business Historical UK GAAP (Note 4)	Pro Forma Adjustments Paragon Acquisition (Note 5)		Subtotal	Exopack Business Historical US GAAP (Note 6)	Pro Forma Adjust- ments Exopack Acquisition (Note 7)		Pro Forma Adjustments Financing (Note 8)		Pro Forma Condensed Combined
Net sales	754.3	425.4			266.7			1,446.4	880.0					2,326.4
Cost of sales	673.9	386.9	2.7	(3a)	203.4	2.2	(5a)	1,269.1	761.7	1.5	(7a)
										(0.3)	(7b)			2,032.0

Gross margin	80.4	38.5	(2.7)		63.3	(2.2)		177.3	118.3	(1.2)		—		294.4
Operating expenses:
Selling, general and administrative expenses	122.4	23.8	2.0	(3b)
			(4.8)	(3c)	43.7	8.9	(5b)
						(6.7)	(5c)	189.3	74.0	(0.1)	(7b)
										9.8	(7c)
										(7.1)	(7d)			265.9
Research and development	2.8	—			—	—		2.8	—	7.1	(7d)			9.9

Operating income (loss)	(44.8)	14.7	0.1		19.6	(4.4)		(14.8)	44.3	(11.0)		—		18.6
Other income (expense):
Bargain purchase on business combinations	17.7	—			—	—		17.7	—					17.7
Interest income	0.3	—			—	—		0.3	—					0.3
Interest expense	(18.3)	—	(12.0)	(3d)	(21.7)	21.7	(5d)
			—			(12.5)	(5e)	(42.8)	(49.7)	—		(11.8)	(8a)
												(60.9)	(8b)
												58.9	(8c)	(106.3)
Loss on early extinguishment of debt	—	—			—	—		—	(22.1)			22.1	(8d)	—
Other, net	3.3	—	(1.7)	(3e)	—	(1.9)	(5f)	(0.3)	0.1					(0.2)

Other income (expense), net	3.0	—	(13.7)		(21.7)	7.3		(25.1)	(71.7)	—		(8.3)		(88.5)
Income (loss) before income taxes and equity income in investee	(41.8)	14.7	(13.6)		(2.1)	2.9		(39.9)	(27.4)	(11.0)		(8.3)		(69.9)
(Provision) / benefit for income taxes	(10.4)	—	3.4	(3f)
			(3.7)	(3g)	(4.2)	(0.7)	(5g)	(15.6)	8.7	(1.9)	(7e)
										4.4	(7f)	(2.5)	(8e)	(7.0)

Net income (loss)	(52.2)	14.7	(13.9)		(6.3)	2.2		(55.5)	(18.7)	(8.5)		5.8		(76.9)

Net income (loss) attributable to parent	(52.2)	14.7	(13.9)		(5.6)	1.9		(55.1)	(18.7)	(8.5)		5.8		(76.5)
Net income (loss) attributable to non-controlling interest	—	—	—		(0.7)	0.3		(0.4)	—	—		—		(0.4)

See accompanying “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.”

1.	Historical Financial Statements of the Fund V Companies

The audited combined condensed historical financial statements of the Fund V Companies as of December 31, 2012 and 2011 and for each of the years ended December 31, 2012 and 2011 and for the period from August 5, 2010 through December 31, 2010, are prepared in accordance with U.S. GAAP.

2.	Historical Financial Statements of the Kobusch Reporting Entities

The audited combined historical financial statements of the Kobusch Reporting Entities as of December 30, 2011 and the period from January 1, 2011 to December 30, 2011, are prepared in accordance with U.S. GAAP.

The following table translates the Kobusch Reporting Entities statement of revenues and direct expenses for the period from January 1, 2011 to December 30, 2011 from Euros to U.S. Dollars (“USD”). The amounts were translated using the average Euros to USD foreign exchange rate for the year ended December 31, 2011 of $1.3924/€.

	Kobusch Reporting Entities Historical US GAAP	Kobusch Reporting Entities Historical US GAAP
	(Euro in millions)	(U.S dollars in millions)
Net revenues	305.5	425.4
Cost of revenues	277.9	386.9

Gross margin	27.7	38.5
Selling, general and administrative expenses	18.3	25.5
Other direct operating income, net	(1.2)	(1.7)

Total direct expenses	17.1	23.8
Excess of revenues over direct expenses	10.6	14.7

3.	Kobusch Acquisition

On December 31, 2011, Sun Capital entered into a purchase agreement to acquire 100% of the outstanding share capital of the Kobusch Reporting Entities for aggregate cash consideration of $215.6 million (based on December 31, 2011 exchange rates). The Kobusch Acquisition was financed by Sun Capital with $155.3 million in bank debt.

The Kobusch Acquisition has been accounted for under U.S. GAAP as business combinations using the acquisition method of accounting under the provisions of ASC 805. Under this method, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the purchase price over the estimated fair value of the net assets acquired (including both tangible and identifiable intangible assets) was allocated to goodwill.

The purchase price allocation is detailed as follows:

	Amount	Amount
	(Euro in millions)	(U.S. dollars in millions)
Estimated purchase price	166.6	215.6
Book value of net assets acquired	109.4	141.6
Less: Book value of acquired goodwill	(12.6)	(16.3)
Book value of net assets acquired, excluding acquired goodwill	96.8	125.3
Estimated fair value adjustments*:
Property, plant, and equipment	11.0	14.2	(3a	)
Eliminate net book value of historical intangible assets	(1.8)	(2.4)	(3b	)
Customer relationships	17.4	22.5	(3b	)
Deferred income taxes	(4.3)	(5.5)

Estimated fair value of identifiable net assets acquired	119.1	154.1

Estimated goodwill	47.5	61.5

*	Increases to assets are reflected as positive amounts while increases to liabilities are reflected as negative amounts

The following pro forma adjustments give effect to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011, as if the Kobusch Acquisition occurred on January 1, 2011.

(3a)

The $14.2 million increase in property, plant and equipment reflects the fair value of assets acquired in the Kobusch Acquisition. For purposes of determining the impact on the unaudited pro forma condensed combined statement of operations, the fair value adjustment to property, plant and equipment is being depreciated over an estimated weighted-average useful life of 5.3 years resulting in additional depreciation expense of $2.7 million for the year ended December 31, 2011. The depreciation expense is reflected as a component of cost of sales.

(3b)

Reflects the pro forma impact of the recognized intangible assets resulting from the Kobusch Acquisition. The preliminary estimate of the fair value of intangible assets and related amortization expenses, recorded as a component of selling, general, and administrative expenses, is as follows:

	Fair Value	Estimated Weighted Average Life	Amortization Expense for the Year Ended December 31, 2011
	(U.S. dollars in millions)	(years)	(U.S. dollars in millions)
Customer relationships	22.5	10.0	2.3
Less: Historical intangible assets and amortization	(1.8)		(0.3)

Pro forma adjustments	20.7		2.0

(3c)	Reflects elimination of transaction-related costs incurred by Sun Capital in connection with the Kobusch Acquisition and charged to expense for the year ended December 31, 2011.

(3d)

Reflects the pro forma adjustment to present interest expense related to the $155.3 million financing as if the Kobusch Acquisition occurred on January 1, 2011. The related loan will be paid off with proceeds from the New Senior Notes (see Note 8).

(3e)	Reflects the pro forma adjustment to present management fees as if the Kobusch Acquisition occurred on January 1, 2011.

(3f)

Represents the estimated income tax expense related to the adjustments reflected in the unaudited pro forma condensed combined statement of operations. Tax expense was calculated using a blended statutory tax rate of 25% for each of the adjustments to the unaudited pro forma condensed combined statement of operations.

(3g)

Reflects estimated tax expense on the Kobusch Reporting Entities’ historical results as a tax provision was not previously included in the combined statement of revenues and direct expenses for the year ended December 31, 2011. The tax provision was calculated using the blended statutory tax rate of 25%.

4.	Historical Financial Statements of the Paragon Business

The following table translates the statement of operations from British pounds (“GBP”) to U.S. dollars (“USD”). The amounts were translated using the average GBP to USD foreign exchange rate for the year ended December 31, 2011 of $1.6039/£.

	Paragon Business Historical UK GAAP	Paragon Business Historical UK GAAP
	(British pound sterling in millions)	(U.S. dollars in millions)
Net sales	166.3	266.7
Cost of sales	126.8	203.4

Gross margin	39.5	63.3
Operating expenses:
Selling, general and administrative expenses	27.3	43.7

Operating income	12.2	19.6
Interest expense	(13.5)	(21.7)

Loss before income taxes	(1.3)	(2.1)
Provision for income taxes	(2.6)	(4.2)

Net loss	(3.9)	(6.3)

Turnover, Gross profit, Administrative expenses, Operating profit, Interest payable and similar charges, Loss on ordinary activities before taxation, Tax on loss on ordinary activities and loss for the financial year for the group of the Paragon Business prepared in accordance with U.K. GAAP are presented as Net sales, Gross margin, Operating expenses: selling, general and administrative expenses, Operating income, Interest expense, (Loss)/income before incomes taxes, Provision for income taxes and Net (loss)/income, respectively in the table presented above.

5.	Paragon Acquisition

On December 31, 2012, the Fund V Companies entered into a purchase agreement to acquire 88% of the outstanding share capital of the Paragon Business for aggregate cash consideration of $29.6 million. In addition, the Fund V Companies (i) repaid $218.6 million of existing debt of the Paragon Business and incurred transaction-related costs amounting to $1.4 million, excluding deferred financing costs of $0.2 million. The aforementioned transactions were financed with $149.4 million in bank debt and $116.9 million of equity financing.

The Paragon Acquisition has been accounted for under U.S. GAAP as a business combination using the acquisition method of accounting under the provisions of ASC 805. Under this method, the purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired (including both tangible and identifiable intangible assets) is allocated to goodwill.

We have made a preliminary allocation of the aggregate purchase price, which is based upon estimates that it believes are reasonable and is subject to revision as additional information becomes available. The preliminary purchase price allocation is detailed as follows:

	Amount	Amount
	(British pound sterling in millions)	(U.S. dollars in millions)
Estimated purchase price	153.7	248.2
Book value of net assets acquired	120.9	195.2
Less: Book value of acquired goodwill	(61.9)	(100.0)

Book value of net assets acquired, excluding acquired goodwill	59.0	95.2
Estimated fair value adjustments*:
Inventory	2.5	4.1	(5a	)
Property, plant, and equipment	12.6	20.4	(5a	)
Customer relationships	55.1	89.0	(5b	)
Onerous lease contingent liability	(0.6)	(1.0)
Deferred income taxes	(16.1)	(26.0)

Estimated fair value of identifiable net assets acquired	112.5	181.6

Estimated goodwill	41.2	66.5

*	Increases to assets are reflected as positive amounts while increases to liabilities are reflected as negative amounts

The following pro forma adjustments give effect to the Paragon Acquisition in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011, as if the Paragon Acquisition occurred on January 1, 2011.

(5a)

The $4.1 million increase in inventory and $20.4 million increase in property, plant and equipment reflect the estimated fair value of assets acquired from the Paragon Business. For purposes of determining the impact on the unaudited pro forma condensed combined statement of operations, the fair value adjustment to property, plant and equipment is being depreciated over an estimated weighted-average useful life of nine years resulting in additional depreciation expense of $2.2 million for the year ended December 31, 2011, which is reflected as a component of cost of sales. Accordingly, the fair value adjustment to inventory is expected to be recognized entirely through cost of sales within one year following the acquisition and has not been reflected as an adjustment in the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2011.

(5b)

Reflects the pro forma impact of the recognized intangible assets of the Paragon Business. The preliminary estimate of the fair value of intangible assets and related amortization expenses, recorded as a component of selling, general, and administrative expenses, is as follows:

	Preliminary Fair Value	Estimated Weighted- Average Life	Pro Forma Amortization Expense for the Year Ended December 31, 2011
	(U.S. dollars in millions)	(years)	(U.S. dollars in millions)
Customer relationships:
Labels	54.5	12.0	4.5
Boards	12.7	8.0	1.6
Films	21.7	8.0	2.7

Total	89.0		8.8

(5c)	Reflects adjustment to reverse historical amortization of goodwill under U.K. GAAP.

(5d)	Reflects the elimination of interest expense related to debt repaid in connection with the Paragon Acquisition.

(5e)

Reflects the pro forma adjustment for interest expense related to the $149.4 million bridge loan as if the Paragon Acquisition occurred on January 1, 2011. The bridge loan is expected to be repaid with proceeds from the Refinancing (see Note 8).

(5f)	Reflects the pro forma adjustment to present management fees as if the Paragon Acquisition occurred on January 1, 2011.

(5g)

Reflects the estimated income tax impacts of the pre-tax adjustments reflected in the unaudited pro forma condensed combined statement of operations. Income tax expense was calculated using an assumed blended statutory tax rate of 23%.

6.	Historical Financial Statements of the Exopack Business

The audited consolidated historical financial statements of the Exopack Business as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, have been prepared in accordance with U.S. GAAP.

7.	Exopack Acquisition

On May 31, 2013, the Fund V Companies entered into a purchase agreement to acquire 100% of the outstanding share capital of the Exopack Business for aggregate equity consideration with an estimated fair value of $156.5 million, excluding transaction-related costs.

The Exopack Acquisition has been accounted for under U.S. GAAP as a business combination using the acquisition method of accounting under the provisions of ASC 805. Under this method, the purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired (including both tangible and identifiable intangible assets) is allocated to goodwill.

We have made a preliminary allocation of the aggregate purchase price, which is based upon estimates that it believes are reasonable and is subject to revision as additional information becomes available. The preliminary purchase price allocation is detailed as follows:

	Amount
	(U.S. dollars in millions)
Estimated fair value of equity exchanged	156.5
Book value of net liabilities assumed	(153.4)
Less: Book value of acquired goodwill	(69.6)

Book value of net liabilities assumed, excluding acquired goodwill	(223.0)
Estimated fair value adjustments*:
Deferred financing costs	(15.0)
Property, plant, and equipment	10.5	(7a	)
Customer relationships	156.0	(7c	)
Technology	27.0	(7c	)
Tradename	56.0	(7c	)
Eliminate net book value of historical intangible assets	(87.2)	(7c	)
Deferred income taxes (non-current liability)	(74.9)

Estimated fair value of identifiable net assets acquired	(150.6)

Estimated goodwill	307.1

* Increases to assets are reflected as positive amounts while increases to liabilities are reflected as negative amounts
Statutory US and State tax rate:	39.60%

The following pro forma adjustments give effect to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011, as if the Exopack Acquisition occurred on January 1, 2011.

(7a)

The $10.5. million increase in property, plant and equipment reflects the estimated fair value of the fixed assets acquired in connection with the Exopack Acquisition. For purposes of determining the impact on the unaudited pro forma condensed combined statement of operations, the fair value adjustment to property, plant and equipment is being depreciated over an estimated weighted-average useful life of 11.5 years resulting in additional depreciation expense of $1.5 million for the year ended December 31, 2011. The depreciation expense is reflected as a component of cost of sales. Any increase to the value of inventory will be recognized as additional cost of sales in the period following the acquisition. The impact on cost of sales has not been reflected as an adjustment in the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2011 because it is considered to be non-recurring in nature. The Fund V Companies have not yet finalized the adjustment, if any, to the fair value of inventory.

(7b)	Reflects adjustment to remove historical amortization expense associated with unrealized actuarial gains and losses related to the defined benefit pension plans sponsored by the Exopack Business.

(7c)

Reflects the pro forma impact of the recognized intangible assets of the Exopack Business. The preliminary estimate of the fair value of intangible assets and related amortization expenses, recorded as a component of selling, general, and administrative expenses, is as follows:

	Preliminary Fair Value	Estimated Weighted Average Life	Amortization Expense for the Year Ended December 31, 2011
	(U.S. dollars in millions)	(years)	(U.S. dollars in millions)
Customer relationships	156.0	16.8	9.3
Technology	27.0	6.3	4.3
Tradename	56.0	Infinite	—

	239.0		13.6
Less: Historical intangible assets and amortization	(87.2)		(3.8)

Pro forma adjustments	151.8		9.8

(7d)	Represents certain reclassifications to the historical presentation of the Exopack Business to conform to the presentation used by the Fund V Companies.

(7e)

Reflects the elimination of deferred tax assets of the Exopack Business, as Exopack Holdings S.A. is not expected to be permitted to utilize the net operating losses per US federal tax regulations as a result of Combination, partially offset by the elimination of the valuation allowance on deferred tax assets related to the net operating losses that Exopack Holdings S.A. is not allowed to utilize. The resulting impact is charge to income tax expense of $1.9 million for the year ended December 31, 2011.

(7f)

Represents the estimated income tax expense related to the adjustments reflected in the unaudited pro forma condensed combined statement of operations. Tax expense was calculated using a blended statutory tax rate of 39.6% for each of the adjustments to the unaudited pro forma condensed combined statement of operations.

8.	Refinancing

In connection with the incurrence of $1,000 million of New Indebtedness the Exopack Holdings S.A. is expected to receive aggregate cash proceeds of $940.0 million, net of transaction-related costs of $60.0 million, at a weighted-average interest rate of 6.1%. For each 1/8% (12.5 basis points) change in the assumed blended interest rate of 6.1%, interest expense would increase or decrease by $1.25 million.

(8a)

Reflects the capitalization of aggregate deferred financing costs associated with the Refinancing amounting to $60.0 million which has been allocated to the New Indebtedness and North American ABL Facility. The debt issuance costs will be amortized using the effective interest method over the expected respective maturity of the Refinancing. The resulting amortization expense, which is reflected as a component of interest expense, is comprised of the following:

	Debt Incurred in Connection with the Refinancing	Deferred Financing Costs	Amortization Expense for the Year ended December 31, 2011
	(U.S. dollars in millions)	(U.S. dollars in millions)	(U.S. dollars in millions)
Total	1,000.0	60.0	11.8

(8b)	Reflects the increase in interest expense resulting from the Refinancing.

	Interest Rate	Debt Issued	Interest Expense for the Year ended December 31, 2011
	(stated)	(U.S. dollars in millions)	(U.S. dollars in millions)
Total	6.1%	1,000.0	60.9

(8c)

Reflects the reversal of interest expense related to debt that was paid off with the proceeds from the Refinancing or in connection with the 2011 Exopack Recapitalization. The table on the following page details the effect of the pro forma adjustments related to the transactions and Refinancing on interest expense in the unaudited pro forma condensed combined statement of operations.

(8d)	Reflects elimination of a $22.1 million loss on early extinguishment of debt of the Exopack Business in connection with the 2011 recapitalization of the Exopack Business.

(8e)	Reflects the income tax effects of the above pro forma adjustment assuming a blended statutory income tax rate of 30% for the year ended December 31, 2011.

Analysis of Pro Forma Operating Results

Overview

We believe that the most meaningful way to discuss our statements of operations for the periods ended December 31, 2012 and December 31, 2011, and the six months ended June 30, 2013 and June 30, 2012, respectively, is to compare (i) our unaudited pro forma results of operations for (a) the year ended December 31, 2012 and (b) the six months ended June 30, 2013, with (ii) our unaudited pro forma results of operations for (a) the year ended December 31, 2011 and (b) the six months ended June 30, 2012, respectively, which gives effect to the Transactions as though they had occurred on January 1, 2012 inclusive of the year ended December 31, 2012 and the six months ended June 30, 2012 and 2013, and January 1, 2011 in the case of the year ended December 31, 2011. Our unaudited pro forma combined statement of operations for the year ended December 31, 2012 includes the results of operations of all members of the Group for the entire fiscal year, and as a result is not directly comparable to our unaudited pro forma combined income statement for the year ended December 31, 2011, which only includes the results of operations directly attributable to certain Fund V entities from the date of acquisition, as described below. We believe that presenting the results of operations in this manner provides useful data for comparison given the complexities involved with comparing periods that include different entities and have significantly different lengths and bases of accounting. However, the unaudited pro forma condensed combined financial information does not purport to represent what our results of operations would have been had the Transactions occurred on January 1, 2011, and it does not purport to project our results of operations or financial condition for any future period. These pro forma results are not directly comparable to the Fund V Company or Exopack Holding Corp. audited financial information.

The discussion below is based on (i) our unaudited pro forma combined statement of operations information (including measures of operating performance relating to our reportable segments (Flexible and Rigid)) for the six months ended June 30, 2013 and 2012, which is derived from the historical unaudited income statement information of the Fund V Companies, the Exopack Business (from January 1, 2013 to May 28, 2013) and, in the case of the six months ended June 30, 2012, the Paragon Business, for the six months ended June 30, 2013 and 2012, (ii) our unaudited pro forma combined income statement information (including measures of operating performance relating to our reportable segments (Flexible and Rigid)) for the year ended December 31, 2012, which is derived from the historical audited income statement information of the Fund V Companies, the Exopack Business and the Paragon Business for the year ended December 31, 2012, and (iii) our unaudited pro forma combined income statement information (including measures of operating performance relating to our reportable segments (Flexible and Rigid)) for the year ended December 31, 2011, which is derived from the historical audited income statement information of the Fund V Companies, the Exopack Business and the Paragon Business for the year ended December 31, 2011, and the historical audited statement of revenues and direct expenses of the Kobusch Reporting Entities for the period from January 1, 2011 to December 30, 2011, in each case, as adjusted to give effect to the Transactions as if they had occurred on January 1, 2011 or January 1, 2012 (as the context requires) and based on certain assumptions and subject to certain qualifications and adjustments.

Our unaudited pro forma combined income statement for the year ended December 31, 2011 does not give effect to the acquisition of the businesses listed below as if they had occurred on January 1, 2011 and only includes the results of operations directly attributable to these business as from the date of the applicable acquisition by Sun Capital Partners V, L.P.:

Business	Acquisition Date
Britton Business	April 12, 2011
Veriplast (rigid segment)	May 4, 2011
Veriplast (flexible segment)	May 19, 2011
Unterland	October 3, 2011
Pannunion	October 19, 2011

Therefore, our unaudited pro forma combined income statement for the year ended December 31, 2012, which includes the results of operations of all components of the Group for the entire fiscal year, is not directly comparable to our unaudited pro forma combined income statement for the year ended December 31, 2011, which omits the results of operations of the Britton Business, Veriplast, Unterland and Pannunion for the periods from January 1, 2011 to the date of their respective acquisition by Sun Capital.

The unaudited pro forma condensed combined financial statements are presented for information purposes only and are not intended to represent or be indicative of the combined results of operations or financial position that we would have reported had the Transactions been completed as of the dates and for the periods presented therein and should not be taken as representative of our combined results of operations or financial condition following the completion of the Transactions. In addition, the pro forma financial information presented herein has not been prepared in accordance with the requirements of Regulation S-X under the Exchange Act or U.S. GAAP and neither the pro forma adjustments to historical financial information nor the resulting pro forma financial information have been audited or reviewed in accordance U.S. GAAS or other applicable auditing standards.

The foreign currency translation impacts referred to below were primarily due to changes in rates affecting the U.S. dollar compared to the euro and British pound compared to prior periods. Foreign currency translation had a negative impact on our operating results for Pro Forma 2012 and Pro Forma 2011, causing a decrease in comparable net sales and Adjusted EBITDA from the prior periods. This negative impact on our operating results was partially reversed in the Pro Forma six months ended June 30, 2013 due to a depreciation of the U.S. dollar compared to the euro.

	Group Pro Forma
	Year ended December 31,		Six months ended June 30,
	2011	2012	2012	2013
	(unaudited)
	(U.S. dollars in millions)
Combined Income Statement Data:
Net Sales	2,326.4	2,658.7	1,334.7	1,364.4
Cost of sales	2,032.0	2,327.5	1,156.5	1,182.3

Gross margin	294.4	331.2	178.2	182.1
Selling general administrative expenses	265.9	286.2	153.2	151.8
Research and development	9.9	10.6	3.5	4.5

Operating income (loss)	18.6	34.4	21.5	25.8
Other income (expense):
Bargain purchase on business combinations	17.7	—	—	—
Interest income	0.3	0.5	—	—
Interest expense	(106.3)	(108.5)	(54.9)	(61.7)
Other, net	(0.2)	6.8	5.4	9.6

Other income (expense), net	(88.5)	(101.2)	(49.5)	(52.1)

Loss before income tax	(69.9)	(66.8)	(28.0)	(26.3)
(Provision)/benefit for income taxes	(7.0)	0.2	3.9	(0.4)

Net loss	(76.9)	(66.6)	(24.1)	(26.7)

Pro forma Six Months Ended June 30, 2013 Compared to the Pro Forma Six Months Ended June 30, 2012

Net Sales

The following table shows our net sales by segment and geography for the Pro Forma six months ended June 30, 2013 and Pro Forma six months ended June 30, 2012:

	Pro Forma six months ended June 30,
	2012	2013
	(U.S. dollars in millions)
Net sales by segment
Flexible(1)	1,047.9	1,068.4
Rigid	286.8	296.0

Total	1,334.7	1,364.4

Net sales by geography
Europe	872.4	917.4
North America	411.7	396.7
Other	50.6	50.3

Total	1,334.7	1,364.4

(1)	For purposes of the Pro Forma financial information, net sales from the Paragon Business are presented in the Flexible segment.

Net Sales

Net sales were $1,364.4 million for the Pro Forma six months ended June 30, 2013, an increase of $29.7 million, or 2.2%, from net sales of $1,334.7 million for the Pro Forma six months ended June 30, 2012. This increase is primarily attributable to increased overall volumes with sales in our Flexible segment increasing by approximately 3.0% and sales in our Rigid segment increasing by approximately 1.0%, as well as increased selling prices associated with our passing through higher resin input costs. We experienced this improvement in volumes across all major categories with the exception of pet food. Revenues in our Flexibles segment showed the largest increase due to our labels, resin trade and German Flexibles businesses.

Net Sales by Segment

Flexible—Net sales for our Flexible segment were $1,068.4 million for the Pro Forma six months ended June 30, 2013, an increase of $20.5 million, or 2.0%, from net sales of $1,047.9 million for this segment for the Pro Forma six months ended June 30, 2012. This increase was primarily due to higher overall volumes which increased by approximately 2.6% as compared to the six months ended June 30, 2012. Volumes in our labels business increased by 4.0% due to an increase in food label sales as the market rebounded from a weak first quarter caused by poor weather and the resolution of the horse meat scandal. Volumes in our industrial business increased by 8.8% due to strong performances of our European resin trading business, our U.S. plastics business and our flexible business in Egypt. Additionally, net sales benefitted from increased selling prices associated with our passing through higher resin input costs. The increase in net sales was partially offset by lower volumes in our U.S. food business which declined by approximately 3.0% as we exited the lower margin brokerage business. Our pet food business remained weak.

Rigid—Net sales for our Rigid segment were $296.0 million for the Pro Forma six months ended June 30, 2013, an increase of $9.2 million, or 3.2%, from net sales of $286.8 million for this segment for the Pro Forma six months ended June 30, 2012. This increase was primarily due to an increase in volumes of approximately 1.0% compared to the six months ended June 2012. Volumes in the three months ended June 30, 2013 increased significantly compared to the three months ended March 31, 2013, primarily due to improved European market conditions and an improvement in the weather, with sales in our consumer goods segments in Central and Southern Europe and our UK rigid business showing a particularly strong performance. While the overall Rigid market is currently experiencing significant competitive pricing pressures, sales remained solidly above the results of the prior year.

Net Sales by Geographic Market

Europe—Net sales in Europe were $917.4 million for the Pro Forma six months ended June 30, 2013, an increase of $45.0 million, or 5.2%, from net sales in Europe of $872.4 million for the Pro Forma six months ended June 30, 2012. Net sales in Europe increased significantly across all but one of our key business segments compared to the six months ended June 30, 2012 primarily due to a strong growth in the UK market, especially in fresh foods, which was driven by a high number of artwork changes by UK retailers leading to increased demand for our labels, sleeves and film. Net sales in our Rigid consumer goods businesses in Central and Southern Europe also increased but were offset by slightly negative growth in our Nordic Rigid consumer goods business and our Rigid European food service business.

North America—Net sales in North America were $396.7 million for the Pro Forma six months ended June 30, 2013, a decrease of $15.0 million, or 3.6%, from net sales in North America of $411.7 million for the Pro Forma six months ended June 30, 2012. This decrease in net sales is primarily due to a decline in volumes by approximately 6.5% caused by reduced cheese and charcoal packaging volumes and our decision to exit the lower margin brokerage business. The decrease in net sales in North America was partially offset by an increase in selling prices of approximately 1.8% due to our passing through higher resin input costs.

Other Geographic Markets—Net sales in other markets (which include Egypt) were $50.3 million for the Pro Forma six months ended June 30, 2013, a decrease of $0.3 million, or 0.6%, from net sales in other markets of $50.6 million for the Pro Forma six months ended June 30, 2012. This decrease was primarily due to unfavorable changes in various foreign exchange rates which were partially offset by an increase in volumes and revenues in local currencies.

Cost of Sales

Cost of sales was $1,182.3 million for the Pro Forma six months ended June 30, 2013, an increase of $25.8 million, or 2.2%, from cost of sales of $1,156.5 million for the Pro Forma six months ended June 30, 2012. This increase was primarily due to increased market raw material prices for our rigid plastic products and in our United Kingdom and Austrian businesses, and increased raw material purchases in connection with increased volumes in our European Rigid and Flexibles segments. This increase was partially offset by volume decreases in our North American Flexibles division, procurement savings initiatives and cost reduction and restructuring projects across all of our businesses, as well as efficiency savings from the replacement of older machines in certain plants, the rationalization of a plant in Poland and headcount reductions in our German and French businesses.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $151.8 million for the Pro Forma six months ended June 30, 2013, a decrease of $1.4 million, or 0.9%, from sales, general and administrative expenses of $153.2 million for the Pro Forma six months ended June 30, 2012. This decrease was primarily due to lower professional fees in the United States related to the completion of a process improvement program, reductions in headcount in our U.S. and German businesses and restructuring initiatives within our Rigid segment. This decrease was partially offset by increased expenses to fund the creation of a new product development and customer innovation development center in Germany and to support business growth initiatives in our Labels and some of our Rigid segments.

Income Tax Benefit

Income tax expense was $0.4 million for the Pro Forma six months ended June 30, 2013, a decrease of $4.3 million, or 110.3%, from income tax benefit of $3.9 million for the Pro Forma six months ended June 30, 2012. This decrease was primarily due to an increase in the profitability of our French and German businesses and an increase in the prevailing tax rates in the various jurisdictions in which we operate.

Pro Forma EBITDA

Pro Forma EBITDA was $109.4 million for the Pro Forma six months ended June 30, 2013, an increase of $10.1 million, or 10.2%, from Pro Forma EBITDA of $99.3 million for the Pro Forma six months ended June 30, 2012. This increase in Pro Forma EBITDA was primarily due to improvements in profitability in both our Rigid and Flexibles business segments. Both businesses benefitted from the continued growth in procurement savings, cost reductions due to our ongoing restructuring programs, accelerated investments in capital programs and SG&A reductions. Within our Flexibles segment, Pro Forma EBITDA in our labels, film, resin trading, North American performance films, Austrian industrial and French pet food businesses grew significantly compared to the six months ended June 30, 2012. Additionally, our U.S. operating expenses decreased due to a scheduled plant closure in late 2012 and as a result of realized synergies from the combination of the businesses. The strong performance of our Flexibles segment was partially offset by a decline in volumes in our U.S. pet food and industrial businesses as well as unfavorable margins in our German pet food and UK industrial films businesses. Within our Rigid segment, Pro Forma EBITDA increased due to procurement savings, higher volumes and cost reductions as a result of our restructuring projects and investment in new cost-efficient manufacturing assets.

Pro Forma year ended December 31, 2012 compared to the pro forma year ended December 31, 2011

Net Sales

The following table shows our net sales by segment and geography for the Pro Forma 2012 and the Pro Forma 2011:

	Pro Forma year ended December 31,
	2011	2012
	(U.S. dollars in millions)
Net sales by segment
Flexible(1)	1,910.4	2,094.7
Rigid	416.0	564.0

Total	2,326.4	2,658.7

Net sales by geography
Europe	1,465.5	1,781.3
North America	843.3	808.5
Other	17.6	68.9

Total	2,326.4	2,658.7

(1)	For purposes of the Pro Forma financial information, net sales from the Paragon Business are presented in the Flexible segment.

Net Sales

Net sales were $2,658.7 million for Pro Forma 2012. Our net sales in Pro Forma 2012 were impacted by strong sales in Egypt, the launch of new products, positive rigid sales development from projects in Turkey and France and revenue growth in our United Kingdom label business’ board and artwork divisions. Shipment volumes in 2012 declined by 1.9% during Pro Forma 2012, primarily due to a reduction in pet food volumes of 14% in the United States. This impact was partially offset by significant volatility in raw material prices during the year and a reduction in resin prices, which negatively impacted the prices of our products sold through arrangements with cost pass-through mechanisms and reduced volumes due to the closure of our Polish facility used to produce flexible plastic products. This impact was also partially offset by lower pet food sales in the United States as a result of loss of share by our key customers. Net sales were $2,326.4 million for Pro Forma 2011. Our net sales in Pro Forma 2011 were impacted by steady reductions in raw material costs resulting in decreases in average selling prices for the period and decreases in volumes due to the closure of our Rigid segment’s United Kingdom facility and our exit of some unprofitable business lines as well as the loss of two business awards from key accounts. The results from these events were partially offset by new volumes resulting from our acquisition of a competitor’s food retail label business and our installation of two new presses, and also by market share gains in film products in the United Kingdom. Overall volumes were flat in 2011.

Net Sales by Segment

Flexible—Net sales for our Flexible segment were $2,094.7 million for Pro Forma 2012. Our net sales for our Flexible segment in Pro Forma 2012 were impacted by significant volatility in raw material prices during the year and a reduction in resin prices, which negatively impacted the prices of our products sold through arrangements with cost pass-through mechanisms, and reduced volumes due to the closure of our Polish facility used to produce flexible plastic products and significantly lower pet food sales in the United States as a result of loss of share by our key customers and weak agriculture sales in Austria due to unseasonable weather. This was partially offset by strong sales in Egypt and the successful launch of new products in our United Kingdom thermoforming business, and revenue growth at our labels division in their board and artwork divisions, supported by the installation of a new press. Overall shipment volumes declined by 1.9%. Net sales for our Flexible segment were $1,910.4 million for Pro Forma 2011. Our net sales for our Flexible segment in Pro Forma 2011 were impacted by steady reductions in raw material costs resulting in decreases in average selling prices for the period in Europe, which was partially offset by our acquisition of a competitor’s meat and cheese packaging business in the United States, as well as the acquisition of a competitor’s food retail label business, the installation of two new presses and market share gains in film in the United Kingdom. Shipment volumes increased by 1.6%.

Rigid—Net sales for our Rigid segment were $564.0 million for Pro Forma 2012. Our net sales for our Rigid segment in Pro Forma 2012 were impacted by increased sales from projects in Turkey and France, but was offset by the loss of volume as we exited some unprofitable accounts in Europe. Net sales for our Rigid segment were $416.0 million for Pro Forma 2011. Our net sales for our Rigid segment in Pro Forma 2011 were impacted by the closure of one of our factories in the United Kingdom and our exit of some unprofitable business, as well as the loss of two business awards from key accounts.

Net Sales by Geographic Market

Europe—Net sales in Europe were $1,781.3 million for Pro Forma 2012. Our net sales in Europe in Pro Forma 2012 were impacted by unfavorable economic conditions in certain of our markets with both the United Kingdom and Eurozone entering recessions during the year, as well as significant volatility in raw material prices during the year. Also impacting our results was a reduction in average resin prices, which negatively impacted the prices of our products sold through arrangements with cost pass-through mechanisms, and reduced volumes due to the closure of our Polish facility used to produce flexible plastic products and weak agriculture sales in Austria due to poor weather. This decline was partially offset by the launch of new products at our United Kingdom thermoforming business, positive rigid product sales development from projects in Turkey and France and revenue growth at our label businesses board and artwork divisions. Net sales in Europe were $1,465.5 million for Pro Forma 2011. Our net sales in Europe in Pro Forma 2011 were impacted by steady reductions in raw material costs resulting in decreases in average selling prices for the period and reduced volumes due to the closure of a rigid production facility in the United Kingdom and the exit of some unprofitable business as well as the loss of two business awards from key accounts. This decrease was partially offset by the acquisition of a competitor’s food retail label business, installation of two new presses and market share gains in film.

North America—Net sales in North America were $808.5 million for Pro Forma 2012. Our net sales in North America in Pro Forma 2012 were impacted by a reduction in pet food product volumes due to the loss of market share by some of our key customers, and a decrease in volume in non-food packaging, which was primarily attributable to a decrease in demand for certain industrial and building applications. Volumes declined in North American by 7.1% in 2012. This decrease was partially offset by an increase in average sales prices, driven by raw material cost increases. Net sales in North America were $843.3 million for Pro Forma 2011. Our net sales in North America in Pro Forma 2011 were impacted by the acquisition of a competitor’s meat and cheese packaging business, and an increase in average selling price of due to increased raw materials costs.

Other Geographic Markets—Net sales in other markets (which include Egypt) were $68.9 million for Pro Forma 2012. Our net sales in Egypt in Pro Forma 2012 increased from the prior year on a comparable basis primarily due to our successful organic growth in volumes with existing customers. Net sales in Egypt were $17.6 million for Pro Forma 2011. Our net sales in Egypt in Pro Forma 2011 increased from the prior year on a comparable basis primarily due to growth in market share.

Cost of Sales

Cost of sales was $2,327.5 million for Pro Forma 2012. Our cost of sales in Pro Forma 2012 were impacted by stable volumes combined with cost savings associated with plant improvement projects, continuous improvement initiatives, changes in production mix at our labels business, lower average prices for raw materials, the closure of an unprofitable Polish manufacturing facility, reductions in headcount at French and German Flexible segment, the benefit of restructuring projects in their France, Finland, Holland and Germany businesses and an improved combined purchasing strategy at the acquired rigid plastic business. Cost of sales was $2,032.0 million for Pro Forma 2011. Our cost of sales in Pro Forma 2011 were impacted by excess headcount in our French business and inefficiencies in their German and Polish facilities, partially offset by a decline in raw material costs during the year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $286.2 million for Pro Forma 2012. Our selling, general and administrative expenses in Pro Forma 2012 were impacted by headcount reductions in Germany and the United States as well as restructuring initiatives within our Rigid segment to better align the Veriplast, Huhtamaki, and Pannunion businesses, the elimination of management functions within our Veriplast business, and the new post-acquisition cost structure at our Kobusch Business. Our Rigid segment also consolidated IT services and rationalized non-essential service suppliers. Selling, general and administrative expenses were $265.9 million for Pro Forma 2011. Our selling, general and administrative expenses in Pro Forma 2011 were impacted by significant duplicative group functions across our Rigid segment businesses.

Income Tax Expense

Income tax benefit was $0.2 million for Pro Forma 2012 mainly due to the recognition of previously unrecognized tax losses in our Rigid business in Finland, The Netherlands and Germany, as well as the related Pro Forma tax benefit resulting from the acquisition of the Exopack business and the Refinancing. Income tax expense was $7.0 million for Pro Forma 2011. Our income tax expense in Pro Forma 2011 was impacted by the profitability of our businesses and the Pro Forma tax benefit resulting from the acquisitions of the Kobusch business and the Exopack.

Pro Forma EBITDA

Pro forma EBITDA was $187.2 million for Pro Forma 2012. Our pro forma EBITDA in Pro Forma 2012 was impacted by procurement savings, restructuring, business integration and cost reduction measures. This impact was partially offset by volume declines during the period due to the loss of market share within end markets by some of our pet food customers. Our Flexible segment’s profitability was negatively impacted in Pro Forma 2012 by increased raw materials prices and lower volumes, but benefited from headcount reductions, the closure of our unprofitable Polish facility, significant procurement savings and significant volume growth with stable margins in our labels business. Our Rigid segment’s profitability was impacted by improved combined purchasing initiatives, the favorable impact of restructuring projects in France, Finland, Holland, and Germany and the elimination of duplicative management functions within the Veriplast business. Pro forma EBITDA was $162.4 million for Pro Forma 2011. Our results of operations in 2011 are not comparable to our results of operations in 2012.

Cash Flow Summary for the Fund V Companies

The following table shows a summary of cash flows for the Fund V Companies for the years ended December 31, 2011 and 2012 and for the six months ended June 30, 2012 and 2013:

	Year ended December 31,		Six months ended June 30,
(U.S. dollars in millions)	2011(1)	2012	2012	2013
	(audited)		(unaudited)
	(U.S. Dollars in millions)		(U.S. Dollars in millions)
Combined Cash Flow Statement Data:
Net cash provided by operating activities	1.1	67.7	10.0	29.4
Net cash used in investing activities	(494.1)	(307.7)	(30.9)	(51.1)
Net cash provided by (used in) financing activities	540.5	287.6	20.5	(19.4)

(1)

Results of operations of the Reuther Business, the Paccor Business, the Britton Business, the Veriplast Business, the Unterland Business, the Pannunion Business and the Kobusch Business are consolidated in the results of the Fund V Companies as of August 5, 2010, December 20, 2010, April 12, 2011, May 19, 2011, October 3, 2011, October 19, 2011 and December 31, 2011, respectively.

Cash Flows for the Six Months ended June 30, 2013

Net cash provided by the Fund V Companies for the six months ended June 30, 2013 was positively impacted by an increase in cash earnings due to a growth in net sales driven by an increase in volumes and our ability to pass-through resin price increases. Working capital remained unchanged in the six months ended June 30, 2013.

Net cash used in investing activities for the Fund V Companies for the six months ended June 30, 2013 was impacted by high levels of capital spending to support restructuring initiatives and specifically progress payments towards the purchase of two labels presses, a state of the art high-speed press for our U.S. Flexibles segment, a printer and slitter for our German Flexibles food business, an extrusion line for our Austrian business and completion of several major growth projects within our Rigid segment. Capital spending was slightly offset by proceeds from the sale of a number of properties including the divestiture of the Rigid segment’s injection moulded business in the Netherlands.

Net cash used in financing activities for the six months ended June 30, 2013 was impacted by the refinancing of a debt facility in our UK food labels business, as well as scheduled principal payments of term loans and capital leases.

Cash Flows for the Six Months ended June 30, 2012

Net cash provided by operating activities for the Fund V Companies for the six months ended June 30, 2012 was impacted by increases in our Flexibles segment’s working capital in Germany, and an increase in the inventories associated due to seasonality in our Austrian agriculture business.

Net cash used in investing activities for the Fund V Companies for the six months ended June 30, 2012 was impacted by Flexibles capital investments, the purchase of a flexographic press for our film division, and our construction of a greenfield factory in Finland for our Rigid segment.

Net cash used in financing activities for the Fund V Companies for the six months ended June 30, 2012 was impacted by the refinancing of our Flexibles Austrian business and an equity contribution by our equity sponsor, as well as the establishment of a mezzanine debt facility for our Kobusch Business.

Cash Flows for the Year Ended December 31, 2012

Net cash provided by operating activities for the Fund V Companies for the year ended December 31, 2012 was impacted by rationalization projects in our Rigid segment, as well as significant decreases in working capital, partially offset by decreased accounts payable as a result of the timing of vendor payments as well as the corresponding inventory level decrease. Net cash used in investing activities for the Fund V Companies for the year ended December 31, 2012 was impacted by capital investment in a coating asset for our coatings division in our Flexible segment, as well as several presses, extrusion lines, and a laminator, the purchase of presses for our labels, film and lined board divisions and extrusion lines for our UK and French flexible products businesses. Our Rigid segment also started to shift its focus from footprint optimization to growth during 2012 and several projects were initiated during the year aiming to modernize the production capacity.

Net cash used in financing activities for the Fund V Companies for the year ended December 31, 2012 was impacted by the refinancing of certain of our existing facilities and an equity contribution from our sponsor, as well as the establishment of a mezzanine debt facility and debt structure for our Kobusch Business.

Cash Flows for the Year Ended December 31, 2011

Net cash provided by operating activities for the Fund V Companies for the year ended December 31, 2011 were impacted by increased labels inventories, changes in working capital associated with the acquisition of subsidiaries, and operational and working capital improvements in our Rigid segment offset by one time cash outflows associated with a reduction in management overhead and the closure of a facility in the United Kingdom.

Net cash used in investing activities for the Fund V Companies for the year ended December 31, 2011 was impacted by our investment in new labels presses and our acquisition of certain of the Combined Businesses. We began a greenfield factory construction project in Finland during the period for our Rigid segment.

Net cash used in financing activities for the Fund V Companies for the year ended December 31, 2011 was impacted by repayment and refinancing of existing debt facilities across several of our businesses, and the introduction of factoring in our Rigid segment.

Cash Flow Summary for our Exopack Business

The following table shows a summary of cash flows for the Exopack Business for the years ended December 31, 2010, 2011 and 2012 and for the six months ended June 30, 2013 and 2012:

	Year ended December 31,			Six months ended June 30,
	2010	2011	2012	2012	2013
	(audited)			(unaudited)
	(U.S. dollars in millions)			(U.S. dollars in millions)
Cash flow from operating activities	29.6	2.1	19.4	5.3	17.6
Cash flow used in investing activities	(100.3)	(41.3)	(26.8)	(11.7)	(22.3)
Cash flow provided by financing activities	72.7	39.1	8.2	7.5	6.3

Cash Flows for the Six Months Ended June 30, 2013

Cash flows provided by operating activities were $17.6 million for the six months ended June 30, 2013 and $5.3 million for the six months ended June 30, 2012, an increase of $12.4 million. The increase in cash flows generated by operating activities was primarily driven by operating efficiencies and lower SG&A costs, partially offset by a decrease in net working capital.

Cash flows used in investing activities for the Exopack Business for the six months ended June 30, 2013 and 2012 were $22.3 million and $11.7 million, respectively, primarily comprised of capital expenditures for property, plant and equipment and capitalized software. The Exopack Business increased capital project spending significantly in the first quarter in order to position the business for future growth opportunities. The Exopack Business anticipates capital expenditures for the year ended December 31, 2013 to range between $35.0 million and $40.0 million.

Cash flows provided by financing activities for the Exopack Business for the six months ended June 30, 2013 and 2012 were $6.3 million and $7.5 million, respectively. These cash flows are primarily comprised of net borrowings on the North American ABL Facility. Net borrowings by the Exopack Business under its North American ABL Facility increased over the prior year quarter as a result of increased capital expenditures and timing of operational cash inflows and outflows.

Cash Flows for the Year Ended December 31, 2012

Cash provided by operating activities for the Exopack Business for the year ended December 31, 2012 was $19.4 million, up from $2.1 million in 2011. The increase was primarily driven by management initiative to lower inventory levels in the first quarter to free up additional cash for other uses, partially offset by decreased accounts payable as a result of timing of vendor payments as well as the corresponding inventory level decrease. These favorable working capital changes were partially offset by decreased operating income. In the year ended December 31, 2010, the Exopack Business generated $29.6 million from operating activities, largely as a result of higher positive cash flows from net loss adjusted for non-cash expenses.

Cash used in investing activities for the Exopack Business for the year ended December 31, 2012 was $26.8 million, down from $41.3 million in 2011. The decrease was due to lower capital expenditures in 2012. In the year ended December 31, 2010, the Exopack Business used $100.3 million in investing activities, largely as a result of the EMCS acquisition.

Cash provided by financing activities for the Exopack Business for the year ended December 31, 2012 was $8.2 million, down from $39.1 million in 2011. The decrease was due to higher amounts of cash provided by the refinancing completed in the prior year. In the year ended December 31, 2010, the Exopack Business generated $72.7 million from financing activities, largely as a result of a financing completed in 2010 in order to repay our former term loan incurred to fund the EMCS acquisition.

Cash Flows for the Year Ended December 31, 2011

Cash flows provided by operating activities for the Exopack Business for the year ended December 31, 2011 of $2.1 million consisted primarily of cash provided by earnings, which were offset by net unfavorable changes in working capital. Cash provided by earnings was $23.8 million (reflecting a net loss of $18.7 million adjusted to exclude the effect of non-cash charges for depreciation and amortization of $39.5 million, loss from early extinguishment of debt of $11.9 million, deferred income tax benefit of $10.3 million, plus other non-cash items that net to approximately $1.4 million, including stock compensation expense and loss on sales and disposition of property, plant and equipment). The net unfavorable working capital changes resulted from increased inventories and decreased accrued and other liabilities, partially offset by reduced trade accounts receivable. Inventories increased $10.4 million due largely to increased raw material costs and increased quantities. Accounts payable and accrued and other liabilities decreased $14.9 million especially due to the change in timing of semi-annual interest payments under the Notes from February to December, as well as required payments to fund the Exopack Business’s pension plans. Trade accounts receivable decreased $6.0 million primarily due to improvement in the timing of collections.

Cash flows used in investing activities for the Exopack Business for the year ended December 31, 2011 were $41.3 million, primarily comprised of capital expenditures for property, plant and equipment and capitalized software, partially offset by proceeds from sales of property, plant, and equipment.

Cash flows provided by financing activities for the Exopack Business for the year ended December 31, 2011 were $39.1 million, primarily comprised of net borrowings on the Exopack Term Loan Facility and issuance of the Notes partially offset by the repayment of the Exopack Business’s former senior notes, a dividend paid to Exopack’s parent company, significant repayments on the Exopack Business’s revolving line of credit, deferred loan costs paid and capital lease obligation payments.

PROPOSED AMENDMENTS

We are soliciting the consent of Eligible Holders to amend the terms of the Indenture to conform certain of the covenants and related definitions in the Indenture with certain of the covenants contained in notes proposed to be issued by the New Senior Notes Issuer. The Proposed Amendments to the Indenture will reflect the following:

I. The following is the text of certain definitions as they would appear in amended form if the Proposed Amendments  were  adopted. These definitions would replace in their entirety the current definitions of the relevant defined term. Certain  definitions in the Indenture that would no longer be used elsewhere in the Indenture following the adoption of the  Proposed Amendments will be deleted. For ease of reference, certain defined terms that will not be amended have been  included below in brackets.

Section 1.01 Definitions.

[“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.]

[“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.]

“Asset Sale” means:

(3) the sale, lease, conveyance or other disposition of any assets by the Parent Guarantor or any of its Restricted Subsidiaries, provided that the sale, lease or conveyance of all or substantially all of the assets of the Parent Guarantor shall be governed by Section 5.03 and not by Section 4.10 hereof; and

(4) the issuance of Equity Interests by any of the Parent Guarantor’s Restricted Subsidiary or the sale by the Parent Guarantor or any of its Restricted Subsidiaries of Equity Interests in any of the Parent Guarantor’s Subsidiaries (in each case, other than directors’ qualifying shares or other shares required by law to be held by a third party).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2) a transfer of assets or Equity Interests between or among the Parent Guarantor and any Restricted Subsidiary;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Parent Guarantor to the Parent Guarantor or to another Restricted Subsidiary;

(4) the sale, lease, discount, license or other transfer of accounts receivable, inventory, trading stock and other assets in the ordinary course of business, the abandonment, sale or other disposition of damaged, worn out, surplus or obsolete assets or assets or intellectual property that are, or the liquidation of any immaterial Subsidiary that is in the reasonable judgment of the Parent Guarantor, no longer economically practicable to maintain or useful in the conduct of business of the Parent Guarantor and its Restricted Subsidiaries taken as a whole;

(5) licenses, sublicenses, subleases, assignments or other disposition by the Parent Guarantor or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7) the granting of Liens not prohibited by Section 4.12 hereof;

(8) the sale or other disposition of cash or Cash Equivalents;

(9) a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;

(10) the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) the disposition of assets to a Person who is providing services (the provision of which have been or are to be outsourced by the Parent Guarantor or any Restricted Subsidiary to such Person) related to such assets;

(13) any unwinding or termination of Hedging Obligations not for speculative purposes;

(14) the disposition of assets of the Parent Guarantor or any Restricted Subsidiary which are seized, expropriated or compulsorily purchased by or by the order of any central or local government authority and which could not be reasonably expected to have a material adverse effect on the Parent Guarantor or any Restricted Subsidiary; provided, that any Net Proceeds received are applied in compliance with Section 4.10 hereof;

(15) any sale or disposition of receivables and related assets in connection with any Qualified Receivables Transaction and any factoring in the ordinary course of business;

(16) any sale pursuant to a financing transaction of property built or acquired by the Parent Guarantor or any Restricted Subsidiary after the Issue Date, including sale-and-leaseback and asset securitizations permitted by the Indenture;

(17) any disposition of Capital Stock, Indebtedness or other securities of any Unrestricted Subsidiary;

(18) sales of assets received by the Parent Guarantor or any Restricted Subsidiary upon the foreclosure of a Lien in favor of the Parent Guarantor or any Restricted Subsidiary; and

(19) transactions of the type subject to Section 5.01 hereof or a transaction that constitutes a Change of Control.

“Bankruptcy Law” means (a) Title 11 of the U.S. Code (as may be amended from time to time) or (b) any other law of the United States (or any political subdivision thereof), Canada (or any political subdivision thereof), Luxembourg (or any political subdivision thereof), England (or any political subdivision thereof), Germany (or any political subdivision thereof), Austria (or any political subdivision thereof), Finland (or any political subdivision thereof), Poland (or any political subdivision thereof) or the laws of any other relevant jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the US Exchange Act as in effect on the Completion Date, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the US Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors or managers of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors or managers of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee (or Officer) of such Person serving a similar function.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in Luxembourg or New York or a place of payment under the Indenture are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the notes thereto) prepared in accordance with GAAP, as in effect as of the Completion Date, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

[“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or a limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)

any other interest or participation that confers on a Person the right to receive a shares of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.]

“Cash Equivalents” means:

(1) direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the Pre-Expansion European Union, the United States of America, Switzerland, Australia or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the Pre-Expansion European Union or the United States of America, Switzerland, Australia or Canada, as the case may be, and which are not callable or redeemable at the Parent Guarantor’s option;

(2) overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less (together, the “Bank Deposits”) from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the Pre-Expansion European Union or of the United States of America or any state thereof, Switzerland or Canada or any country in which a Restricted Subsidiary is organized; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another Rating Agency;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(5) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) if (i) following an Initial Public Offering, the Parent Guarantor becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the US Exchange Act, proxy, vote, written notice or otherwise) of, or (ii) prior to an Initial Public Offering, any “person” or “group” of related persons, other than one or more Permitted Holders, has become the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent Guarantor, provided that for the purposes of this clause, any Voting Stock of which any Permitted Holder is the Beneficial Owner shall not be included in any Voting Stock of which any such person or group is the Beneficial Owner, unless that person or group is not an Affiliate of a Permitted Holder and has the sole voting power with respect to that Voting Stock; or

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole to a person (as that term is used in Section 13(d)(3) of the US Exchange Act) other than one or more Permitted Holders.

[“Company” means Exopack Holding Corp., and any and all successors thereto.]

“Completion Date” means the date on which the amendments to the Indenture pursuant to the first supplemental indenture become operative.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(1) the tax expense (including federal, state, local and foreign income taxes) of such Person and its Restricted Subsidiaries for such period on income, profits or capital (including accruals for tax disputes and re-assessments and business value added tax); plus

(2) the Fixed Charges of such Person and its Subsidiaries which are Restricted Subsidiaries for such period (including amounts excluded from the definition of “Fixed Charges” pursuant to clauses (1) and 6(iii) thereunder); plus

(3) depreciation, amortization (including, without limitation, amortization of intangibles and deferred financing fees) and other non-cash charges and expenses (including without limitation write downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on the Parent Guarantor and its Restricted Subsidiaries for such period and excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of the Parent Guarantor and its Restricted Subsidiaries for such period; plus

(4) any expenses, charges or other costs related to the issuance of any Capital Stock, or any Investment, merger, option buyout, acquisition, disposition, recapitalization, restructuring or listing or similar transaction or the incurrence of Indebtedness permitted to be incurred under Section 4.09 hereof (or the refinancing or amendment thereof) whether or not successful; plus

(5) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such parties; plus

(6) cash expenses incurred by the Parent Guarantor or any Restricted Subsidiary during such period to the extent reimbursed in cash by any person (other than the Parent Guarantor or any Restricted Subsidiary) during such period; plus

(7)(a) any extraordinary, exceptional, nonrecurring, one-off or unusual expenses or losses or any charges (in each case as determined in good faith by the by the Board of Directors or a member of senior management of the Parent Guarantor), including any signing, retention, or completion bonuses, severance expenses, costs related to investigations and curtailments or modifications to pension or post-retirement plans and the financial loss of any natural disasters (to the extent such amounts are not duplicative with any insurance proceeds received in relation to such natural disaster), (b) any charges or reserves in respect of any integration, and (c) the proceeds of business interruption insurance (to the extent such amounts are not duplicative with any loss or charge relating to the same event that was otherwise added back); plus

(8) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Permitted Holders to the extent permitted by Section 4.11 hereof; plus

(9) the amount of “run-rate” cost savings projected by the Parent Guarantor in good faith and certified by the chief financial officer of the Parent Guarantor to be realized as a result of specified actions either taken or initiated prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided that (a) the chief financial officer of the Parent Guarantor shall have certified that (i) such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (ii) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by the Parent Guarantor to be realized within 12 months, (b) no cost savings shall be added pursuant to this definition to the extent duplicative of any expenses or charges relating to such cost savings that are included in this definition to the extent duplicative of any expenses or charges relating to such expense and cost reductions and synergies that are duplicative of any pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”, “Consolidated Leverage Ratio” or “Consolidated Senior Secured Leverage Ratio,” as applicable, and (c) the aggregate amount of all adjustments made pursuant to this clause (9) shall not exceed 10% of such person’s consolidated EBITDA for such period after giving effect to any adjustments made pursuant to this clause (9); plus

(10) non-cash charges, write downs or other items decreasing such Consolidated Net Income for such period (other than any non-cash items decreasing such Consolidated Net Income pursuant to clauses (1) through (11) of the definition of Consolidated Net Income or any other non-cash items that are reasonably expected to result in, or require pursuant to GAAP, an accrual or reserve for cash charges, costs and/or expenses in any future period); minus

(11) all expenses incurred directly in connection with any early extinguishment of Indebtedness; minus

(12) non-cash charges, write-ups or other items increasing such Consolidated Net Income for such period (other than any non-cash items increasing such Consolidated Net Income pursuant to clauses (1) through (11) of the definition of Consolidated Net Income), other than the reversal of a reserve for cash charges in a future period in the ordinary course of business, with each such items determined on a consolidated basis and in accordance with GAAP.

“Consolidated Leverage” means, with respect to any Person as of any date of determination, the sum without duplication of (1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis, plus (2) an amount equal to the greater of the liquidation preference or the maximum fixed redemption or repurchase price of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person.

“Consolidated Leverage Ratio” means, with respect to any specified Person as of any date of determination, the ratio of (1) the Consolidated Leverage of such Person on such date to (2) the Consolidated EBITDA of such Person for such Person’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date.

In addition, for purposes of calculating the Consolidated EBITDA for such period:

(1) acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of such Person) as if they had occurred on the first day of the four quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date (including transactions giving rise to the need to calculate such Consolidated Leverage Ratio), will be excluded;

(3) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(4) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment or acquisition, the amount of income or earnings relating thereto or the amount of Consolidated EBITDA associated therewith, the pro  forma calculation shall be determined in good faith by a responsible financial or accounting Officer of the Parent Guarantor. For the purposes of this definition and the definition of Consolidated EBITDA, the pro forma calculation may include anticipated expense and cost reductions and synergies as determined in good faith by a responsible financial or accounting Officer of the Parent Guarantor. In determining the amount of Indebtedness outstanding on any date of determination, pro forma effect will be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge or Indebtedness on such date.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1) the net income or loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary which is a Subsidiary of the Person;

(2) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(C)(i), any net income or loss of any Restricted Subsidiary (other than the Company or any Guarantor) will be excluded if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Guarantor (or the Company or any Guarantor that holds the Equity Interests of such Restricted Subsidiary, as applicable) by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or the Indenture and (c) contractual restrictions in effect on the Completion Date with respect to such Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that, taken as a whole, are not materially less favorable to the Holders of Notes than such restrictions in effect on the Completion Date, except that the Parent Guarantor’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Parent Guarantor or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary (other than the Company or any Guarantor), to the limitation contained in this clause);

(3) any net gain or loss realized upon the sale or other disposition of any asset or disposed operations of the Parent Guarantor or any Restricted Subsidiaries (including pursuant to any sale leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor) will be excluded;

(4) any one time non-cash charges or any amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of, or merger or consolidation with, another Person or business or resulting from any reorganization or restructuring involving the Parent Guarantor or its Subsidiaries will be excluded;

(5) the cumulative effect of a change in accounting principles will be excluded;

(6) any extraordinary, exceptional or nonrecurring gains or losses or any charges (in each case as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor) will be excluded;

(7) any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations will be excluded;

(8) any non-cash compensation charge or expenses arising from any grant of stock, stock options or other equity based awards, any non-cash deemed finance charges in respect of any pension liabilities or other provisions, any non-cash net after tax gains or losses attributable to the termination or modification of any employee pension benefit plan and any charge or expense relating to any payment made to holders of equity based securities or rights in respect of any dividend sharing provisions of such securities or rights to the extent such payment was made pursuant to Section 4.07 will be excluded;

(9) any goodwill or other intangible asset impairment charges or write-down and any amortization of intangibles arising from the application of GAAP will be excluded;

(10) all deferred financing costs and related expenses written off and premium paid in connection with any early extinguishment of Indebtedness or Hedging Obligations and any net gain or loss from any write-off or forgiveness of Indebtedness will be excluded and any expenses or charges relating to any Equity Offering, the incurrence of Indebtedness under the Notes and the Term Loan, the combination of various of the Restricted Subsidiaries as Subsidiaries of the Parent Guarantor and the various other corporate and financing transactions in connection therewith will be excluded;

(11) any unrealized foreign currency transaction gains or losses in respect of Indebtedness or other obligations of the Parent Guarantor or any Restricted Subsidiary owing to the Parent Guarantor or any Restricted Subsidiary, any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in any currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies will be excluded; and

(12) any non-cash or capitalized interest (including accreting or pay-in-kind interest) on any Subordinated Shareholder Debt will be excluded.

“Consolidated Senior Secured Leverage” means, with respect to any Person as of any date of determination, the sum, without duplication, of the Senior Secured Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Senior Secured Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (1) the Consolidated Senior Secured Leverage of such Person on such date to (2) the Consolidated EBITDA of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Consolidated Senior Secured Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (for the purpose of this definition, the “Calculation Date”), then the Consolidated Senior Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four quarter reference period; provided, however, that the pro forma calculation shall not give effect to (i) any Indebtedness incurred on the Calculation Date pursuant to the provisions described in the definition of Permitted Debt (other than clause (16) thereof) or (ii) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds of Indebtedness incurred pursuant to the provisions described in the definition of Permitted Debt (other than clause (16) thereof).

In addition, for purposes of calculating the Consolidated EBITDA for such period:

(1) acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of such Person) as if they had occurred on the first day of the four quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date (including transactions giving rise to the need to calculate such Consolidated Senior Secured Leverage Ratio), will be excluded;

(3) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four quarter period; and

(4) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment or acquisition, the amount of income or earnings relating thereto or the amount of Consolidated EBITDA associated therewith, the pro  forma calculation shall be determined in good faith by a responsible financial or accounting Officer of the Parent Guarantor. For the purposes of this definition and the definition of Consolidated EBITDA, the pro forma calculation may include anticipated expense and cost reductions and synergies. In determining the amount of Indebtedness outstanding on any date of determination, pro forma effect will be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge or Indebtedness on such date.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that, in each case, does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means with respect to the Parent Guarantor or any of its Subsidiaries, or, for the purposes of Section 4.19, Management S.à r.l. & Partners S.C.A. (Luxembourg) or any of its Subsidiaries that is a Parent Holdco of the Parent Guarantor, one or more debt facilities, instruments or arrangements (including the facilities made available under the New Indebtedness, the New ABL Facilities, or commercial paper facilities and overdraft facilities) or commercial paper facilities or indentures or trust deeds or note purchase agreements or receivables or factoring facilities, in each case, with banks, other institutions, funds or investors, providing for revolving credit loans, term loans, letters of credit, bonds, notes debentures or other corporate debt instruments or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or trustees or other banks or institutions and whether provided under the New Indebtedness, the New ABL Facilities or one or more other credit or other agreements, indentures, financing agreements or otherwise) and, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facilities” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Parent Guarantor as additional borrowers, issuers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder (provided that such Subsidiaries are or become the Company or a Guarantor) or (4) otherwise altering the terms and conditions thereof.

“Currency Exchange Protection Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option, cap, floor, ceiling or collar or agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates as to which such Person is a party.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent Guarantor or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-Cash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined as set forth herein.

[“Dollar” or “$” means the lawful currency of the United States of America.]

[“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).]

“Equity Offering” means a sale (other than to the Parent Guarantor or any of its Subsidiaries) of Capital Stock (1) that is a sale of Capital Stock of the Parent Guarantor (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the US Securities Act or any similar offering in other jurisdictions, or (2) the proceeds of which are contributed as Subordinated Shareholder Debt or to the equity (other than through the issuance of Disqualified Stock) of the Company or any Guarantor.

“Equity Proceeds Debt” means Indebtedness in an aggregate outstanding principal amount that, when taken together with any Permitted Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness incurred pursuant to clause (20) of Section 4.09(b) hereof and then outstanding, will not exceed 100% of the net cash proceeds received by the Parent Guarantor from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than, in connection with the issuance of Disqualified Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Parent Guarantor, in each case, subsequent to the Completion Date; provided, however, that (a) any such net cash proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07(a) and clauses (2), (4) and (9) of Section 4.07(b) to the extent the Parent Guarantor and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (b) any net cash proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to clause (20) of Section 4.09(b) to the extent the Parent Guarantor or any of its Restricted Subsidiaries makes a Restricted Payment under Section 4.07(a) and clauses (2), (4) and (9) of Section 4.07(b) in reliance thereon.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“European ABL Facilities” means the receivables and inventory facilities to be entered into on or about the Completion Date among, inter alios, GE Capital Bank Limited, GE Capital Bank AG, GE Factofrance, Kobusch UK Limited, Paragon Labels Limited, Paragon Flexible Packaging Limited, Britton Taco Limited, Britton Decoflex Limited, Britton Merlin Limited, Britton Flexibles France, Britton Reuther GmbH & Co KG, Kobusch-Sengewald GmbH, Paccor Deutschland GmbH and Paccor Packaging Deutschland GmbH, under which no more than $175.0 million (equivalent) may be outstanding at one time, as may be amended, restated, supplemented, refinanced, reviewed or replaced from time to time.

“Excluded Contributions” means the net cash proceeds received by the Parent Guarantor after the Completion Date from:

(1)	capital contributions to its equity (other than through the issuance of Disqualified Stock); and

(2)	the sale (other than to a Subsidiary of the Parent Guarantor) of Capital Stock (other than Disqualified Stock) of the Parent Guarantor,

in each case designated as “Excluded Contributions” pursuant to an Officer’s Certificate of the Parent Guarantor (which shall be designated no later than the date on which such Excluded Contribution has been received by the Parent Guarantor), the net cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(C)(ii) hereof.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, as determined in good faith by the Parent Guarantor’s chief executive officer, chief financial officer or responsible accounting or financial officer of the Parent Guarantor.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of (1) the Consolidated EBITDA of such Person for such period to (2) the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (for the purposes of this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Parent Guarantor) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period provided, however, that the pro forma calculation shall not give effect to (i) any Indebtedness incurred on the Calculation Date pursuant to the provisions described in the definition of Permitted Debt (other than clause (16) thereof) or (ii) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds of Indebtedness incurred pursuant to the provisions described in the definition of Permitted Debt (other than clause (16) thereof); provided further that the amount of Indebtedness outstanding under any revolving credit facility shall be determined based on the average daily balance outstanding during such period).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its

Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Parent Guarantor) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest and such Indebtedness is to be given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

For the purposes of this definition and the definition of Consolidated EBITDA, the pro forma calculation may include anticipated expense and cost reductions and synergies as determined in good faith by a responsible financial or accounting Officer of the Parent Guarantor. In determining the amount of Indebtedness outstanding on any date of determination, pro forma effect will be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge or Indebtedness on such date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense (net of interest income) of such Person and its Subsidiaries which are Restricted Subsidiaries for such period, whether or not, paid, received or accrued, including, without limitation, amortization of debt discount (but not deferred financing fees, debt issuance costs, commissions, fees and expenses), non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments), the interest component of deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and giving effect to the net impact of all payments made or received pursuant to Hedging Obligations (excluding amortization of fees) in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries which are Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries which are Restricted Subsidiaries; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of any Restricted Subsidiary, other than dividends on Equity Interests payable to the Parent Guarantor or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined national, state and local statutory tax rate of such Person, expressed as a decimal, as estimated in good faith by a responsible accounting or financial officer of the Parent Guarantor; minus

(5)(a) accretion or accrual of discounted liabilities other than Indebtedness, (b) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (c) interest with respect to Indebtedness of any Parent Holdco of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP and (d) interest in respect of any Subordinated Shareholder Debt.

“GAAP” means generally accepted accounting principles in the United States and in effect on the Completion Date or, with respect to Section 4.03 at the option of the Parent Guarantor, as in effect from time to time. At any time after adoption of IFRS by the Parent Guarantor or any applicable Parent Holdco for its financial statements and reports for all financial reporting purposes, the Parent Guarantor may elect to apply IFRS for all purposes of the Indenture, in lieu of GAAP, and, upon any such election, references herein to GAAP shall be construed to mean IFRS as in effect on the Completion Date or, with respect to Section 4.03 at the option of the Parent Guarantor, as in effect from time to time; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to the Indenture shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (a) based on GAAP contained in the Indenture shall be computed in conformity with IFRS and (b) in the Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Parent Guarantor’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

[“Government Securities” means direct obligations of, or obligations guaranteed by the United States of America, and the payment for which the United States pledges its full faith and credit.]

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, of all or any part of any Indebtedness (whether arising by agreements to keep-well, to take or pay or to maintain financial statement conditions, pledges of assets or otherwise).

“Guarantors” means each of:

(1) Exopack LLC, a Delaware limited liability company, Exopack-Thomasville, LLC, a Delaware limited liability company, Exopack-Hebron, L.L.C., a Delaware limited liability company, Exopack-Ontario, Inc., a California corporation, Exopack-Technology, LLC, a California limited liability company, Cello-Foil Holding Corp., a Delaware corporation, Cello-Foil Products, Inc., a Michigan corporation, TPG Group Holding Corp., a Delaware corporation, TPG Enterprises, Inc., a Delaware corporation,

TPG (US), Inc., a Delaware corporation, Exopack Advanced Coatings, LLC, a Delaware limited liability company and Intelicoat Technologies Image Products Matthews LLC, a Delaware limited liability company; and

(2) any other Person that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, including Currency Exchange Protection Agreements, or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables):

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments for which such Person is responsible or liable;

(3) representing reimbursement obligations in respect of letters of credit, bankers’ acceptances or similar instruments (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence), provided that any counter indemnity or reimbursement obligation under a letter of credit shall be considered Indebtedness only to the extent that the underlying obligation in respect of which the letter of credit has been issued would also be Indebtedness;

(4) representing Capital Lease Obligations;

(5) representing the interest bearing balance deferred and unpaid of the purchase price of any property or services (other than trade payables) due more than one year after such property is acquired or such services are completed; and

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the notes thereto) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

The term “Indebtedness” shall not include:

(1) Subordinated Shareholder Debt;

(2) anything accounted for as an operating lease under GAAP as in effect on the Completion Date and any guarantee solely in connection with, and in respect of any operating lease;

(3) Contingent Obligations in the ordinary course of business, accrued liabilities in the ordinary course of business that are not more than 90 days past due and obligations under Qualified Receivables Financings;

(4) in connection with the purchase by the Parent Guarantor or any Restricted Subsidiary of any business, any post-closing payment adjustments (including earn-out payments) to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined and due and payable, the amount is paid within 30 days thereafter (or after settlement of any dispute directly or indirectly related to its calculation);

(5) for the avoidance of doubt, any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or

(6) Indebtedness pursuant to performance bonds or advance payment bonds issued in respect of the obligations of any Restricted Subsidiary for the supply of goods or services arising in the ordinary course of business for such Restricted Subsidiary, in each case, to the extent that no demand has been made in respect of such Indebtedness.

“Initial Public Offering” means the first Public Equity Offering of common stock or common equity interests of the Parent Guarantor or any Parent Holdco of the Parent Guarantor (the “IPO Entity”) following which there is a Public Market.

“Investment Grade Status” shall occur when the Notes are rated “Baa3” or better by Moody’s and “BBB–” or better by S&P (or, if either such entity ceases to rate the Notes, the equivalent investment grade credit rating from any other Rating Agency).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Parent Guarantor or any Subsidiary of the Parent Guarantor sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Parent Guarantor such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Parent Guarantor, the Parent Guarantor will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Parent Guarantor’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent Guarantor or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c) hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value and, to the extent applicable, shall be determined based on the equity value of such Investment.

[“Issue Date” means the date on which the Notes are first issued under this Indenture.]

[“Joint Venture” means any joint venture that is not a Restricted Subsidiary.]

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof.

“Management Advances” means loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers, employees, managers or consultants of the Parent Guarantor or any Restricted Subsidiary:

(1) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business;

(2) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office; or

(3) in the case of this clause (3), not exceeding $2.5 million in the aggregate outstanding at any time.

“Management Fees” means:

(1) customary annual fees for the performance of monitoring services by the Sponsor or any of their respective Affiliates for the Parent Guarantor or any Restricted Subsidiary; provided that such fees will not, in the aggregate, exceed $9.5 million per annum;

(2) customary fees and related expenses for the performance of transaction, management, consulting, financial or other advisory services or underwriting, placement or other investment banking activities, including in connection with mergers, acquisitions, dispositions or joint ventures, by the Sponsor or any of their respective Affiliates for the Parent Guarantor or any of its Restricted Subsidiaries, which payments in respect of this clause (b) have been approved by a majority of the disinterested members of the Board of Directors of the Parent Guarantor, or termination fees in respect of the foregoing and in connection with an Initial Public Offering; provided that the amount of such termination fee shall reduce the amount included under Section 4.07(a)(C)(ii); and

(3) out-of-pocket expenses incurred in connection with (a) and (b).

“Market Capitalization” means an amount equal to (1) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend multiplied by (2) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds received by the Parent Guarantor or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-Cash Consideration or other consideration received in non-cash form or Cash Equivalents substantially concurrently received in any Asset Sale), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-Cash Consideration or other consideration received in non-cash form, including, without limitation, legal, accounting and investment banking fees, success fees, advisory fees and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, and all distributions and other payments required to be made to minority interest holders (other than the Parent Guarantor or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Sale, and any reserve for adjustment (including earn-out) or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“New ABL Facilities” means the North American ABL Facility and the European ABL Facilities.

“New Indebtedness” means Indebtedness incurred on the Completion Date.

“Non-Recourse Debt” means Indebtedness as to which neither the Parent Guarantor nor any of its Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (2) is directly or indirectly liable as a guarantor or otherwise.

“North American ABL Facility” means the third amended and restated credit agreement, dated as of May 31, 2011 which is to be further amended and restated on or about the Completion Date, by and among Exopack, LLC, Cello-Foil Products, Inc., Exopack Performance Films Inc., and Exopack-Newmarket, Ltd. as borrowers, and the other persons party thereto that are designated as credit parties and General Electric Capital Corporation, as U.S. agent, U.S. L/C issuer and U.S. lender, and GE Canada Finance Holding Company, as Canadian agent, Canadian L/C issuer and Canadian lender, and the other financial institutions party thereto, as lenders, as further amended, restated, supplemented, refinanced or replaced from time to time.

[“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.]

[“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.]

“Officer” means, with respect to any Person, (1) the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary or any Vice-President of (a) such Person or (b) if such Person is owned or managed by a single entity, of such entity or (2) any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors of such Person.

“Officers’ Certificate” means a certificate signed by an Officer, that meets the requirements of Section 12.05 hereof.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to the Parent Guarantor or any Subsidiary of the Parent Guarantor.

“Parent” means Exopack Intermediate Holdings S.ár.l., and any successors thereto.

“Parent Guarantor” means Exopack Holdings S.A., and any successors thereto.

“Parent Holdco” means any Person (other than a natural person) which legally and beneficially owns more than 50% of the Voting Stock and/or Capital Stock of another Person, either directly or through one or more Subsidiaries.

“Permitted Business” means (1) any business, services or activities engaged in by the Parent Guarantor or its Restricted Subsidiaries on the Issue Date and (2) any business, services or activities engaged in by the Parent Guarantor or any of its Restricted Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing, or are extensions or developments of any thereof.

“Permitted Holders” means, collectively, (1) the Sponsor, (2) the Related Parties of persons specified in clauses (1), (2) and (3) of this definition, (3) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of the Parent Guarantor or any Parent Holdco of the Parent Guarantor, acting in such capacity and (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the US Exchange Act or any successor provision) of which any of the foregoing (including any Persons mentioned in the following sentence) are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the persons referred to in clauses (1) and (2) above and such Persons referred to in the following sentence, collectively, have beneficial ownership of more than 50% of the total Voting Stock of the Parent Guarantor or any of its direct or indirect parent companies held by such group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder

“Permitted Investments” means:

(1) any Investment in the Parent Guarantor or in a Restricted Subsidiary of the Parent Guarantor;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Parent Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5) Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Guarantor or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(6) Investments in receivables owing to the Parent Guarantor or any Restricted Subsidiary created or acquired in the ordinary course of business;

(7) Investments represented by Hedging Obligations, which obligations are permitted by Section 4.09(b)(8);

(8) Investments in the Notes and any other Indebtedness of the Parent Guarantor or any Restricted Subsidiary;

(9) any Guarantee of Indebtedness permitted to be incurred Section 4.09 (other than a Guarantee of Indebtedness of an Affiliate of the Parent Guarantor that is not a Restricted Subsidiary);

(10) any Investment existing on, or made pursuant to binding commitments existing on, the Completion Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Completion Date;

provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Completion Date or (b) as otherwise permitted under the Indenture;

(11) Investments acquired after the Completion Date as a result of the acquisition by the Parent Guarantor or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Parent Guarantor or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 after the Completion Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(12) pledges or deposits (a) with respect to leases or utilities provided to third parties in the ordinary course of business or (b) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.09;

(13) any Investment to the extent made using as consideration Capital Stock of the Parent Guarantor (other than Disqualified Stock), Subordinated Shareholder Debt or Capital Stock of any Parent Holdco of the Parent Guarantor;

(14) Management Advances;

(15) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of $60 million and 2.4% of Total Assets; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.07, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (3) of the definition of “Permitted Investments” and not this clause (15);

(16) Investments in joint ventures of the Parent Guarantor or any of its Restricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed the greater of $60 million and 2.4% of Total Assets; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.07, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (3) of the definition of “Permitted Investments” and not this clause (16); and

(17) any Investment in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness.

“Permitted Liens” means:

(1) on the assets of the Parent Guarantor or any of its Restricted Subsidiaries securing (a) Indebtedness incurred pursuant to either clause (1), (17) or (18) of Section 4.09(b) and/or (b) Indebtedness Incurred pursuant to Section 4.09(a); provided that, in the case of clause (b), on the date of such incurrence and on a pro forma basis (including pro forma application of the proceeds therefrom) the Consolidated Senior Secured Leverage Ratio of the Parent Guarantor is equal to or less than 2.8 to 1.0;

(2) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose;

(3) Liens in favor of the Parent Guarantor or any of the Restricted Subsidiaries;

(4) Liens on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Parent Guarantor or any Restricted Subsidiary; provided that such Liens secure Indebtedness permitted to be incurred by Section 4.09, and either (a) such Liens are not created, incurred or assumed in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged with or into or consolidated with the Parent Guarantor or any Restricted Subsidiary or (b) at the time of the acquisition or other transaction in connection or contemplation of which such Indebtedness was incurred, (x) the Consolidated Senior Secured Leverage Ratio of the Parent Guarantor would have been less than 2.8 to 1.0 after giving pro forma effect to the incurrence of such Indebtedness, or (y) the Consolidated Senior Secured Leverage Ratio of the Parent Guarantor would not be greater than it was immediately prior to giving pro forma effect to the incurrence of such Indebtedness;

(5) Liens to secure the performance of statutory obligations, trade contracts, insurance, surety or appeal bonds, workers compensation obligations, leases (including, without limitation, statutory and common law landlord liens), performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6) Liens to secure Indebtedness permitted by Section 4.09(b)(4) covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the Completion Date and under the Surviving Local Facilities;

(8) Liens for taxes, assessments or governmental charges or claims that (a) are not yet due and payable or (b) are being contested in good faith by appropriate proceedings and for which a reserve or other appropriate provision, if any, as will be required in conformity with GAAP will have been made;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(12) Liens securing Indebtedness under Hedging Obligations, which obligations are permitted by Section 4.09(b)(8);

(13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture (excluding Liens to secure Permitted Refinancing Indebtedness initially secured pursuant to clauses (1)(a) and (29) of this definition); provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14) (Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(15) filing of Uniform Commercial Code financing statements under U.S. state law (or similar filings under applicable jurisdiction) in connection with operating leases in the ordinary course of business;

(16) bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(17) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(18) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19) leases, licenses, subleases and sublicenses of assets in the ordinary course of business;

(20) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;

(21) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Parent Guarantor or any Restricted Subsidiary has easement rights or on any real property leased by the Parent Guarantor or any Restricted Subsidiary and subordination or similar agreements relating thereto and (b) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(22) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(23) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(24) Liens (including put and call arrangements) on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(25) limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures;

(26) Liens on any proceeds loan made by the Parent Guarantor or any Restricted Subsidiary in connection with any future incurrence of Indebtedness permitted under the Indenture and securing that Indebtedness;

(27) Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction;

(28) Liens on assets of Restricted Subsidiaries that are not Note Guarantors securing Indebtedness of Restricted Subsidiaries that are not Note Guarantors permitted by Section 4.09; and

(29) Liens incurred in the ordinary course of business of the Parent Guarantor or any Restricted Subsidiary that does not exceed $25 million at any one time outstanding.

“Permitted Parent Payments” means, the declaration and payment of dividends or other distributions, or the making of loans, by the Parent Guarantor or any of its Restricted Subsidiaries to any Parent Holdco of the Parent Guarantor in amounts and at times required to pay:

(1) franchise fees and other fees, taxes (other than taxes measured by income) and expenses required to maintain the corporate existence of any Parent Holdco of the Parent Guarantor;

(2) general corporate overhead expenses of any Parent Holdco to the extent such expenses are attributable to the ownership, directly or indirectly, or operation of the Parent Guarantor and its Restricted Subsidiaries or related to the proper administration of such Parent Holdco (including fees and expenses properly incurred in the ordinary course of business to auditors and legal advisors and payments in respect of services provided by directors, officers or employees);

(3) any income taxes, to the extent such income taxes are attributable to the income of the Parent Guarantor and any of its Restricted Subsidiaries, taking into account any currently utilizable net operating loss carryovers and other tax attributes, and, to the extent of the amount actually received in cash from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries;

(4) costs (including all professional fees and expenses) incurred by any Parent Holdco in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture or any other agreement or instrument relating to Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries, including in respect of any reports filed with respect to the US Securities Act, US Exchange Act or the respective rules and regulations promulgated thereunder;

(5) fees and expenses of any Parent Holdco incurred in relation to any public offering or other sale of Capital Stock or Indebtedness (a) where the net proceeds of such offering or sale are intended to be received by or contributed to the Parent Guarantor or any of its Restricted Subsidiaries; (b) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; or (c) otherwise on an interim basis prior to completion of such offering so long as any Parent Holdco will cause the amount of such expenses to be repaid to the Parent Guarantor or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed;

(6) customary indemnification obligations owing by any Parent Holdco to directors, officers, employees or other Persons under any charter or by-laws or pursuant to written agreements with any such Person; and

(7) in the case of this clause (7), not to exceed $1 million in any 12 month period.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge other Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries (other than intercompany Indebtedness (other than any proceeds loan)); provided that:

(1) the aggregate principal amount (or accreted value, if applicable), or if issued with original issue discount, aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of the Indebtedness renewed, refunded, refinanced, replaced, exchanged, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has (a) a final maturity date that is either (i) no earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged or (ii) after the final maturity date of the Notes and (b) has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is expressly, contractually, subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, on terms at least as favorable to the holders of Notes or the Note Guarantees, as the case may be, as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged; and

(4) if the Company or any Guarantor was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, such Indebtedness is incurred either by the Company or by a Guarantor.

[“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.]

“Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Luxembourg, the Netherlands, Sweden and the United Kingdom, but not including Greece, Ireland, Italy, Portugal, Spain or any country which became or becomes a member of the European Union after January 1, 2004.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or similar debt securities issued (1) in a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Public Equity Offering” means, with respect to any Person, a bona fide underwritten primary public offering of the shares of common stock or common equity interests of such Person, either:

(1) pursuant to a flotation on any nationally recognized regulated stock exchange or listing authority in the United States or a member state of the Pre-Expansion European Union; or

(2) pursuant to an effective registration statement under the US Securities Act (other than a registration statement on Form S-8 or otherwise relating to Equity Interests issued or issuable under any employee benefit plan).

“Public Market” means any time after:

(1) a Public Equity Offering of the IPO Entity has been consummated; and

(2) at least 20% of the total issued and outstanding shares of common stock or common equity interests of the IPO Entity has been distributed to investors other than the Permitted Holders or their Related Parties or any other direct or indirect shareholders of the Parent Guarantor as of the Issue Date.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Parent Guarantor or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Parent Guarantor or any of its Restricted Subsidiaries pursuant to which the Parent Guarantor or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity or (b) any other Person, or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Parent Guarantor or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables, the bank accounts into which the proceeds of such Receivables are collected and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations or invoice discounting facilities involving Receivables.

“Rating Agencies” means:

(1) S&P; and

(2) Moody’s; or

(3) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, despite the Parent Guarantor using its commercially reasonable efforts to obtain such a rating, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the US Exchange Act, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods and services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, “payment intangible”, or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary (or another Person formed for the purpose of engaging in a Qualified Receivables Transaction in which the Parent Guarantor or any Subsidiary of the Parent Guarantor makes an Investment and to which the Parent Guarantor or any Subsidiary of the Parent Guarantor transfers Receivables and related assets) in which the Parent Guarantor or any Restricted Subsidiary makes an Investment and to which the Parent Guarantor or any Restricted Subsidiary transfers Receivables and related assets, which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Parent Guarantor (as provided below) as a Receivables Entity and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Parent Guarantor or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Parent Guarantor or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Parent Guarantor or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Parent Guarantor nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Parent Guarantor or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Guarantor, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which neither the Parent Guarantor nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels or operating results.

Any such designation by the Board of Directors of the Parent Guarantor shall be evidenced to the Trustee by promptly filing with the Trustee a certified copy of the resolution of the Board of Directors of the Parent Guarantor giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Related Party” means:

(1) any controlling stockholder, partner or member, or any 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual), of the Sponsor; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 50% or more controlling interest of which consist of the Sponsor and/or such other Persons referred to in the immediately preceding clause.

[“Restricted Investment” means an Investment other than a Permitted Investment.]

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Senior Secured Indebtedness” means, with respect to any Person as of any date of determination, any Indebtedness of such Person and its Restricted Subsidiaries that is secured by a Lien and any Indebtedness of a Restricted Subsidiary that is not a Note Guarantor, determined on a consolidated basis in accordance with GAAP.

[“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.]

[“Special Interest” means (i) “Special Interest” as defined in the Registration Rights Agreement with respect to the Notes issued on the Issue Date and (ii) “Special Interest”, “Additional Interest”, “Liquidated Damages” or any similar term as such term is defined in any registration rights agreement (including the Registration Rights Agreement) with respect to Additional Notes issued after the Issue Date.]

“Sponsor” means Sun Capital Partners Inc. and its Affiliates from time to time or any investment vehicle, trust, fund, company or partnership owned, managed or advised by any of Sun Capital Partners, Inc. or any such Affiliate or holder of a beneficial economic ownership interest in any such trust, or any limited partner of any such fund, company or partnership.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent Guarantor or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions.

[“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.]

“Subordinated Shareholder Debt” means, collectively, any debt provided to the Parent Guarantor by any direct or indirect parent of the Parent Guarantor or any Permitted Holder or Related Party, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Debt; provided that such Subordinated Shareholder Debt:

(1) does not (including upon the happening of any event) mature or require any amortization, redemption or other payment of principal prior to the first anniversary of the maturity of the Notes (other than through conversion or exchange of any such security or instrument for Equity Interests of the Parent (other than Disqualified Stock) or for any other security or instrument meeting the requirements of this definition);

(2) does not (including upon the happening of any event) require the payment of cash interest or other cash amounts prior to the first anniversary of the maturity of the Notes;

(3) does not (including upon the happening of any event) provide for the acceleration of its maturity nor confers on its shareholders any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case, prior to the first anniversary of the maturity of the Notes;

(4) is not secured by a Lien on any assets of the Parent Guarantor or a Restricted Subsidiary and is not guaranteed by any Subsidiary of the Parent Guarantor;

(5) is contractually fully subordinated and junior in right of payment to the Notes and is subject to subordination, payment blockage and enforcement limitations such that:

(a) the Parent Guarantor shall make no payment in respect of such Subordinated Shareholder Debt (whether in cash, securities or otherwise) and may not acquire such Subordinated Shareholder Debt, in each case, except as permitted by the Indenture until the prior payment in full in cash of all obligations in respect of the Notes, the Note Guarantees or otherwise pursuant to the Indenture;

(b) upon any total or partial liquidation, dissolution or winding up of the Company or in any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, Holders of Notes will be entitled to receive payment in full in cash of the obligations under the Notes, the Note Guarantees and the Indenture before the providers of such Subordinated Shareholder Debt will be entitled to receive any payment in respect of such Subordinated Shareholder Debt; and

(c) such Subordinated Shareholder Debt may not be amended such that it would cease to qualify as Subordinated Shareholder Debt until a date that is after the prior payment in full in cash of all obligations in respect of the Notes, the Note Guarantees and the Indenture;

(6) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or compliance by the Company with its obligations under the Notes and the Indenture; and

(7) is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the date on which the Notes mature other than into or for Capital Stock (other than Disqualified Stock) of the Company;

provided, however, that if any event or circumstance results in such Indebtedness ceasing to qualify as Subordinated Shareholder Debt, such Indebtedness shall constitute an incurrence of such Indebtedness by the Company.

“Subordination Agreement” means that certain subordination agreement dated on or around the Completion Date, between, among others, the Parent Guarantor, the Parent, and the Trustee.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax” means any present and future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other additions thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of Tax).

“Taxes” and “Taxation” shall be construed to have corresponding meanings.

“Total Assets” means the total assets of the Parent Guarantor and its Restricted Subsidiaries, calculated on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet (excluding the notes thereto) of the Parent Guarantor.

“Unrestricted Subsidiary” means any Subsidiary of the Parent Guarantor that is designated by the Board of Directors of the Parent Guarantor as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent Guarantor or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent Guarantor;

(3) is a Person with respect to which neither the Parent Guarantor nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

“US Exchange Act” means the US Securities Exchange Act of 1934, as amended.

“U.S. Government Obligations” means securities that are (1) direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America, for the timely payment of which its full faith and credit is pledged or (2) obligations (or certificates representing an ownership interest in such obligations) of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, rated at least “A-1” by S&P or “P-1” by Moody’s, and which are not callable or redeemable at the option of the issuer thereof.

“US Securities Act” means the US Securities Act of 1933, as amended.

[“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.]

[“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.]

II. The following is the text of certain covenants as they would appear in amended form if the Proposed Amendments were adopted. Sections 4.03 (Reports), 4.04 (Compliance Certificate), 4.05 (Taxes), 4.07 (Restricted Payments), 4.08 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries), 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock), 4.10 (Asset Sales), 4.11 (Transactions with Affiliates), 4.12 (Liens), 4.15 (Payments for Consent), 4.16 (Additional Note Guarantees) and 4.17 (Designation of Restricted and Unrestricted Subsidiaries) of the Indenture would be deleted and replaced in their entirety by the following.

Section 4.03 Reports.

For so long as any Notes are outstanding, the Company will furnish to the Trustee:

(a) within 120 days after the end of the Parent Guarantor’s fiscal year beginning with the fiscal year ending December 31, 2013, annual reports containing the following information:

(1) audited consolidated balance sheet of the Parent Guarantor or its predecessor as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Parent Guarantor or its predecessor for the two most recent fiscal years, including complete notes to such financial statements and the report of the independent auditors on the financial statements;

(2) pro forma income statement and balance sheet information of the Parent Guarantor, together with explanatory notes, for any acquisitions or disposition that, individually or in the aggregate when considered with all other acquisition or dispositions that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates, represent greater than 20% of the consolidated revenues, EBITDA, or assets of the Parent Guarantor on a pro forma basis or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates;

(3) with a level of detail that is substantially comparable and similar in scope to disclosure commonly made in transactions of this type, an operating and financial review of the audited financial statements of the Parent Guarantor, including a discussion of the results of operations (including a discussion by business segment), financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies;

(4) a description of business, all material affiliate transactions and material financing arrangements (which may be set forth in the notes to the financial statements); and

(5) material risks and recent developments;

(b) within 60 days (or, in the case of the fiscal quarter ended September 30, 2013, 75 days) following the end of each of the first three fiscal quarters in each fiscal year of the Parent Guarantor or its predecessor beginning with the fiscal quarter ending September 30, 2013, quarterly reports containing the following information:

(1) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the quarterly (other than statements of cash flow) and year to date periods ending on the unaudited condensed balance sheet date, and the comparable prior year periods for the Parent Guarantor or its predecessor, together with condensed note disclosure;

(2) pro forma income statement and balance sheet information, together with explanatory notes, for any acquisition or disposition that, individually or in the aggregate when considered with all other acquisitions or dispositions that have occurred since the beginning of the most recent completed fiscal quarter as to which such quarterly report relates, represents greater than 20% of the consolidated revenues, EBITDA or assets of the Parent Guarantor on a pro forma basis or recapitalizations that have occurred since the beginning of the most recently completed fiscal quarter as to which such quarterly report relates;

(3) an operating and financial review of the unaudited financial statements (including a discussion by business segment), including a discussion of the consolidated financial condition and results of operations of the Parent Guarantor and any material change between the current quarterly period and the corresponding period of the prior year; and

(4) material recent developments in the business of the Parent Guarantor and its Subsidiaries; and

(c) promptly after the occurrence of:

(1) a material acquisition, disposition or restructuring (including any acquisition or disposition that would require the delivery of pro forma financial information pursuant to clauses (a) or (b) above);

(2) any senior management change at the Parent Guarantor;

(3) any change in the auditors of the Parent Guarantor;

(4) any resignation of a member of the Board of Directors of the Parent Guarantor as a result of a disagreement with the Parent Guarantor, as applicable;

(5) the entering into an agreement that will result in a Change of Control; or

(6) any material events that the Parent Guarantor announces publicly, in each case, a report containing a description of such events,

provided, however, that the reports set forth in clauses (a), (b) and (c) above will not be required to (i) contain any reconciliation to U.S. generally accepted accounting principles or (ii) include separate financial statements for any Guarantors or non-Guarantor Subsidiaries of the Parent Guarantor.

(d) If the Parent Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiaries are Significant Subsidiaries, then the quarterly and annual financial information required by (a) of this Section 4.03 will include a reasonably detailed presentation, either on the face of the financial statements or in the notes thereto, of the financial condition and results of operations of the Parent Guarantor and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent Guarantor.

(e) All financial statements shall be prepared in accordance with GAAP. Except as provided for above, no report need include separate financial statements for the Parent Guarantor or Subsidiaries of the Parent Guarantor or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included herein.

(f) In addition, for so long as any Notes remain outstanding, the Parent Guarantor has agreed that it will, furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the US Securities Act.

(g) So long as any Notes are outstanding, the Parent Guarantor will:

(1) within 10 Business Days after furnishing to the Trustee the annual and quarterly reports required by clauses (a) and (b) above, hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

(2) maintain a website to which noteholders, prospective investors, broker-dealers and securities analysts are given access and to which all of the reports required by this Section 4.03 are posted.

(h) In the event that (1) the Parent Guarantor becomes subject to the reporting requirements of Section 13(a) or 15(d) of the US Exchange Act, or elects to comply with such provisions, for so long as it continues to file the reports required by Section 13(a) with the SEC or (2) the Parent Guarantor elects to provide to the Trustee reports which, if filed with the SEC would satisfy (in the good faith judgment of the Parent Guarantor) the reporting requirements of Section 13(a) or 15(d) of the US Exchange Act (other than the provision of U.S. GAAP information, certifications, exhibits or information as to internal controls and procedures), for so long as it elects, the Parent Guarantor will deliver to the Trustee such annual reports, information, documents and other reports and that the Parent Guarantor is, or would be, required to file with the SEC pursuant to Section 13(a) or 15(d). The Parent Guarantor may comply with any requirement to provide reports or financial statements under this covenant by providing any report or financial statements of a direct or indirect Parent Holdco of the Parent Guarantor so long as such reports (if an annual or quarterly report) include a reconciliation of the results of such Parent Holdco to the consolidated results of the Parent Guarantor. Upon complying the foregoing requirements, the Parent Guarantor will be deemed to have complied with the provisions contained in the preceding paragraphs.

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, within fifteen days of any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.07 Restricted Payments.

(a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Parent Guarantor’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent Guarantor or any of its Restricted Subsidiaries), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent Guarantor and other than dividends or payments or distributions payable to the Parent Guarantor or a Restricted Subsidiary;

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent Guarantor) any Equity Interests of the Parent Guarantor or any direct or indirect parent company or entity of the Parent Guarantor;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantees (excluding any intercompany Indebtedness between or among the Parent Guarantor and any of its Restricted Subsidiaries), except (a) a payment of interest or principal at the Stated Maturity thereof or (b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Indebtedness in anticipation of satisfying a scheduled sinking fund obligation, principal installment or scheduled maturity, in each case, due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement;

(4) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Debt; or

(5) make any Restricted Investment (each such payment and other action set forth in these clauses (1) through (5) above being a “Restricted Payment”),

unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B) the Parent Guarantor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent Guarantor and its Restricted Subsidiaries since July 1, 2013 (excluding Restricted Payments permitted by paragraph (b) of this section 4.07, except for clauses (1) and (9) thereof), is less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Parent Guarantor for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing July 1, 2013 to the end of the Parent Guarantor’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities received by the Parent Guarantor since the Completion Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Parent Guarantor (other than Disqualified Stock and Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock of the Parent Guarantor or convertible or exchangeable debt securities of the Parent Guarantor, in each case that have been converted into or exchanged for Equity Interests of the Parent Guarantor (other than Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Parent Guarantor) or from the issuance or sale of Subordinated Shareholder Debt (other than an issuance or sale to a Subsidiary of the Parent Guarantor); plus

(iii) to the extent that any Restricted Investment that was made after the Completion Date is (x) sold, disposed of or otherwise cancelled, liquidated or repaid, 100% of the aggregate amount received in cash and the Fair Market Value of the property, assets and marketable securities received by the Parent Guarantor or any Restricted Subsidiary (other than from the Parent Guarantor or a Restricted Subsidiary), or (y) made in an entity that subsequently becomes a Restricted Subsidiary, 100% of the Fair Market Value of the Restricted Investment of the Parent Guarantor and its Restricted Subsidiaries as of the date such entity becomes a Restricted Subsidiary; plus

(iv) to the extent that any Unrestricted Subsidiary designated as such after the Completion Date is redesignated as a Restricted Subsidiary or is merged or consolidated into the Parent Guarantor or a Restricted Subsidiary, or all of the assets of such Unrestricted Subsidiary are transferred to the Parent Guarantor or a Restricted Subsidiary, the Fair Market Value of the property or assets received by the Parent Guarantor or one or more Restricted Subsidiaries or the Parent Guarantor’s Restricted Investments in such Subsidiary as of the date of such redesignation, merger, consolidation or transfer of assets, excluding the amount of any Investment in such Unrestricted Subsidiary that constituted a Permitted Investment made pursuant to clauses (15) and/or (16) of the definition of “Permitted Investment”; plus

(v) 100% of any cash dividends or distributions received by the Parent Guarantor or a Restricted Subsidiary after the Completion Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Parent Guarantor for such period.

(b) The provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or the consummation of any redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Parent Guarantor) of Equity Interests of the Parent Guarantor (other than Disqualified Stock) or Subordinated Shareholder Debt or from the substantially concurrent contribution of common equity capital to the Parent Guarantor; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from the calculation of amounts under Section 4.07(a)(C)(ii), shall not constitute Excluded Contributions and will not be considered to be net cash proceeds from an Equity Offering for purposes of Section 3.07 of this Indenture;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantees with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness, and the repurchase, redemption, defeasance of other acquisition or retirement for value of Preferred Stock of the Parent Guarantor or a Restricted Subsidiary made by exchange for or out of the net cash proceeds from an issuance of Preferred Stock of the Parent Guarantor or a Restricted Subsidiary;

(4) the repurchase, redemption or other acquisition or retirement, and any loans, advances, dividends or distributions by the Parent Guarantor to any direct or indirect parent company to repurchase, redeem or otherwise acquire or retire, for value of any Equity Interests of the Parent Guarantor or any Restricted Subsidiary or any direct or indirect parent company held by any current or former officer, director, employee or consultant of the Parent Guarantor or any of its Restricted Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $15.0 million plus an amount equal to $5.0 million multiplied by the number of years that have elapsed since the Completion Date, subject to a maximum of $25.0 million in any calendar year; and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds from the sale of Equity Interests of the Parent Guarantor or a Restricted Subsidiary or any direct or indirect parent company received by the Parent Guarantor or a Restricted Subsidiary during such calendar year, in each case from members of management, directors or consultants of the Parent Guarantor, any of its Restricted Subsidiaries or any of its direct or indirect parent companies and (b) the cash proceeds of key man life insurance policies of the Parent Guarantor or a Restricted Subsidiary received by the Parent Guarantor or a Restricted

Subsidiary after the Completion Date less any amount previously applied to the making of Restricted Payments pursuant to this clause (4), in each case, to the extent the cash proceeds have not otherwise been applied to the making of Restricted Payments pursuant to Section 4.07(a)(C)(ii) or Section 4.07(b)(2) and are not Excluded Contributions;

(5) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible securities;

(6) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Parent Guarantor or any preferred stock of any Restricted Subsidiary issued on or after the Completion Date in accordance with Section 4.09 hereof;

(7) payments of cash, dividends, distributions, advances or other Restricted Payments by the Parent Guarantor or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (a) the exercise of options or warrants or (b) the conversion or exchange of Capital Stock of any such Person;

(8) any payments (including pursuant to a tax sharing agreement or similar arrangement) between the Parent Guarantor and any other Person or a Restricted Subsidiary and any other Person with which the Parent Guarantor or any of its Restricted Subsidiaries files a consolidated tax return or with which the Parent Guarantor or any of its Restricted Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation; provided, however, that any such payments do not exceed the amounts of tax that would be payable by the Parent Guarantor and its Restricted Subsidiaries on a stand-alone basis and that the related tax liabilities of the Parent Guarantor and its Restricted Subsidiaries are relieved thereby;

(9) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, following an Initial Public Offering of the Capital Stock of the Parent Guarantor or a Parent Holdco of the Parent Guarantor, the payment of dividends on the Capital Stock of the Parent Guarantor or payments in respect of Subordinated Shareholder Debt in an amount per annum not to exceed the greater of (a) 6% per annum of the net cash proceeds received by the Parent Guarantor from such Initial Public Offering and (b) 5% of the Market Capitalization; provided, that in the case of clause (b) after giving pro forma effect to the payments of such dividend, the Parent Guarantor’s Consolidated Leverage Ratio would have been less than 3.0 to 1.0;

(10) advances or loans to (a) any future, current or former officer, director, employee or consultant of the Parent Guarantor or a Restricted Subsidiary to pay for the purchase or other acquisition for value of Equity Interests of the Parent Guarantor (other than Disqualified Stock) or any direct or indirect parent company, or any obligation under a forward sale agreement, deferred purchase agreement or deferred payment arrangement pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or other agreement or arrangement or (b) any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust or the trustees of any such plan or trust to pay for the purchase or other acquisition for value of Equity Interests of the Parent Guarantor (other than Disqualified Stock); provided that the total aggregate amount of Restricted Payments made under this clause (10) does not exceed $5 million in any calendar year;

(11) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests (other than the Parent Guarantor or any Restricted Subsidiary) on no more than a pro rata basis;

(12) so long as no Default or Event of Default has occurred and is continuing, the payment of Management Fees;

(13) Permitted Parent Payments;

(14) Restricted Payments that are made with Excluded Contributions;

(15) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or to any Note Guarantees (other than any Indebtedness so subordinated and held by Affiliates of the Parent Guarantor) (a) upon a Change of Control to the extent required by the agreements governing such Indebtedness at a purchase price not greater than 101% of the principal amount of such Indebtedness, but only if the Company shall have complied with its obligations under Section 4.14 hereof and the Company repurchased or concurrently repurchases all Notes tendered pursuant to the offer required by such covenant prior to offering to purchase, purchasing or repaying such Indebtedness, (b) with Excess Proceeds remaining after an Asset Sale Offer if required by the terms governing such Indebtedness, at a purchase price not greater than 100% of the principal amount of such subordinated Indebtedness, plus accrued and unpaid interest, or (c) that is Acquired Debt, at a purchase price not greater than 100% of the principal amount of such subordinated Indebtedness, plus accrued and unpaid interest;

(16) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Parent Guarantor or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(17) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $35.0 million since the Completion Date; and

(18) the payment of any fees and purchases of Receivables and related assets in connection with a Qualified Receivables Transaction.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent Guarantor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Parent Guarantor will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Parent Guarantor or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Parent Guarantor or any Restricted Subsidiary;

(2) make loans or advances to the Parent Guarantor or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its properties or assets to the Parent Guarantor or any Restricted Subsidiary.

provided that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill period to) loans or advances made to the Parent Guarantor or any Restricted Subsidiary to other Indebtedness incurred by the Parent Guarantor or any Restricted Subsidiary, in each case, shall not be deemed to constitute such an encumbrance or restriction.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) any agreements as in effect on the Completion Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Completion Date (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor);

(2) this Indenture, the Notes, the Note Guarantees, the New Indebtedness, the New ABL Facilities, and any guarantees of any of the foregoing and any security documents relating to the New Indebtedness or the New ABL Facilities;

(3) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred pursuant to the provisions of Section 4.09 hereof if the encumbrances and restrictions contained in any such agreement or instrument, taken as a whole, are not materially less favorable to the holders of Notes than is customary in comparable financings (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor) or such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(4) applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Parent Guarantor or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment and similar provisions in contracts, leases and licenses entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the purchase, transfer or lease of property or assets purchased or leased to the Parent Guarantor or any Restricted Subsidiary;

(8) any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the property and assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor);

(10) Liens permitted to be incurred under Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(13) any encumbrance or restriction effected in connection with a Qualified Receivables Transaction;

(14) any encumbrance or restriction with respect to Hedging Obligations; and

(15) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (14), or in this clause (15) of this Section 4.08(b); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement so extended, renewed, refinanced or replaced (in each case as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor).

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Parent Guarantor will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Parent Guarantor will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Parent Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Parent Guarantor’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four quarter period.

Restricted Subsidiaries that are not Guarantors may only incur Indebtedness pursuant to this paragraph if, after giving pro forma effect to such incurrence of Indebtedness, the aggregate amount of Indebtedness of Restricted Subsidiaries that are not Guarantors incurred pursuant to this paragraph would not exceed $35.0 million.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any Guarantor of additional Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed an amount equal to (a) $1,000 million less any Public Debt issued on the Completion Date, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of the Guarantors since the Completion Date to repay any term Indebtedness under a Credit Facility pursuant to Section 4.10 hereof that is at the time of repayment deemed to be incurred under this clause (1)(a), plus (b) the greater of (x) $305.0 million and (y) 12% of Total Assets, plus in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(2)(a) Indebtedness outstanding on the Completion Date (other than New Indebtedness, Indebtedness incurred under the New ABL Facilities or clauses (3) or (6) of this Section 4.09(b)) and which remains outstanding after giving effect to the use of proceeds from the New Indebtedness, and (b) all Indebtedness incurred under the Surviving Local Facilities;

(3)(a) the incurrence by the Parent Guarantor of Public Debt issued on the Completion Date and the incurrence by the Guarantors of Indebtedness represented by the Guarantees of Public Debt (including any future Guarantees) issued on the Completion Date, (b) any loan or other instrument contributing the proceeds of the New Indebtedness issued on the Completion Date, and (c) the incurrence by the Company of Indebtedness represented by the Notes issued on the Issue Date, the incurrence by the Guarantors of Indebtedness represented by the Note Guarantees (including any future Note Guarantees);

(4) the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations or other financings, in each case, incurred for the purpose of financing all or any part of the purchase price, lease, rental or cost of design, construction, installation or improvement of property (real or personal), plant or equipment used in the business of the Parent Guarantor or any of its Restricted Subsidiaries, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $40.0 million and 1.5% of Total Assets at any time outstanding, so long as the Indebtedness exists on the date of such purchase, lease, rental or improvement or is created within 180 days thereafter;

(5) the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3)(a), (3)(c), (5) or (16) of this Section 4.09(b);

(6) the incurrence by the Parent Guarantor or any Restricted Subsidiary of intercompany Indebtedness between or among the Parent Guarantor or any Restricted Subsidiary; provided that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness and the lender is not the Company or a Guarantor, such Indebtedness must be unsecured and ((i) except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Parent Guarantor and its Restricted Subsidiaries and (ii) only to the extent legally permitted (the Parent Guarantor and its Restricted Subsidiaries having completed all procedures required in the reasonable judgment of directors of officers of the obligee or obligor to protect such Persons from any penalty or civil or criminal liability in connection with the subordination of such Indebtedness)) expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantees, in the case of a Guarantor; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent Guarantor or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Parent Guarantor or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent Guarantor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any Restricted Subsidiary to the Parent Guarantor or to any of its Restricted Subsidiaries of preferred stock; provided that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Parent Guarantor or a Restricted Subsidiary; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Parent Guarantor or a Restricted Subsidiary,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Parent Guarantor or any Restricted Subsidiary of Hedging Obligations for bona fide hedging purposes of the Parent Guarantor and its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor);

(9) the guarantee by the Parent Guarantor or any Restricted Subsidiary of Indebtedness of the Parent Guarantor or any Restricted Subsidiary to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or a Note Guarantee, then the guarantee must be subordinated or pari passu with the Notes or the Note Guarantees, in each case to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of Indebtedness in respect of bankers’ acceptances, workers’ compensation claims, self-insurance obligations, captive insurance companies and the financing of insurance premiums in the ordinary course of business;

(11) the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12) the incurrence by the Parent Guarantor and its Restricted Subsidiaries of Indebtedness arising from agreements of the Parent Guarantor or a Restricted Subsidiary providing for customary indemnification, guarantees, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary; provided that in the case of a disposition of any business or assets, the maximum liability of the Parent Guarantor and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Parent Guarantor and its Restricted Subsidiaries in connection with such disposition;

(13) the incurrence by the Parent Guarantor and its Restricted Subsidiaries of Indebtedness in respect of (A) letters of credit, surety, performance, completion, payment, surety, appeal bonds or guarantees, completion guarantees, judgment, advance payment, customs, VAT or other tax guarantees or similar instruments issued in the ordinary course of business of such Person and not in connection with the borrowing of money, including letters of credit or other similar instruments in respect of self-insurance and workers compensation obligations; provided, however, that upon the drawing of such letters of credit or other similar instrument, such obligations are reimbursed within 30 days following such drawing, and (B) any customary cash management, cash pooling or netting or setting off arrangements;

(14) Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries in respect of Management Advances;

(15) take-or-pay obligations and customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business

(16) Indebtedness (a) incurred by the Parent Guarantor or any of its Restricted Subsidiaries and used to finance an acquisition of assets and assumption of related liabilities or (b) of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Parent Guarantor or any of its Restricted Subsidiaries; provided, however, with respect to this clause (16), that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be incurred, (x) the Parent Guarantor would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof after giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (16), or (y) the Fixed Charge Coverage Ratio of the Parent Guarantor would not be less than it was immediately prior to giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (16);

(17) the incurrence by the Company or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed the greater of $45.0 million and 1.8% of Total Assets;

(18) Indebtedness incurred by any Restricted Subsidiaries of the Parent Guarantor under local overdraft and other local facilities in an aggregate principal amount not to exceed, at any one time outstanding, $30.0 million;

(19) Indebtedness of the Parent Guarantor and its Restricted Subsidiaries in connection with any Qualified Receivables Transactions;

(20) Equity Proceeds Debt; and

(21) Indebtedness relating to the Post-Closing Steps as described in “Annex A-12—Related Party Transactions—Post Closing Steps.”

(c) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) in Section 4.09(b) above or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses and will be permitted on the date of such incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, and from time to time to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that Indebtedness incurred under the New Indebtedness will initially be deemed incurred under clause (1)(a) of the definition of Permitted Debt and may not be reclassified.

(d) The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness, the reclassification of preferred stock as Indebtedness due to a change in accounting principles and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant.

(e) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar -equivalent principal amount of Indebtedness denominated in a different currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, however, that (i) if such Indebtedness denominated in a non- Dollar currency is subject to a Currency Exchange Protection Agreement with respect to Dollars, the amount of such Indebtedness expressed in Dollar, as applicable, will be calculated so as to take account of the effects of such Currency Exchange Protection Agreement; and (ii) the Dollar-equivalent of the principal amount of any such Indebtedness outstanding on the Completion Date shall be calculated based on the relevant currency exchange rate in effect on the Completion Date. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the Dollar-equivalent of the Indebtedness refinanced, as applicable, determined on the date such Indebtedness was originally incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, except that to the extent that:

(1) such Dollar-equivalent was determined based on a Currency Exchange Protection Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence; and

(2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the Dollar-equivalent of such excess will be determined on the date such refinancing Indebtedness is being incurred.

(f) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Parent Guarantor or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(g) The amount of any Indebtedness outstanding as of any date will be:

(1) in the case of any Indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with GAAP;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.10 Asset Sales.

(a) The Parent Guarantor will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(1) the Parent Guarantor (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Parent Guarantor or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities (other than liabilities (or guarantees thereof) that are by their terms subordinated to the Notes or any Note Guarantees), as recorded on the balance sheet or provisioned for in the notes thereto or specifically provisioned or reserved for in the accounting books and records of the Parent Guarantor or any Restricted Subsidiary, that are assumed by the transferee of any such assets and as a result of which the Parent Guarantor and its Restricted Subsidiaries are no longer obligated with respect to such liabilities or are indemnified against further liabilities;

(B) any securities, notes or other obligations received by the Parent Guarantor or any such Restricted Subsidiary from such transferee that are converted by the Parent Guarantor or such Restricted Subsidiary into cash or Cash Equivalents within 120 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(C) any Capital Stock or assets of the kind referred to in Section 4.10(b)(1)(B) or Section 4.10(b)(1)(E) hereof;

(D) any Designated Non-Cash Consideration received by the Parent Guarantor or any Restricted Subsidiary in such Asset Sales having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of $35.0 million and 1.4% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(E) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Parent Guarantor and each other Restricted Subsidiary are released from any guarantee of such Indebtedness in connection with such Asset Sale; and

(F) consideration consisting of Indebtedness of the Parent Guarantor or any Restricted Subsidiary (other than Indebtedness that is by its terms subordinated to the Notes or any Note Guarantees) received from Persons who are not the Parent Guarantor or any Restricted Subsidiary.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Parent Guarantor (or the applicable Restricted Subsidiary, as the case may be) may:

(1) apply such Net Proceeds (at the option of the Parent Guarantor or Restricted Subsidiary):

(A) to prepay, repay, purchase or redeem any Indebtedness of the Parent Guarantor or any Restricted Subsidiary (other than Indebtedness owed to the Parent Guarantor or an Affiliate of the Parent Guarantor or that is by its terms subordinated to the Notes or any Note Guarantees); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Parent Guarantor or such Restricted Subsidiary will retire such Indebtedness and, if the Indebtedness being repaid is revolving credit Indebtedness, will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, repurchased or redeemed;

(B) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary;

(C) to make a capital expenditure;

(D) to acquire other assets (other than Capital Stock) not classified as current assets under GAAP that are used or useful in a Permitted Business;

(E) to purchase the Notes pursuant to an offer to all holders of Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase (subject to the right of holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date) and/or to redeem Notes pursuant to the redemption provisions set forth under Section 3.07 hereof; or

(F) any combination of the foregoing; or

(2) enter into a binding commitment to apply the Net Proceeds pursuant to clauses (B), (C) or (D) of Section 4.10(b)(1) above; provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365 day period.

(c) Pending the final application of any Net Proceeds, the Parent Guarantor (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within ten Business Days thereof, the Company will make an offer (an “Asset Sale Offer”) to all holders of Notes and may make an offer to all holders of other pari passu Indebtedness to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Parent Guarantor and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds or if the aggregate amount of Notes tendered pursuant to an Asset Sale Offer exceeds the amount of the Net Proceeds so applied, the Company will select the Notes and such other pari passu Indebtedness, if applicable, to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e) The Company will comply with the requirements of Rule 14e-1 under the US Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Parent Guarantor will not, and will not cause or permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent Guarantor (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $7.5 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Parent Guarantor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm’s length basis by the Parent Guarantor or such Restricted Subsidiary with an unrelated Person (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor); and

(2) the Parent Guarantor delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of the Parent Guarantor set forth in an Officer’s Certificate which the Trustee shall be able to rely on absolutely and without further enquiry certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Parent Guarantor; and, in addition,

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, a written opinion of an accounting, appraisal or investment banking firm of international standing, or other recognized independent expert of international standing with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, which the Trustee shall be able to rely on absolutely and without further enquiry, stating that the transaction or series of related transactions is (i) fair from a financial point of view taking into account all relevant circumstances or (ii) on terms not less favorable than might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any employment agreement, collective bargaining agreement, consultant, employee benefit or indemnification arrangements with any employee, consultant, officer or director of the Parent Guarantor or any Restricted Subsidiary, including under any stock option, stock appreciation rights, stock incentive or similar plans (and any issuance or awards or grants in cash, securities or otherwise in connection therewith), entered into in the ordinary course of business;

(2) transactions between or among the Parent Guarantor and/or its Restricted Subsidiaries;

(3) transactions in the ordinary course of business with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Parent Guarantor solely because the Parent Guarantor owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of Officers, directors, employees or consultants of the Parent Guarantor or any of its Restricted Subsidiaries;

(5) any issuance or sale of Equity Interests (other than Disqualified Stock) of the Parent Guarantor to Affiliates of the Parent Guarantor and the granting of registration rights or entry into a stockholders agreement with respect to the Parent Guarantor’s Equity Interests;

(6) any Investment (other than a Permitted Investment) or other Restricted Payment, in either case, that does not violate the provisions of this Indenture described above in Section 4.07;

(7) Management Advances and waivers with respect thereto and the payment of Management Fees;

(8) any Permitted Investments (other than Permitted Investments described in clauses (3), (15) and (16) of the definition thereof);

(9) (a) the incurrence of any Subordinated Shareholder Debt and any amendment, waiver or other transaction with respect thereto in compliance with the other provisions of this Indenture or the Subordination Agreement, and (b) the entry into of the Subordination Agreement and any additional Subordination Agreement;

(10) transactions pursuant to, or contemplated by, any agreement in effect on the Issue Date and transactions pursuant to any amendment, modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not more disadvantageous in any material respect to the holders of Notes than the original agreement as in effect on the Issue Date (as determined in good faith by the Board of Directors or a member of senior management of the Parent Guarantor) and transactions or agreements described in “Annex A-12—Related Party Transactions—Post-Closing Steps;”

(11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services or providers of employees or other labor, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Parent Guarantor or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Parent Guarantor or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person;

(12) any payments or other transactions (including pursuant to a tax sharing agreement or similar arrangement) between the Parent Guarantor and any other Person or a Restricted Subsidiary and any other Person with which the Parent Guarantor or any of its Restricted Subsidiaries files a consolidated tax return or with which the Parent Guarantor or any of its Restricted Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation; provided, however, that any such payments do not exceed the amounts of tax that would be payable by the Parent Guarantor and its Restricted Subsidiaries on a stand-alone basis and that the related tax liabilities of the Parent Guarantor and its Restricted Subsidiaries are relieved thereby;

(13) any transaction effected as part of a Qualified Receivables Transaction;

(14) transactions between the Parent Guarantor or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Parent Guarantor or any direct or indirect parent of the Parent Guarantor; provided, however, that such director abstains from voting as a director of the Parent Guarantor or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(15) any transactions which the Parent Guarantor or any of its Restricted Subsidiaries delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of international standing, or other recognized independent expert of international standing with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, which the Trustee shall be able to rely on absolutely and without further enquiry, stating that the transaction or series of related transactions is (a) fair from a financial point of view taking into account all relevant circumstances or (b) on terms not less favorable than might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate; and

(16) pledges of Equity Interests of Unrestricted Subsidiaries.

Section 4.12 Liens.

The Parent Guarantor will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, except Permitted Liens, unless the Notes and the Note Guarantees, as applicable, are secured on an equal and ratable basis with, or prior to, the obligations so secured (and if the obligations so secured are subordinated in right of payment to the Notes or any Note Guarantees, on a priority basis) until such time as such obligations are no longer secured by a Lien.

Section 4.15 Payments for Consent.

The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms of the provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Parent Guarantor and its Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, to exclude holders of Notes in any jurisdiction or any category of holders of Notes where: (a) either: (1) the solicitation of such consent, waiver or amendment, including in connection with any tender offer or exchange offer, or (2) the payment of the consideration therefor could reasonably be interpreted as requiring the Parent Guarantor or any of its Restricted Subsidiaries to file a registration statement, prospectus or similar document under any applicable securities laws or listing requirements (including, but not limited to, the United States federal securities laws and the laws of the European Union or any of its member states), which the Parent Guarantor in its sole discretion determines (acting in good faith) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent document(s) used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction); or (b) such solicitation would otherwise not be permitted under applicable law in such jurisdiction or with respect to such category of holders of Notes.

Section 4.16 Additional Note Guarantees.

(a) The Parent Guarantor will not cause or permit any of its Restricted Subsidiaries that are not Guarantors or the Company to guarantee the payment of any other Indebtedness under Credit Facilities or any Public Debt of the Company or a Guarantor unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Note Guarantees of the payment of the Notes by such Restricted Subsidiary, which Note Guarantees will be senior to or pari passu with such Restricted Subsidiary’s guarantee of such other Indebtedness and on the same terms as the other Note Guarantees of the Guarantors, except that:

(1) if such Indebtedness is by its terms expressly subordinated to the Notes or any Note Guarantees, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary’s Note Guarantees at least to the same extent as such Indebtedness is subordinated to the Notes or any Note Guarantees;

(2) no Note Guarantee shall be required if such Note Guarantee could reasonably be expected to give rise to or result in:

(A) personal liability for the Officers, directors or shareholders of such Restricted Subsidiary,

(B) any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Parent Guarantor or such Restricted Subsidiary, or

(C) any significant cost, expense, liability or obligation (including with respect of any Taxes but excluding any reasonable guarantee or similar fee payable to the Parent Guarantor or a Restricted Subsidiary) or any deemed dividend, other than reasonable out of pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (B) undertaken in connection with, such Note Guarantee, which cannot be avoided through measures reasonably available to the Parent Guarantor or the Restricted Subsidiary;

(3) each such Note Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose and corporate benefit, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law; and

(4) none of the Company’s Restricted Subsidiaries organized outside of the United States shall be required to become a Guarantor.

(b) Any such Restricted Subsidiary will provide security over all of its existing and future assets (other than an asset of such Restricted Subsidiary which is subject to a Permitted Lien at the time of the execution of such supplemental indenture if providing such security interest would not be permitted by the terms of such Permitted Lien or by the terms of any Obligations secured by such Permitted Lien) to secure the Notes and the Note Guarantees, and the Parent Guarantor will cause all of the Capital Stock in such Restricted Subsidiary owned by the Parent Guarantor and its Restricted Subsidiaries to be pledged to secure the Notes and the Note Guarantees.

Section 4.17 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Parent Guarantor may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Parent Guarantor and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Parent Guarantor r. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Parent Guarantor may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Any designation of a Subsidiary of the Parent Guarantor as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by the Section 4.07 If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent Guarantor as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 the Company will be in default of such covenant. The Board of Directors of the Parent Guarantor may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the Section 4.09 calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

III. The following Sections 4.18 and 4.19 would be added to the Indenture.

Section 4.18 Suspension of Covenants

If on any date following the Completion Date:

(1) the Notes have achieved Investment Grade Status; and

(2) no Default or Event of Default shall have occurred and be continuing on such date,

then, beginning on that day and continuing until such time, if any, at which the Notes cease to have Investment Grade Status (such period, the “Suspension Period”), the covenants specifically listed under the following captions herein will no longer be applicable to the Notes and any related default provisions of the Indenture will cease to be effective and will not be applicable to the Issuer and its Restricted Subsidiaries:

(1) Section 4.07—Restricted Payments;

(2) Section 4.08—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;

(3) Section 4.09—Incurrence of Indebtedness and Issuance of Preferred Stock;

(4) Section 4.10—Asset Sales;

(5) Section 4.11—Transactions with Affiliates;

(6) Section 4.17—Designation of Restricted and Unrestricted Subsidiaries; and

(7) Section 5.01(4) and Section 5.03(4)—Merger, Consolidation or Sale of Assets.

Such covenants will not, however, be of any effect with regard to the actions of the Parent Guarantor and the Restricted Subsidiaries properly taken during the continuance of the Suspension Period; provided  that (1) with respect to the Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as though Section 4.07 had been in effect prior to, but not during, the Suspension Period and (2) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of Section 4.09. Upon the occurrence of a Suspension Period, the amount of Excess Proceeds shall be reset at zero. The Indenture will also permit, without causing a Default or Event of Default, the Issuer or any of the Restricted Subsidiaries to honor any contractual commitments or take actions in the future pursuant to such contractual commitments after any date on which a Suspension Period ends.

The Issuer shall notify the Trustee that the two conditions set forth in this provision have been satisfied, provided  that such notification shall not be a condition for the suspension of the covenants set forth above to be effective. The Trustee shall not be obliged to notify Holders of such event.

Section 4.19 Restrictions on Parent Holdco Activities

Management S.à r.l. & Partners S.C.A. (Luxembourg) (“Management SCA”) will not, and will not permit any of its Subsidiaries that is a Parent Holdco of the Parent Guarantor, to incur Indebtedness under Credit Facilities or that is Public Debt the net proceeds of which are distributed to the holders of the Capital Stock of Management SCA unless, at the time of such incurrence, the Parent Guarantor’s Consolidated Leverage Ratio (provided that for purposes of determining Consolidated EBITDA, no effect shall be given to clause (9) of the definition of Consolidated EBITDA) is less than 4.1 to 1.0. If the direct equity interests of Management SCA are transferred following the Completion Date to any Parent Holdco of the Parent Guarantor formed for the purposes of incurring Indebtedness the net proceeds of which will be distributed to such Parent Holdco’s equity holders then Management SCA shall provide that such new Parent Holdco shall accede to the Indenture and be bound in the same manner as Management SCA.

IV. The following Section 5.03 and Section 5.04 would be added to the Indenture.

Section 5.03 Merger, Consolidation, or Sale of Assets—The Parent Guarantor

(a) The Parent Guarantor will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Parent Guarantor is the surviving corporation), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole, in either case, in one or more related transactions, to another Person, unless:

(1) either: (a) the Parent Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Parent Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made (for the purposes of this covenant, or as otherwise applicable, the “Surviving Entity”) is an entity organized or existing under the laws of any member state of the Pre-Expansion European Union, Switzerland, Canada, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger with the Parent Guarantor (if other than the Parent Guarantor) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Parent Guarantor under the Note Guarantee, the Indenture and the Subordination Agreement;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) the Parent Guarantor (if the Parent Guarantor is the Surviving Entity) or the Person formed by or surviving any such consolidation or merger (if other than the Parent Guarantor), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (b) have a Fixed Charge Coverage Ratio not less than it was immediately prior to giving effect to such transaction; and

(5) at the time of the transaction, the Parent Guarantor or the Surviving Entity, as applicable, will have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel each of which the Trustee shall be able to rely on absolutely and without further enquiry, in each case, stating that such consolidation, merger, sale, assignment, transfer, conveyance, lease or other disposition and the supplemental indenture in respect thereof complies with the Indenture and that the Note Guarantee, the supplemental indenture and the Indenture constitute legal, valid and binding obligations of the Parent Guarantor or the Surviving Entity, enforceable in accordance with their terms; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (3) and (4) above.

Section 5.04 General.

(a) The provisions set forth in this Article 5 shall not restrict and shall not apply to transactions referred to in this paragraph: (i) the merger, consolidation with, liquidation into or transfer of all or substantially all of the properties and assets of any Restricted Subsidiary of the Parent Guarantor (other than a Guarantor or the Company) to any other Restricted Subsidiary of the Parent Guarantor (other than a Guarantor or the Company); and (ii) the merger, consolidation with, liquidation into or transfer of all or substantially all of the properties and assets of any Guarantor to the Company or another Guarantor.

(b) Notwithstanding clauses (3) and (4) of Section 5.03 (which do not apply to transactions referred to in this paragraph), the Company or a Guarantor may consolidate or otherwise combine or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company or such Guarantor, reincorporating the Company or such Guarantor in another jurisdiction, or changing the legal form of the Company or such Guarantor.

V. The following is the text of Section 6.01 and Section 6.02 as they would appear in amended form if the Proposed  Amendments were adopted.

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Parent Guarantor or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.10, 4.14 or 5.01 hereof;

(4) failure by the Parent Guarantor or any of its Restricted Subsidiaries for 60 days after written notice to the Company by the Trustee or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent Guarantor or any Restricted Subsidiary (or the payment of which is guaranteed by the Parent Guarantor or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(A) is caused by a failure to pay any such Indebtedness at its stated final maturity after giving effect to any applicable grace periods (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by the Parent Guarantor or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million in excess of amounts that are covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by this Indenture, any Note Guarantee of a Significant Subsidiary (or combination of Note Guarantees of any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of this Indenture), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee (other than by reason of a release of such Guarantor from its obligations under its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee); and

(8) the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due; or

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Parent Guarantor that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Parent Guarantor that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02 Acceleration.

In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to the Parent Guarantor, any Restricted Subsidiary of the Parent Guarantor that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Parent Guarantor that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Upon any such declaration, the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium or Special Interest, if any, that has become due solely because of the acceleration) have been cured or waived.

VI. The following sentence would be added to the end of Section 10.04:

Notwithstanding clauses 2(A) and 2(B) of Section 10.04 (which do not apply to transactions referred to in this paragraph), a Guarantor may consolidate or otherwise combine or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of such Guarantor, reincorporating such Guarantor in another jurisdiction, or changing the legal form of such Guarantor.

VII. The following is the text of Section 10.05 as it would appear in amended form if the Proposed Amendments were  adopted.

Section 10.05 Releases

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor or a sale or other disposition of all of the Capital Stock of any Person which is a Parent Holdco of that Guarantor and that Guarantor ceases to be a Restricted Subsidiary as a result of the sale or other disposition, in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor or a sale or other disposition of all of the Capital Stock of any Person which is a Parent Holdco of that Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically and unconditionally released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

VIII. Affiliate Subordination Agreement

We are also soliciting the consent of Eligible Holders to authorize and direct the Trustee to enter into a subordination agreement, on behalf of itself and the holders of the Notes, with, among others, the Company, Exopack Holdings S.A. and Exopack Intermediate Holdings S.a r.l., pursuant to which the liabilities and obligations of Exopackthe Company, and the Guarantors owed to (i) shareholders and (ii) to each other and their subsidiaries shall be subordinated in right and priority of payment to the Notes, the North American ABL Facility, the GE UK Facility and the New Indebtedness on customary terms.

In particular, the Affiliate Subordination Agreement will govern the following classes of indebtedness:

•

all sums, liabilities and obligations payable or owing by any member of the Group to any senior creditor under: the Notes, the New Senior Notes, the New Term Loan, the North American ABL Facility and the GE UK Facility, any future senior indebtedness and any finance documents related thereto (“Liabilities”);

•

all sums, liabilities and obligations payable or owed by Exopack Holdings S.A. to Exopack Intermediate Holdings S.à r.l. and Exopack Intermediate Holdings S.à r.l. to its shareholders under (among other instruments and agreements) the preferred equity certificates and the asset linked preferred equity certificates (“Shareholder Liabilities”); and

•

all sums, liabilities and obligations payable or owed by any member of the Group to each other and their subsidiaries (the “Intra-Group Liabilities” and together with the Shareholder Liabilities, the “Subordinated Liabilities”). Exopack Intermediate Holdings S.à r.l., Exopack Holdings S.A. and the lenders of Intra-Group Liabilities are referred to herein as the “Subordinated Lenders”.

Pursuant to the Affiliate Subordination Agreement, we expect that the Subordinated Lenders will agree that:

•

until the date on which all Liabilities (in respect of which Exopack Holdings S.à r.l., or any member of the Group is a borrower, guarantor or is subject to a restriction or covenant under the debt documents documenting such Liabilities, a “Restricted Company”) have been fully paid and discharged and the commitments under the Notes, the New Senior Notes, the New Term Loan, the North American ABL Facility and the GE UK Facility, have been cancelled (the “Discharge Date”), the Subordinated Liabilities of such Restricted Company shall be irrevocably subordinated to all Liabilities and, except with respect to certain permitted payments, subject in right of payment to the Liabilities. The subordination shall also apply upon and after the application for the commencement of bankruptcy, insolvency, liquidation, reorganization proceedings or other similar proceedings or any similar insolvency event in relation to any member of the Group;

•

with respect to certain permitted payments, no Group member which is a Restricted Company will make any prepayment or payment on account of, or grant or permit to subsist any security in respect of, the Subordinated Liabilities nor shall the Subordinated Lenders demand or receive any such payment or prepayment or security or commence any proceedings against any Group member or take any action in respect of the Subordinated Liabilities or any part thereof, save as expressly permitted under the Affiliate Subordination Agreement;

•

in the event of payment or prepayment being made to the Subordinated Lenders, or any other action resulting in the receipt of funds by the Subordinated Lenders with respect to Subordinated Liabilities, or a security being held by the Subordinated Lenders in breach of any provision of the Affiliate Subordination Agreement, the Subordinated Lenders shall forthwith pay to the relevant agent for the account of the senior creditors for application in accordance with the order of application described below, any sum or other assets which shall have been received by it in consequence of such breach and until such payment or transfer the Subordinated Lenders will hold such sums or other assets or such security on trust for the senior creditors;

•

in the event of a disposal of any asset of any member of the Group which is subject to a security interest governed by the laws of a jurisdiction other than that of the United States (an “International Security Interest”) pursuant to an enforcement of such security or a disposal of such assets at the request of the holders of such security at a time when such security has become enforceable, the claims and any security granted in favor of the Subordinated Lenders and any other member of the Group against or over such assets shall be unconditionally and irrevocably released;

•

in the event of a disposal of shares in any member of the Group incorporated outside the United States or any holding company of a member of the Group incorporated outside the United States pursuant to an enforcement of an International Security Interest over such shares or a disposal of such shares at the request of the holders of such International Security Interest at a time when such security has become enforceable, the claims in favor of the Subordinated Lenders and any other member of the Group against or over such member of the Group, such holding company, its assets, its subsidiaries and its subsidiaries’ assets shall be unconditionally and irrevocably released; and

•

except with respect of certain permitted payments, none of the Subordinated Lenders nor Exopack Holdings S.A. shall knowingly take or omit to take any action which would, or could reasonably be expected to result or cause the subordination contemplated by the Affiliate Subordination Agreement or rights of the senior lenders thereunder to be terminated, impaired or adversely affected in any manner whatsoever.

The Affiliate Subordination Agreement will provide that all monies and other assets received or recovered by, turned over or paid to an agent under the Subordinated Liabilities pursuant to the Affiliate Subordination Agreement will be applied in the following order:

(a)	prior to the discharge date of the obligations under the New Term Loan:

(i)	first, in or towards payments of unpaid fees, costs, expenses and liabilities incurred by or on behalf of the collateral agent for the New Term Loan;

(ii)	second, in or towards payment of unpaid and outstanding obligations under the New Term Loan;

(iii)

third, if the Subordinated Lender which turned over the relevant amount received it from an intra-group debtor which is an obligor under the North American ABL Facility or the GE UK Facility, in or towards payment of the surplus to the agents under such facilities for application in accordance with clause (b)(i) below, or, if the Subordinated Lender which turned over the relevant amount received it from an intra-group debtor which is not an obligor under the North American ABL Facility or the GE UK Facility, in or towards payment of the surplus to the trustee under the New Senior Notes or the Trustee for application in accordance with clause (b)(ii), (iii) or (iv) below, as applicable;

(b)	after the discharge date of the obligations under the New Term Loan:

(i)

in respect of recoveries received from an intra-group lender received from an intra-group debtor which is an obligor under the North American ABL Facility or the GE UK Facility (an “ABL Obligor”): first, in or towards payment of unpaid fees, costs, expenses and liabilities incurred by or on behalf of the agents for the North American ABL Facility or the GE UK Facility; second, in or toward payment of unpaid and outstanding obligations under the North American ABL Facility and the GE UK Facility; and third, in or towards payment of the surplus to the trustee under the New Senior Notes or the Trustee (in the case of clause (b)(iv) below) for application in accordance with clause (b)(ii),(iii) or (iv) below;

(ii)

in respect of recoveries received from a Subordinated Lender which is a New Senior Notes Guarantor and Guarantor but not an ABL Obligor: first, in or towards payment of unpaid fees, costs, expenses and liabilities incurred by or on behalf of the Trustee and the trustee under the New Senior Notes; second, in or towards payments (on a pari passu and pro rata basis) of unpaid and outstanding obligations under the New Senior Notes and the Notes; and third, in or towards payment of the surplus to the relevant Subordinated Lender;

(iii)

respect of recoveries received from a Subordinated Lender which is a New Senior Notes Guarantor, but not a Guarantor or an ABL Obligor: first, in or towards payment of unpaid fees, costs, expenses and liabilities incurred by or on behalf of the trustee under the New Senior Notes; second, in or towards of unpaid and outstanding obligations under the New Senior Notes; and third, in or towards payment of the surplus to the relevant Subordinated Lender; and

(iv)

respect of recoveries received from a Subordinated Lender which is a Guarantor, but not a New Senior Notes Guarantor or an ABL Obligor: first, in or towards payment of unpaid fees, costs, expenses and liabilities incurred by or on behalf of the Trustee; second, in or towards payments of unpaid and outstanding obligations under the Notes; and third, in or towards payment of the surplus to the relevant Subordinated Lender.

The Affiliate Subordination Agreement will also include customary provisions in connection with the actions which shall be taken by the Subordinated Lenders upon the occurrence of certain bankruptcy events in relation to Exopack Holdings S.A.

The Affiliate Subordination Agreement will be governed by New York law.

IX. Conforming changes.

We are also soliciting the consent of Eligible Holders to permit and approve any and all conforming changes to the Indenture and the Notes that may be required to effect the Consents or the consummation of the Refinancing or the other transactions as set out herein.